As filed with the Securities and Exchange Commission on August 23, 2010

Registration No. 333 -166749

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________________

FORM S-1/A
 (Amendment No.2)

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

CHINA TMK BATTERY SYSTEMS INC.
(Exact name of registrant as specified in its charter)

Nevada	333-139660	98-0506246
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

Sanjun Industrial Park
No. 2 Huawang Rd., Dalang Street
Bao'an District, Shenzhen 518109
People's Republic of China
(Address of principal executive offices)

(86) 755 28109908
(Registrant's telephone number, including area code)

Jin Hu, Chief Financial Officer	Scott C. Kline, Esq.
China TMK Battery Systems Inc.	Pillsbury Winthrop Shaw Pittman LLP
Sanjun Industrial Park, No. 2 Huawang Rd.,	63 Fremont Street.
Dalang Street, Bao'an District, Shenzhen, China 518109	San Francisco, CA 94105-2228
(86) 755 28109908	(415) 983-1523

(Names, addresses and telephone numbers of agents for service)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this Registration Statement, as determined by market conditions and other factors.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [  ]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement the same offering. [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer," "accelerated filer,” and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer [ ]	Accelerated filer [ ]
Non-accelerated filer [ ]	Smaller reporting company [X]
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be	Amount to be	Proposed maximum	Proposed maximum	Amount of registration
registered	registered(1)	offering price per share	aggregate offering price	fee
Common stock, $0.001 par value	6,171,000(2)	$1.97	$12,156,870(3)	$870.00
Common stock, $0.001 par value	3,401,320 (4)	$1.60	$5,442,112(5)	$390.00
Total	9,572,320	-	$17,598,982	$1,260(6)

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities to be offered or issued by the registrant to the selling stockholders upon adjustment under anti-dilution provisions covering stock splits, stock dividends and similar transactions.
(2) Represents shares of the registrant's common stock issued in the February 2010 private placement to certain accredited investors
(3) The proposed maximum aggregate price per unit was estimated pursuant to Rule 457(c) promulgated under the Securities Act of 1933, as amended, solely for the purpose of determining the registration fee, based on the average of high and low prices of the registrant's common stock as quoted on the over-the-counter bulletin board on May 17, 2010.
(4) Represents shares of the registrant's common stock issuable upon exercise of five-year warrants to purchase shares of the registrant's common stock by the selling stockholders named in this registration statement.
(5) Calculated in accordance with Rule 457(g) based upon the price at which the warrants may be exercised.
(6)  An aggregate registration fee of $1,260 has been previously paid in connection with the initially filed registration statement on Form S-1 (No. 333-166749).

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall hereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. No person may sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and no person named in this prospectus is soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS

Subject to completion, dated August 23, 2010

CHINA TMK BATTERY SYSTEMS INC.

9,572,320 Shares of Common Stock

This prospectus relates to the resale of up to 9,572,320 shares of our common stock being offered by the selling stockholders named in this prospectus, which includes:

•         5,486,000 shares of Common Stock issued to certain accredited investors in the February 2010 private placement;

•         2,743,000 shares of Common Stock issuable upon the exercise of five-year warrants issued to the investors in the private placement;

•         560,000 shares of Common Stock issued to Hudson Securities, Inc. and its designees, in consideration for merger and acquisition advisory services;

•         553,020 shares of Common Stock issuable upon the exercise of five-year warrants issued to Hudson Securities, Inc. and its designees and 105,300 shares of Common Stock issuable upon the exercise of five-year warrants issued to SHP Securities, LLC and its designees, in consideration for placement agent services performed in connection with the private placement; and

•         125,000 shares issued to Hayden Communications International, Inc., in consideration for investor relations services in connection with the private placement.

We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants held by the selling stockholders, if exercised for cash, which we will use for working capital purposes.

Our common stock is traded on the Over-the-Counter Bulletin Board under the symbol, “DFEL.” The closing bid price for our common stock on August 18, 2010, is $1.4435 per share.

The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 11 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ___________, 2010.

You should only rely on the information contained in this prospectus. We have not, and the selling stockholders have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is accurate only as of the date on the front cover, but the information may have changed since that date.

SUMMARY

The items in the following summary are described in more detail later in this prospectus. This summary provides an overview of selected information and does not contain all the information you should consider. Therefore, you should also read the more detailed information set out in this prospectus, including the financial statements, the notes thereto and matters set forth under "Risk Factors." For certain defined terms, see "Use of Terms" on Page 7.

Overview of Our Business

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries, which are commonly used to power applications such as, vacuum cleaners and other household electrical appliances; cordless power tools; medical devices; light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles; light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs. However, we have derived a major portion of our revenues to date from sales of your Ni-MH rechargeable batteries for the cordless household electrical appliances, high-power electrical tools and electrical toys market.  During the fiscal years ended December 31, 2009 and 2008, this market accounted for 91% and 75% of our revenues, respectively.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we selectively use automation in our manufacturing process to ensure the high uniformity and precision in our products required by our customers while maintaining our cost-competitive advantage.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. More recently, we have developed nickel-metal hydride batteries for use in traffic control and traffic lighting applications and have recently secured a contract for sale of these types of batteries to a U.S. customer, Alexis Power Systems, Inc. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs.

We are actively seeking opportunities to expand into the Lithium-Ion battery space. We hold a lithium battery patent and some of our current customers are also purchasers of Lithium-Ion batteries. We have developed working prototypes of our Lithium-Ion battery and have enlisted the cooperation of some of these customers to use and test these prototypes in their products and provide feedback to us regarding whether the batteries meet their requirements or how they can be improved.  In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications.

Our operations have grown since our inception in September 2001.  While our working capital decreased from $3.4 million in fiscal year 2008 to $-2.7 million in fiscal year 2009 because of a $2.2 million increase in the current portion of long term loan, a $1.2 million increase of a current loan and a $1.9 million decrease in accounts receivable. Our revenues increased from $24.9 million in fiscal year 2007 to $48.6 million in fiscal year 2009, representing a compounded growth rate of approximately 39.6%, and our net income increased from $5.7 million in fiscal year 2008 to $7.5  million in fiscal year 2009, a 32% increase from period to period. We are searching for a potential acquiree to develop our production capacity to meet the demands of our customers and grow our business, and have signed an MOU with one such company discussed under “Our Corporate History” below.

In this prospectus, we refer to information and statistics regarding the battery Industry that we have obtained from a variety of sources. This information is publicly available for free and has not been specifically prepared for us for use in this prospectus or otherwise.

Overview of Our Industry

The battery industry has experienced significant growth in recent years as a result of increased global demand for portable electronic applications. The higher power requirements, small size, and high-rate discharge of these devices have also driven steady progress in battery technology. The battery industry can be broadly divided into non-rechargeable (or primary) and rechargeable (or secondary) segments. Rechargeable batteries have increased their share of the overall battery market as they have become more cost and time efficient for use over sustained periods. They also help address environmental concerns over disposal of non-rechargeable batteries.

End-product applications which are driving the demand for our primary product, Ni-MH rechargeable batteries, include personal portable electronic devices, or PEDs. Demand for batteries for Personal PEDs, in particular, is driven by two factors: the sales of new devices and the market for the replacement of batteries. A Personal PEDs original equipment manufacturer, or OEM, generally includes a battery with a new device which needs to be replaced from time to time. Demand in the replacement market is in turn driven by a number of factors, including the consumer's desire to purchase a second battery to carry as a spare in the event of emergencies and the finite life of batteries requiring consumers to replace expired batteries in their devices. In addition, consumers in China tend to sell and resell Personal PEDs during their useful life which sale and resale usually results in a purchase replacement batteries. As a result, we expect that as the number of subscribers for active devices increases, the amount of replacement batteries sold will also increase. We also expect interest in electric vehicles and hybrid electric vehicles to increase demand for Ni-MH rechargeable batteries substantially.

China's battery industry has historically focused on lower-end batteries, with Japan and Korea providing the technical innovation and producing higher-end and rechargeable batteries. However, we believe that as the Chinese government continues to support battery makers in terms of financial backing and research, China's R&D and manufacturing capabilities will become more developed.

Competition

We face competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than the Company has. We compete against other Ni-MH battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. While the consumer segment of the market is highly competitive, the industrial segment is less competitive. The Company believes that in China it has approximately 16% market share of high-rate discharge batteries. Our primary competitors in the Ni-MH battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., Shenzhen Grepow Battery Company, Hunan Coran Power Company and HuanYu Power Source Co., Ltd.

We believe that we are leveraging our low-cost advantage to compete favorably with our competitors. Compared to Korean and Japanese cell makers, we are able to source our needs for skilled labor and raw materials locally and economically. Our substantially expanded production capacity has translated into greater purchasing power, thereby helping us negotiate lower purchase prices for materials. Furthermore, our strong proprietary technologies and use of a combination of manual labor and automation at the key stages of the manufacturing process enable us to enhance our production efficiency, resulting in further reduction in cost, while ensuring high uniformity and high-quality standards.

We believe that the following competitive strengths enable us to compete effectively in, and to capitalize on the growth of, the global Ni-MH battery market:

  One Stop Solution for Rechargeable Power Supply. We believe that the key to capturing and retaining customers is our intense focus on providing critical advice and feedback to clients during the design phase of new consumer products. We use an integrated approach to servicing customers, providing real-time design feedback during the design phase, which assures that customers can maintain their design vision while also having a stable and dependable power source. Our one-stop approach allows for pricing premiums that enhance our gross margin and helps cement long term relationships with clients. Our management estimates that our approach results in a 50% margin enhancement, compared to other businesses in the rechargeable power supply industry in China.

  Strong R&D capabilities. We place a strong emphasis on R&D, particularly on technological innovation and the development of new battery cell materials and products. We have established a dedicated R&D center with what we believe to be the most advanced equipment in China. Our R&D team consists of 2 researchers and scientists, led by Huang Junbiao. Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

  China-based, low-cost manufacturing model. We conduct all of our manufacturing activities in Shenzhen, China. Our access to China's abundant supply of skilled and low-cost labor, as well as our ability to source raw materials, equipment, land and manufacturing facilities locally and economically, has considerably lowered our operating cost and expenses as a percentage of revenues. Because our products are not subject to any customs duty as compared to those imported from our Japanese and Korean competitors, we believe we enjoy a cost advantage in the domestic market for customers in China's electronics manufacturing base.

  Optimal use of automation in production process. We selectively use automation in our manufacturing process to ensure high uniformity and precision in our products while maintaining our cost-competitive advantage. As a fully automated production line is very expensive, we tailor our semi-automated solution based on stages of the manufacturing process and product attributes. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We believe this considerably reduces our capital expenditure requirements.

  Experienced management team with proven technology and operational record. We have an experienced management team. Mr. Henjan Wu, our Chairman, has extensive management experience. Ms. Xiangjun Liu, our Chief Executive Officer, has more than 20 years of management, engineering and sales experience in the battery industry. Mr. Jin Hu, our Chief Financial Officer and Treasurer, has extensive experience in financial management. Mr. Junbiao Huang, our Chief Technology Officer, has led our in-house R&D team in making significant progress in technology innovations and improvements, product development, and optimizing the use of battery cell materials.

Our Growth Strategy

We believe we are well positioned to take advantage of the opportunities presented by growing market demand for rechargeable batteries. Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of Ni-MH batteries and Lithium-Ion batteries for leading end-application manufacturers. We intend to achieve this objective by pursuing the following strategies:

  Rapid Expansion of Ni-MH Production Capacity. We are receiving additional demand for our products from our existing customer base, new customer opportunities and new industry segments. We have a large backlog of opportunities that currently cannot be executed due to manufacturing capacity constraints. Utilizing excess space on an unused floor of our current factory, we are adding two manufacturing lines and have additional space for future expansion.

  Expand Product Offerings into New Battery Chemistries and Applications. We are continually developing new applications for our products. There are a number of applications including the hybrid automobile market and the back-up power supply industries. Our high-quality battery solutions are ideal for each of these segments. We have had numerous discussions with Chinese automobile manufacturers seeking solutions for new electric cars. We are also working with a number of prospective partners on opportunities to expand our products into the back- up power supply market. Toxicity and relatively short life of lead acid batteries makes the Ni-MH battery an ideal replacement solution for back-up power for telecommunications, traffic control, and traffic lighting segments. In anticipation of expanding into the lithium-ion battery space to address other opportunities, we have entered into a letter of intent to acquire a Chinese R&D company that produces Lithium-Ion batteries for automobiles

  Enhance leading-edge technology through continual innovation. We intend to continue committing substantial resources to R&D in order to improve our technologies, develop new products and optimize the use of new battery cell materials. In particular, our R&D efforts will focus on (1) developing more advanced technologies to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production; (2) developing and commercializing cost-effective and easily available substitute materials for existing raw materials that are more expensive and in unstable supply; (3) enhancing our product quality, reliability and features to satisfy stringent OEM requirements of leading end-application manufacturers and to keep abreast of rapidly changing industry standards and evolving market trends; and (4) cooperating closely with our partners to improve our technologies and develop new application markets.

  Continue our cost leadership through yield improvements and refining our manufacturing process. We believe that cost-effectiveness will be critical to our future success in an increasingly price-sensitive market. We intend to achieve greater economies of scale by expanding our production capacity. We will also focus on enhancing our yields by reducing our defect ratio through continual worker training and strict raw material quality control, and refining our semi-automated manufacturing process. We intend to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production through the use of advanced technologies. We also will focus on continuing our development and commercialization of batteries that utilize cost-effective and easily available substitute materials for expensive raw materials.

  Establish our Lithium-Ion batteries production capacity. We believe that consumer demand for Lithium- Ion battery will grow quickly. We have a Lithium-Ion battery patent and customers who are the purchasers of both Ni- MH and Lithium-Ion batteries. We intend to establish production capacity for Lithium-Ion batteries in the near future in order to meet consumer demand.

Risk Factors

Our ability to successfully operate our business and achieve our goals and strategies is subject to numerous risks as discussed more fully in the section titled "Risk Factors," including for example:

  our ability to maintain competitive prices for our products if our sales volume declines;

  the continued success of the manufacturers of the end applications that use our products, and the continued growth in demand for portable electronic devices; in particular;

  our ability to keep up with rapid technological changes and evolving industry standards to keep our products from becoming obsolete and less marketable;

  any difficulty in servicing our debt;

  loss of key members of our senior management; and

  an unexpected change in the PRC government's regulation of rechargeable power supply industry in China, or changes in China's economic situation and legal environment could affect our operations.

Any of the above risks could materially and negatively affect our business, financial position and results of operations. An investment in our common stock involves risks. You should read and consider the information set forth in "Risk Factors" and all other information set forth in this prospectus before investing in our common stock.

Corporate Information

We were incorporated under the laws of the State of Nevada on June 21, 2006. We were originally formed as an exploration stage company to engage in the search for mineral deposits or reserves. From inception through September 2007, we conducted preliminary exploration activities on certain properties in White Bay, Newfoundland, Canada, on which we held six gold mining claims, pursuant to the Claim Purchase Agreement. Our activities included the conduct of preliminary geological mapping and trenching on the properties, which determined that there were no economic quantities of minerals or reserves whatsoever on any of the properties. Prior to the end of our fiscal year ended September 30, 2008, we decided to redirect our business focus towards identifying and pursuing options regarding the development of a new business plan and direction. From September 2008 through to the date of our reverse acquisition, discussed below, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity. As a result of the reverse acquisition transaction, we terminated the Claim Purchase Agreement and now conduct our operations in the PRC through our wholly owned PRC subsidiary, TMK.

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leading Asia and its consolidated subsidiaries.

Use of Certain Defined Terms

Except where the context otherwise requires and for the purposes of this report only:

the “Company,” “we,” “us,” and “our” refer to the combined business of China TMK Battery Systems Inc., a Nevada corporation (formerly, Deerfield Resources, Ltd.), and its wholly owned subsidiaries, Leading Asia Pacific Investment Limited, or “Leading Asia,” a BVI company, Good Wealth Capital Investment Limited, or “Good Wealth,” a Hong Kong company, and Shenzhen TMK Power Industries Ltd., or “TMK,” a PRC limited company, as the case may be;

“BVI” refers to the British Virgin Islands;
“Exchange Act” refers the Securities Exchange Act of 1934, as amended;
“Hong Kong” refers to the Hong Kong Special Administrative Region of the People's Republic of China;
“PRC,” “China,” and “Chinese,” refer to the People's Republic of China;
“Renminbi” and “RMB” refer to the legal currency of China;
“SEC” refers to the Securities and Exchange Commission;
“Securities Act” refers to the Securities Act of 1933, as amended; and
“U.S. dollars,” “dollars” and “$” refer to the legal currency of the United States. Throughout this prospectus, we have converted RMB to USD as follows:

The Offering

Common stock offered by selling stockholders	9,572,320 shares of our common stock, including up to 6,171,000 shares of our common stock issued to the selling stockholders, and up to 3,401,320 shares of our common stock issuable upon the exercise of outstanding warrants held by the selling stockholders named in this prospectus. This number represents 25.94% of our current outstanding common stock (1)

Common stock outstanding before the offering	36,888,000 shares.

Common stock outstanding after the offering	40,289,320 shares, assuming full exercise of the warrants offered for resale by the selling stockholders

Proceeds to us	We will not receive any proceeds from the sales by the selling stockholders, but we will receive funds from the exercise of warrants, if exercised for cash, held by the selling stockholders which we will use for working capital purposes.

Over the Counter Bulletin Board, or OTCBB, symbol:	DFEL

Risk Factors:	See "Risk Factors" beginning on page 11 and the other information in this prospectus for a discussion of the factors you should consider before deciding to invest in our common stock.

(1) Based on 40,289,320 shares of common stock outstanding (assuming full exercise of the warrants offered for resale by the selling stockholders).

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table summarizes selected financial data regarding our business and should be read in conjunction with our consolidated financial statements and related notes contained elsewhere in this prospectus and the information under "Management's Discussion and Analysis of Financial Condition and Results of Operations." The financial statement data as of and for each of the fiscal years ended December 31, 2009 and 2008 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The financial statement data as of and for the nine months ended June 30, 2010 and 2009 have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

STATEMENT OF INCOME
	Six Months Ended June 30,		Years Ended December 31,
	2010	2009	2009	2008
Revenues	30,019,190	21,278,432	48,645,907	36,846,151
Cost of revenues	(23,481,135)	(16,078,400)	(36,547,011)	(28,236,136)
Gross profit	6,538,055	5,200,032	12,098,896	8,610,015
Operating expenses	3,927,401	1,257,644	2,871,810	2,606,136
Income from operations	2,610,654	3,942,388	9,227,086	6,003,879
Income before taxes	1,399,136	3,629,545	8,827,602	5,657,045
Provision for income taxes	(596,558)	(537,390)	(1,347,115)	0
Net income	802,578	3,092,155	7,493,155	5,657,045
Basic Earnings Per Share	0.02	0.12	0.30	0.22
Diluted Earnings Per Share	0.02	0.12	0.30	0.22

BALANCE SHEET DATA
	Six Months Ended June 30		Years Ended December 31,
	2010	2009	2009	2008
Working capital	2,967,298	1,784,631	(2,719,498)	3,395,091
Current assets	14,473,099	13,567,333	7,772,854	10,391,091
Total assets	48,389,960	25,832,273	36,056,649	16,755,804
Current liabilities	11,505,801	11,782,702	10,492,352	6,996,000
Long-term liabilities	12,489,398	2,637,540	9,830930	0
Total liabilities	23,995,199	14,420,242	20,323,282	6,996,000
Shareholders' equity	24,394,761	11,412,031	15,733,367	9,759,804
Total liabilities and equity	48,389,960	25,832,273	36,056,649	16,755,804

RISK FACTORS

The shares of our common stock are highly speculative in nature, involve a high degree of risk and should be purchased only by persons who can afford to lose the entire amount invested in the common stock. Before purchasing our common stock, you should carefully consider the following factors relating to our business and prospects. If any of the following risks actually occurs, our business, financial condition or operating results will suffer, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information about us contained in this prospectus, including our financial statements and related notes.

RISKS RELATED TO OUR BUSINESS

We face risks related to general domestic and global economic conditions and to the current credit crisis.

We currently generate sufficient operating cash flows, which combined with access to the credit markets, provides us with significant discretionary funding capacity. However, the current uncertainty arising out of domestic and global economic conditions, including the recent disruption in credit markets, poses a risk to the economies in which we operate that has impacted demand for our products and services, and may impact our ability to manage normal relationships with our customers, suppliers and creditors. If the current situation deteriorates significantly, our business could be materially negatively impacted, including such areas as reduced demand for our products and services from a slow-down in the general economy, or supplier or customer disruptions resulting from tighter credit markets. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on the Company's operating results and financial condition.

We are primarily dependent on sales of Ni-MH batteries for the cordless household electrical appliances, high-power electrical tool, and electrical toys market. A reduction in the volume or average price of the batteries that we sell for this market would cause our overall revenue to decline.

We have derived a major portion of revenues to date from sales of our Ni-MH batteries for the cordless household electrical appliances, high-power electrical tools, and electrical toys market. While we intend to diversify our revenue sources by expanding to other markets, including the Uninterruptible Power Supply, or UPS, the Hybrid Electric Vehicle, or HEV, and Electric Vehicle, or EV, markets, we expect that sales of batteries used for the cordless household electrical appliances, high-power electrical tool, and electrical toys market will continue to comprise a significant portion of our revenues in the near future. Accordingly, any decrease in the demand for our battery cells resulting from success of competing products, slower than expected growth of sales or other adverse developments may materially and adversely affect our business and cause our overall revenue to decline. In addition, our expansion to other markets may not increase our revenue to a level that would enable us to materially reduce our dependence on sales used for the market we owned.

Our future success depends on the success of manufacturers of the end applications that use our products.

As we expand to the battery markets for cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS, HEV, and EV, our future success depends on whether end application manufacturers are willing to use batteries that incorporate our products. To secure acceptance of our products, we must constantly develop and introduce more reliable and cost-effective battery cells with enhanced functionality to meet evolving industry standards. Our failure to gain acceptance of our products from these manufacturers could materially and adversely affect our future success.

Even if a manufacturer decides to use batteries that incorporate our products, the manufacturer may not be able to market and sell its products successfully. The manufacturer's inability to market and sell its products successfully, whether from lack of market acceptance or otherwise, could materially and adversely affect our business and prospects because this manufacturer may not order new products from us. If we cannot achieve the expected level of sales, we will not be able to make sufficient profits to offset the expenditures we have incurred to expand our production capacity, nor will we be able to grow our business. Accordingly, our business, financial condition, results of operations and future success would be materially and adversely affected.

Our business depends on the growth in demand for portable electronic devices.

As the market demand for portable electronic devices is directly related to the demand for our products, a fast growing portable electronic device market will be critical to the success of our business. In anticipation of an expected increase in demand for portable electronic devices such as the cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS in the next few years, we have expanded our manufacturing capacity. However, the markets we have targeted, including those of the PRC, may not achieve the level of growth we expect. If this market fails to achieve our expected level of growth, we will have excess production capacity and may not be able to generate enough revenue to maintain our profitability.

We experience fluctuations in quarterly and annual operating results.

Our quarterly and annual operating results have fluctuated in the past and likely will fluctuate in the future. The demand for our products is driven largely by demand for the end-product applications that are powered by our products. Accordingly, the rechargeable battery industry is affected by market conditions that are often outside our control. Our results of operations may fluctuate significantly from period to period due to a number of factors, including seasonal variations in consumer demand for batteries and their end applications, capacity ramp up by competitors, industry-wide technological changes, the loss of a key customer and the postponement, rescheduling or cancellation of large orders by a key customer. As a result of these factors and other risks discussed in this section, period-to-period comparisons should not be relied upon to predict our future performance.

Management's estimates and assumptions affect reported amounts of expenses and changes in those estimates could impact operating results.

Goodwill and other indefinite-lived intangible assets are tested for impairment at least annually, and the results of such testing may adversely affect our financial results. We use a variety of valuation techniques in determining fair value. The impairment review is highly judgmental and involves the use of significant estimates and assumptions. These estimates and assumptions have a significant impact on the amount of any impairment charge recorded, and actual results may differ significantly from the estimates and assumptions used.

We recognize deferred tax assets and liabilities for the expected future tax consequences of events which are included in the financial statements or tax returns. In assessing the whether deferred tax assets are realizable, management makes certain assumptions about whether the deferred tax assets will be realized. We expect the deferred tax assets currently recorded to be fully realizable, however there can be no assurance that an increased valuation allowance would not need to be recorded in the future.

Our failure to keep up with rapid technological changes and evolving industry standards may cause our products to become obsolete and less marketable, resulting in loss of market share to our competitors.

The rechargeable battery market is characterized by changing technologies and evolving industry standards, which are difficult to predict. This, coupled with frequent introduction of new products and models, has shortened product life cycles and may render our products obsolete or unmarketable. Our ability to adapt to evolving industry standards and anticipate future standards will be a significant factor in maintaining and improving our competitive position and our prospects for growth. To achieve this goal, we have invested and plan to continue investing significant financial resources in our R&D infrastructure. R&D activities, however, are inherently uncertain, and we might encounter practical difficulties in commercializing our research results. Accordingly, our significant investment in our R&D infrastructure may not bear fruit. On the other hand, our competitors may improve their technologies or even achieve technological breakthroughs that would render our products obsolete or less marketable. Therefore, our failure to effectively keep up with rapid technological changes and evolving industry standards by introducing new and enhanced products may cause us to lose our market share and to suffer a decrease in our revenue.

A change in our product mix may cause our results of operations to differ substantially from the anticipated results in any particular period.

Our overall profitability may not meet expectations if our products, customers or geographic mix are substantially different than anticipated. Our profit margins vary among products, customers and geographic markets. Consequently, if our mix of any of these is substantially different from what is anticipated in any particular period, our profitability could be lower than anticipated.

We may not be able to manage our expansion of operations effectively.

We were established in September 1999 and have grown rapidly since. We are in the process of significantly expanding our business in order to meet the increasing demand for our products, as well as capture new market opportunities. As we continue to grow, we must continue to improve our operational and financial systems, procedures and controls, increase manufacturing capacity and output, and expand, train and manage our growing employee base. In order to fund our ongoing operations and our future growth, we need to have sufficient internal sources of liquidity or access to additional financing from external sources. Furthermore, our management will be required to maintain and strengthen our relationships with our customers, suppliers and other third parties. As a result, our continued expansion has placed, and will continue to place, significant strains on our management personnel, systems and resources. We also will need to further strengthen our internal control and compliance functions to ensure that we will be able to comply with our legal and contractual obligations and minimize our operational and compliance risks. Our current and planned operations, personnel, systems, internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

We may not be able to substantially increase our manufacturing output in order to maintain our cost competitiveness.

We believe that our ability to provide cost-effective products is one of the most significant factors that contributed to our current success and will be essential for our future growth. We believe this is one of our competitive advantages over our Japanese and Korean competitors. In order to continue doing so, we will need to increase our manufacturing output to a level that will enable us to substantially reduce the cost of our products on a per unit basis through economies of scale. However, our ability to substantially increase our manufacturing output is subject to significant constraints and uncertainties, including:

  the need to raise significant additional funds to purchase and prepay raw materials or to build additional manufacturing facilities, which we may be unable to obtain on reasonable terms or at all;

  delays and cost overruns as a result of a number of factors, many of which may be beyond our control, such as increases in raw material prices and problems with equipment vendors;

  delays or denial of required approvals by relevant government authorities;

  diversion of significant management attention and other resources; and

  failure to execute our expansion plan effectively.

If we are unable to increase our manufacturing output because of any of the risks described above, we may be unable to maintain our competitive position or achieve the growth we expect. Moreover, even if we expand our manufacturing output, we may not be able to generate sufficient customer demand for our products to support our increased production output.

We have been and most likely will continue to be subject to rapidly declining average selling prices, which may harm our revenue and gross profits.

The end-products of our batteries such as cordless household electrical appliances, high-power electrical tool, electrical toys, medical devices, UPS, cellular phones and notebook computers are subject to rapid declines in average selling prices due to rapidly evolving technologies, industry standards and consumer preferences. As a result, manufacturers of these electronic devices expect us as suppliers to cut our costs and lower the price of our products in order to mitigate the negative impact on their own margins. We have reduced the price of our products in the past in order to meet market demand and expect to continue to face market-driven downward pricing pressures in the future. Our revenue and profitability will suffer if we are unable to offset any declines in our average selling prices by developing new or enhanced products with higher selling prices or gross profit margins, increasing our sales volumes or reducing our costs on a timely basis.

Maintaining our manufacturing operations requires significant capital expenditures, and our inability or failure to maintain our operations would have a material adverse impact on our market share and ability to generate revenue.

We had capital expenditures of approximately $6 million and $2.5 million in fiscal years 2009 and 2008, respectively. We may incur significant additional capital expenditures as a result of unanticipated expenses, regulatory changes and other events that impact our business. If we are unable or fail to adequately maintain our manufacturing capacity or quality control processes, we could lose customers and there could be a material adverse impact on our market share and our ability to generate revenue.

We do not have long-term purchase commitments from our customers, which may result in significant uncertainties and volatility with respect to our revenue from period to period.

We do not have long-term purchase commitments from our customers and the term of our sales contracts with our customers is typically one year. Furthermore, these contracts leave certain major terms such as price and quantity of products open to be determined in each purchase order. These contracts also allow parties to re-adjust the contract price for substantial changes in market conditions. As a result, if our customers hold stronger bargaining power than us or the market conditions are in their favor, we may not be able to enjoy the price downside protection or upside gain. Furthermore, our customers may decide not to continue placing purchase orders with us in the future at the same level as in prior periods. As a result, our results of operations may vary from period to period and may fluctuate significantly in the future.

We have significant short-term debt obligations, which mature in less than one year. Failure to extend those maturities of, or to refinance, that debt could result in defaults, and in certain instances, foreclosures on our assets. Moreover, we may be unable to obtain financing to fund ongoing operations and future growth.

At December 31, 2009, we had short-term bank loans of $4.72 million and long-term bank loans of $2.45 million maturing within one year, long-term bank loans of $9.24 million maturing over one year. Failure to obtain extensions of the maturity dates of, or to refinance, these obligations or to obtain additional equity financing to meet these debt obligations would result in an event of default with respect to such obligations and could result in the foreclosure on the collateral. The sale of such collateral at foreclosure would significantly disrupt our ability to produce products for our customers in the quantities required by customer orders or deliver products in a timely fashion, which could significantly lower our revenues and profitability. We may be able to refinance or obtain extensions of the maturities of all or some of such debt only on terms that significantly restrict our ability to operate, including terms that place additional limitations on our ability to incur other indebtedness, to pay dividends, to use our assets as collateral for other financing, to sell assets or to make acquisitions or enter into other transactions. Such restrictions may adversely affect our ability to finance our future operations or to engage in other business activities. If we finance the repayment of our outstanding indebtedness by issuing additional equity or convertible debt securities, such issuances could result in substantial dilution to our stockholders.

While we believe that our revenue growth projections and our ongoing cost controls will allow us to generate cash and achieve profitability in the foreseeable future, there is no assurance as to when or if we will be able to achieve our projections. Our future cash flows from operations, combined with our accessibility to cash and credit, may not be sufficient to allow us to finance ongoing operations in the next 12 months or to make required investments for future growth.  We may need to seek additional credit or access capital markets for additional funds for our planned acquisition of Shenzhen DongFang Hualian Technology Ltd., as well as to increase our capacity to reduce our backlog in NI-MH orders in the next 12 months. There is no assurance that we would be successful in this regard.

We are dependent on a limited number of customers for a significant portion of our revenues and this dependence is likely to continue.

We have been dependent on a limited number of customers for a significant portion of our revenue. Our top five customers accounted for approximately 41% and 38.3% of our revenues in the years ended December 31, 2009 and 2008, respectively. Dependence on a few customers could make it difficult to negotiate attractive prices for our products and could expose us to the risk of substantial losses if a single dominant customer stops purchasing our products. We expect that a limited number of customers will continue to contribute to a significant portion of our sales in the near future. Our ability to maintain close relationships with these top customers is essential to the growth and profitability of our business. If we fail to sell our products to one or more of these top customers in any particular period, or if a large customer purchases fewer of our products, defers orders or fails to place additional orders with us, or if we fail to develop additional major customers, our revenue could decline, and our results of operations could be adversely affected. As we expand our product portfolio and target new market segments, our customer composition as well as the identity and concentration of our top customers are expected to change from period to period. However, if we fail to find alternative sources of demand for our products, our revenue may be substantially impacted.

We may not be able to accurately plan our production based on our sales contracts, which may result in excess product inventory or product shortages.

Our sales contracts typically provide for a non-binding, three-month forecast on the quantity of products that our customers may purchase from us. We typically have only a 25-45 day lead time to manufacture products to meet our customers' requirements once our customers place orders with us. To meet the short delivery deadline, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate in light of this forecast, our past dealings with such customers, market conditions and other relevant factors. Our customers' final purchase orders may not be consistent with our estimates. If the final purchase orders substantially differ from our estimates, we may have excess product inventory or product shortages. Excess product inventory could result in unprofitable sales or write-offs as our products are susceptible to obsolescence and price declines. Producing additional products to make up for any product shortages within a short time frame may be difficult, making us unable to fill out the purchase orders. In either case, our results of operation would fluctuate from period to period.

We depend on third parties to supply key raw materials and components to us. Failure to obtain a sufficient supply of these raw materials and components in a timely fashion and at reasonable costs could significantly delay our production and shipments, which would cause us to breach our sales contracts with our customers.

We purchase from Chinese domestic suppliers certain key raw materials and components such as electrolytes, electrode materials and import separators, a key component of battery cells. We purchase raw materials and components on the basis of purchase orders. In the absence of firm and long-term contracts, we may not be able to obtain sufficient supply of these raw materials and components from our existing suppliers or alternates in a timely fashion or at a reasonable cost. Our failure to secure sufficient supply of key raw materials and components in a timely fashion would result in a significant delay in our production and shipments, which may cause us to breach our sales contracts with our customers. Furthermore, failure to obtain sufficient supply of these raw materials and components at a reasonable cost could also harm our revenue and gross profit margins.

Fluctuations in prices and availability of raw materials, particularly lithium cobalt dioxide, could increase our costs or cause delays in shipments, which would adversely impact our business and results of operations.

Our operating results could be adversely affected by increases in the cost of raw materials, particularly nickel metal, the primary cost component of our battery products, or other product parts or components. Nickel metal market prices floated from RMB100 to 250 per KG in fiscal year 2006, from RMB 200 to 400 per KG in fiscal year 2007, from RMB 100 to 250 per KG in fiscal year 2008. Nickel traded as high as RMB 409 per KG on May, 2007. The increase in cobalt's market price has negatively impacted our financial results in recent years. We historically have not been able to fully offset the effects of higher costs of raw materials through price increases to customers or by way of productivity improvements.

A significant increase in the price of one or more raw materials, parts or components or the inability to successfully implement price increases / surcharges to mitigate such cost increases could have a material adverse effect on our results of operations.

We face intense competition from other battery cell manufacturers, many of which have significantly greater resources.

The market for battery cells used for portable electronic devices such as mp3, mp4, and camera is intensely competitive and is characterized by frequent technological changes and evolving industry standards. We expect competition to become more intense. Increased competition may result in decline in average selling prices, causing a decrease in gross profit margins. We have faced and will continue to face competition from manufacturers of traditional rechargeable battery cells, such as nickel-cadmium batteries, from manufacturers of rechargeable battery cells of more recent technologies, such as liquid electrolyte, lithium-ion and lithium polymer battery cells, as well as from companies engaged in the development of batteries incorporating new technologies.

Many of these existing competitors have greater financial, personnel, technical, manufacturing, marketing, sales and other resources than we do. As a result, these competitors may be in a stronger position to respond quickly to market opportunities, new or emerging technologies and evolving industry standards. Many of our competitors are developing a variety of battery technologies, such as lithium polymer and fuel cell batteries, which are expected to compete with our existing product line. Other companies undertaking R&D activities of solid-polymer lithium-ion batteries have developed prototypes and are constructing commercial scale production facilities. It is possible that our competitors will be able to introduce new products with more desirable features than ours and their new products will gain market acceptance. If our competitors successfully do so, we may not be able to maintain our competitive position and our future success would be materially and adversely affected.

Our business depends substantially on the continuing efforts of our senior executives and other key personnel, and our business may be severely disrupted if we lost their services.

Our future success heavily depends on the continued service of our senior executives and other key employees. In particular, we rely on the expertise and experience of our Chairman, Mr. Henian Wu, our Chief Executive Officer, Ms. Xiangjun Liu, and our Chief Technology Officer, Mr. Junbiao Huang. If one or more of our senior executives are unable or unwilling to continue to work for us in their present positions, we may have to spend a considerable amount of time and resources searching, recruiting and integrating the replacements into our operations, which would substantially divert management's attention from our business and severely disrupt our business. This may also adversely affect our ability to execute our business strategy. Moreover, if any of our senior executives joins a competitor or forms a competing company, we may lose customers, suppliers, know-how and key personnel. Each of our executive officers has entered into an employment agreement with us, which contains non-competition and confidentiality clauses. However, if any dispute arises between our executive officers and the Company, it is hard to predict the extent to which any of these agreements could be enforced in China, where these executive officers reside, in light of the uncertainties with China's legal system.

The success of our business depends on our ability to attract, train and retain highly skilled employees and key personnel.

Because of the highly specialized, technical nature of our business, we must attract, train and retain a sizable workforce comprising highly skilled employees and other key personnel. Since our industry is characterized by high demand and intense competition for talent, we may have to pay higher salaries and wages and provide greater benefits in order to attract and retain highly skilled employees or other key personnel that we will need to achieve our strategic objectives. As we are still a relatively young company and our business has grown rapidly, our ability to train and integrate new employees into our operations may not meet the requirements of our growing business. Our failure to attract, train or retain highly skilled employees and other key personnel in numbers that are sufficient to satisfy our needs would materially and adversely affect our business.

Manufacturing or use of our products may cause accidents, which could result in significant production interruption, delay or claims for substantial damages.

Due to the high energy density inherent in Ni-MH batteries, our batteries can pose certain safety risks, including the risk of fire. Although we incorporate safety procedures in the research, development, manufacture and transportation of batteries that are designed to minimize safety risks, the manufacture or use of our products may still cause accidents. Any accident, whether occurring at the manufacturing facilities or from the use of our products, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damages.

We manufacture and market Ni-MH batteries only. If a viable substitute product or chemistry emerges and gains market acceptance, our business, financial condition and results of operations will be materially and adversely affected.

We manufacture and market Ni-MH batteries only. As we believe that the market for Ni-MH batteries has good growth potential, we have focused our R&D activities on exploring new chemistry and formula to enhance our product quality and features while reducing cost. Some of our competitors are conducting R&D on alternative battery technologies, such as lithium and fuel based cells. If any viable substitute product emerges and gains market acceptance because it has more enhanced features, more power, more attractive pricing, or better reliability, the market demand for our products may be reduced, and accordingly our business, financial condition and results of operations would be materially and adversely affected.

We face risks associated with the marketing, distribution and sale of our products internationally, and if we are unable to effectively manage these risks, they could impair our ability to expand our business abroad.

In the years ended December 31, 2009 and 2008, we derived 3.5% and 10.5%, respectively, of our sales from outside the PRC. The marketing, international distribution and sale of our products expose us to a number of risks, including:

  fluctuations in currency exchange rates;

  difficulty in engaging and retaining distributors that are knowledgeable about, and can function effectively in, overseas markets;

  increased costs associated with maintaining marketing efforts in various countries;

  difficulty and cost relating to compliance with the different commercial and legal requirements of the overseas markets in which we offer our products;

  inability to obtain, maintain or enforce intellectual property rights; and

  trade barriers such as export requirements, tariffs, taxes and other restrictions and expenses, which could increase the prices of our products and make us less competitive in some countries.

We rely on third parties whose operations are outside our control.

We rely on arrangements with third-party shippers and carriers such as independent shipping companies for timely delivery of our products to our customers. As a result, we may be subject to carrier disruptions and increased costs due to factors that are beyond our control, including labor strikes, inclement weather, natural disasters and rapidly increasing fuel costs. If the services of any of these third parties become unsatisfactory, we may experience delays in meeting our customers' product demands and we may not be able to find a suitable replacement on a timely basis or on commercially reasonable terms. Any failure to deliver products to our customers in a timely and accurate manner may damage our reputation and could cause us to lose customers.

We also utilize third party distributors and manufacturer's representatives to sell, install and service certain of our products. While we are selective in whom we choose to represent us, it is difficult for us to ensure that our distributors and manufacturer's representatives consistently act in accordance with the standards we set for them. To the extent any of our end-customers have negative experiences with any of our distributors or manufacturer's representatives; it could reflect poorly on us and damage our reputation, thereby negatively impacting our financial results.

Defects in our products could result in a loss of customers and decrease in revenue, unexpected expenses and a loss of market share.

We have purchased certain product liability insurance from some PRC-based insurance companies to provide against any claims against us based on our product quality. If any of our products is found to have reliability, quality or compatibility problems, we will be required to accept returns, provide replacement, provide refund, or pay damages. As our insurance policy imposes a ceiling for maximum coverage and high deductibles, we may not be able to obtain from our insurance policy an amount enough to compensate our customers for damages they suffered attributable to the quality of our products. Moreover, as our insurance policy also excludes certain types of claims from its coverage and if any of our customers' claims against us falls into those exclusions, we would not receive any amount from our insurance policy at all. In either case, we may still be required to incur substantial amounts to indemnify our customers in respect of their product quality claims against us, which would materially and adversely affect the results of our operations and severely damage our reputation.

We may be exposed to infringement or misappropriation claims by third parties, which, if determined adversely to us, could cause our loss of significant rights and inability to continue providing our existing product offerings.

Our success also depends largely on our ability to use and develop our technology and know-how without infringing the intellectual property rights of third parties. The validity and scope of claims relating to nickel metal hydride battery technology patents involve complex scientific, legal and factual questions and analysis and, therefore, may be highly expensive and time-consuming. If there is a successful claim of infringement against us, we may be required to pay substantial damages to the party claiming infringement, develop non-infringing technologies or enter into royalty or license agreements that may not be available at acceptable terms, if at all. Our failure to develop non-infringing technologies or license the proprietary rights on a timely basis would harm our business. Protracted litigation could result in our customers, or potential customers, deferring or limiting their purchase or use of our products until resolution of such litigation. Parties making the infringement claim may also obtain an injunction that can prevent us from selling our products or using technology that contains the allegedly infringing contents. Any intellectual property litigation could have a material adverse effect on our business, results of operation and financial condition.

Future litigation could impact our financial results and condition.

Our business, results of operations and financial condition could be affected by significant future litigation or claims adverse to us. Types of potential litigation cases include: product liability, contract, employment-related, labor relations, personal injury or property damage, intellectual property, stockholder claims and claims arising from any injury or damage to persons, property or the environment from hazardous substances used, generated or disposed of in the conduct of our business (or that of a predecessor to the extent we are not indemnified for those liabilities).

We may not be able to prevent others from unauthorized use of our intellectual property, or others may challenge our intellectual property rights, which could harm our business and competitive position.

We rely on a combination of patent, trademark and trade secret laws, as well as confidentiality agreements to protect our intellectual property rights. We own three registered patents in China and have one pending patent applications in China. We have one registered trademarks in China and the European Union that cover various categories of goods and services. We can make no assurances that all the pending patent applications will result in issue of patents or, if issued, that it will sufficiently protect our intellectual property rights. Nor can we make any assurances that any patent, trademark or other intellectual property rights that we have obtained may not be challenged by third parties. Implementation of PRC intellectual property-related laws has historically been lax, primarily because of ambiguities in the PRC laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries. Policing unauthorized use of proprietary technology is difficult and expensive. The steps we have taken may not be adequate to prevent unauthorized use of our intellectual property rights. Reverse engineering, unauthorized copying or other misappropriation of our proprietary technologies could enable third parties to benefit from our technologies without paying us any royalties. Though we are not currently involved in any litigation with respect to intellectual property, we may need to enforce our intellectual property rights through litigation.

Compliance with environmental regulations can be expensive, and our failure to comply with these regulations may result in adverse publicity and a material adverse effect on our business.

As a manufacturer, we are subject to various PRC environmental laws and regulations on air emission, waste water discharge, solid waste and noise. Although we believe that our operations are in substantial compliance with current environmental laws and regulations, we may not be able to comply with these regulations at all times as the PRC environmental legal regime is evolving and becoming more stringent. Therefore, if the PRC government imposes more stringent regulations in the future, we will have to incur additional substantial costs and expenses in order to comply with new regulations, which may negatively affect our results of operations. If we fail to comply with any of the present or future environmental regulations in material aspects, we may suffer from negative publicity and may be required to pay substantial fines, suspend or even cease operations. Failure to comply with PRC environmental laws and regulations may materially and adversely affect our business, financial condition and results of operations.

Future government regulations or other standards could have an adverse effect on our operations.

Our operations are subject to other laws, regulations and licensing requirements of national and local authorities in the PRC. We are required to obtain licenses or permits from the PRC central government and from Guangdong province, where we operate, and to meet certain standards in the conduct of our business. The loss of such licenses, or the imposition of conditions to the granting or retention of such licenses, could have an adverse effect on us. In the event that these laws, regulations and/or licensing requirements change, we may be required to modify our operations or to utilize resources to maintain compliance with such rules and regulations. In addition, new regulations may be enacted that could have an adverse effect on us.

We have limited insurance coverage against damages or loss we might suffer.

The insurance industry in China is still in an early stage of development and business interruption insurance available in China offers limited coverage compared to that offered in many developed countries. We do not carry business interruption insurance and therefore any business disruption or natural disaster could result in substantial damages or losses to us. In addition, there are certain types of losses (such as losses from forces of nature) that are generally not insured because either they are uninsurable or insurance cannot be obtained on commercially reasonable terms. Should an uninsured loss or a loss in excess of insured limits occur, our business could be materially adversely affected. If we were to suffer any losses or damages to our manufacturing facilities, our business, financial condition and results of operations would be materially and adversely affected.

RISKS RELATED TO DOING BUSINESS IN CHINA

Changes in China's political or economic situation could harm us and our operating results.

Economic reforms adopted by the Chinese government have had a positive effect on the economic development of the country, but the government could change these economic reforms or any of the legal systems at any time. This could either benefit or damage our operations and profitability. Some of the things that could have this effect are:

  Level of government involvement in the economy;

  Control of foreign exchange;

  Methods of allocating resources;

  Balance of payments position;

  International trade restrictions; and

  International conflict.

The Chinese economy differs from the economies of most countries belonging to the Organization for Economic Cooperation and Development, or OECD, in many ways. For example, state-owned enterprises still constitute a large portion of the Chinese economy and weak corporate governance and a lack of flexible currency exchange policy still prevail in China. As a result of these differences, we may not develop in the same way or at the same rate as might be expected if the Chinese economy was similar to those of the OECD member countries.

Uncertainties with respect to the PRC legal system could limit the legal protections available to you and us.

We conduct substantially all of our business through our operating subsidiaries in the PRC. Our operating subsidiaries are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to foreign-invested enterprises. The PRC legal system is based on written statutes, and prior court decisions may be cited for reference but have limited precedential value. Since 1979, a series of new PRC laws and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, since the PRC legal system continues to evolve rapidly, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to you and us. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention. In addition, all of our executive officers and all of our directors are residents of China and not of the United States, and substantially all the assets of these persons are located outside the United States. As a result, it could be difficult for investors to affect service of process in the United States or to enforce a judgment obtained in the United States against our Chinese operations and subsidiaries.

You may have difficulty enforcing judgments against us.

We are a Nevada holding company, but most of our assets are located outside of the United States and most of our current operations are conducted in the PRC. In addition, most of our directors and officers are nationals and residents of countries other than the United States. A substantial portion of the assets of these persons is located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. It may also be difficult for you to enforce in U.S. courts judgments on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors, most of whom are not residents in the United States and the substantial majority of whose assets are located outside of the United States. In addition, there is uncertainty as to whether the courts of the PRC would recognize or enforce judgments of U.S. courts. Our counsel as to PRC law, has advised us that the recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. Courts in China may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based on treaties between China and the country where the judgment is made or on reciprocity between jurisdictions. China does not have any treaties or other arrangements that provide for the reciprocal recognition and enforcement of foreign judgments with the United States. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they decide that the judgment violates basic principles of PRC law or national sovereignty, security or the public interest. So it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States.

The PRC government exerts substantial influence over the manner in which we must conduct our business activities.

The PRC government has exercised and continues to exercise substantial control over virtually every sector of the Chinese economy through regulation and state ownership. Our ability to operate in China may be harmed by changes in its laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. We believe that our operations in China are in material compliance with all applicable legal and regulatory requirements. However, the central or local governments of the jurisdictions in which we operate may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.

Accordingly, government actions in the future, including any decision not to continue to support recent economic reforms and to return to a more centrally planned economy or regional or local variations in the implementation of economic policies, could have a significant effect on economic conditions in China or particular regions thereof and could require us to divest ourselves of any interest we then hold in Chinese properties or joint ventures.

Future inflation in China may inhibit our ability to conduct business in China.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2% . These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation. High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, and thereby harm the market for our products and our company.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

The majority of our revenues will be settled in RMB and U.S. dollars, and any future restrictions on currency exchanges may limit our ability to use revenue generated in RMB to fund any future business activities outside China or to make dividend or other payments in U.S. dollars. Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the RMB for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of RMB for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Fluctuations in exchange rates could adversely affect our business and the value of our securities.

The value of our common stock will be indirectly affected by the foreign exchange rate between U.S. dollars and RMB and between those currencies and other currencies in which our sales may be denominated. Appreciation or depreciation in the value of the RMB relative to the U.S. dollar would affect our financial results reported in U.S. dollar terms without giving effect to any underlying change in our business or results of operations. Fluctuations in the exchange rate will also affect the relative value of any dividend we issue that will be exchanged into U.S. dollars as well as earnings from, and the value of, any U.S. dollar-denominated investments we make in the future.

Since July 2005, the RMB has no longer been pegged to the U.S. dollar. Although the People's Bank of China regularly intervenes in the foreign exchange market to prevent significant short-term fluctuations in the exchange rate, the RMB may appreciate or depreciate significantly in value against the U.S. dollar in the medium to long term. Moreover, it is possible that in the future PRC authorities may lift restrictions on fluctuations in the RMB exchange rate and lessen intervention in the foreign exchange market.

Very limited hedging transactions are available in China to reduce our exposure to exchange rate fluctuations. To date, we have not entered into any hedging transactions. While we may enter into hedging transactions in the future, the availability and effectiveness of these transactions may be limited, and we may not be able to successfully hedge our exposure at all. In addition, our foreign currency exchange losses may be magnified by PRC exchange control regulations that restrict our ability to convert RMB into foreign currencies.

Currently, some of our raw materials and major equipment are imported. In the event that the U.S. dollars appreciate against RMB, our costs will increase. If we cannot pass the resulting cost increases on to our customers, our profitability and operating results will suffer. In addition, if our sales to international customers grow, we will be increasingly subject to the risk of foreign currency depreciation.

Restrictions under PRC law on our PRC subsidiaries' ability to make dividends and other distributions could materially and adversely affect our ability to grow, make investments or acquisitions that could benefit our business, pay dividends to you, and otherwise fund and conduct our businesses.

Substantially all of our revenues are earned by our PRC subsidiaries. However, PRC regulations restrict the ability of our PRC subsidiaries to make dividends and other payments to their offshore parent company. PRC legal restrictions permit payments of dividend by our PRC subsidiaries only out of their accumulated after-tax profits, if any, determined in accordance with PRC accounting standards and regulations. Our PRC subsidiaries are also required under PRC laws and regulations to allocate at least 10% of our annual after-tax profits determined in accordance with PRC GAAP to a statutory general reserve fund until the amounts in said fund reaches 50% of our registered capital. Allocations to these statutory reserve funds can only be used for specific purposes and are not transferable to us in the form of loans, advances or cash dividends. Any limitations on the ability of our PRC subsidiaries to transfer funds to us could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, pay dividends and otherwise fund and conduct our business.

Failure to comply with PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident stockholders to personal liability, limit our ability to acquire PRC companies or to inject capital into our PRC subsidiaries, limit our PRC subsidiary's ability to distribute profits to us or otherwise materially adversely affect us.

In October 2005, State Administration of Foreign Exchange, or SAFE, issued the Notice on Relevant Issues in the Foreign Exchange Control over Financing and Return Investment Through Special Purpose Companies by Residents Inside China, generally referred to as Circular 75, which required PRC residents to register with the competent local SAFE branch before establishing or acquiring control over an offshore special purpose company, or SPV, for the purpose of engaging in an equity financing outside of China on the strength of domestic PRC assets originally held by those residents. Internal implementing guidelines issued by SAFE, which became public in June 2007 (known as Notice 106), expanded the reach of Circular 75 by (1) purporting to cover the establishment or acquisition of control by PRC residents of offshore entities which merely acquire “control” over domestic companies or assets, even in the absence of legal ownership; (2) adding requirements relating to the source of the PRC resident's funds used to establish or acquire the offshore entity; (3) covering the use of existing offshore entities for offshore financings; (4) purporting to cover situations in which an offshore SPV establishes a new subsidiary in China or acquires an unrelated company or unrelated assets in China; and (5) making the domestic affiliate of the SPV responsible for the accuracy of certain documents which must be filed in connection with any such registration, notably, the business plan which describes the overseas financing and the use of proceeds. Amendments to registrations made under Circular 75 are required in connection with any increase or decrease of capital, transfer of shares, mergers and acquisitions, equity investment or creation of any security interest in any assets located in China to guarantee offshore obligations, and Notice 106 makes the offshore SPV jointly responsible for these filings. In the case of an SPV which was established, and which acquired a related domestic company or assets, before the implementation date of Circular 75, a retroactive SAFE registration was required to have been completed before March 31, 2006. This date was subsequently extended indefinitely by Notice 106, which also required that the registrant establish that all foreign exchange transactions undertaken by the SPV and its affiliates were in compliance with applicable laws and regulations. Failure to comply with the requirements of Circular 75, as applied by SAFE in accordance with Notice 106, may result in fines and other penalties under PRC laws for evasion of applicable foreign exchange restrictions. Any such failure could also result in the SPV's affiliates being impeded or prevented from distributing their profits and the proceeds from any reduction in capital, share transfer or liquidation to the SPV, or from engaging in other transfers of funds into or out of China.

We have asked our stockholders, who are PRC residents as defined in Circular 75, to register with the relevant branch of SAFE, as currently required, in connection with their equity interests in us and our acquisitions of equity interests in our PRC subsidiary. However, we cannot provide any assurances that they can obtain the above SAFE registrations required by Circular 75 and Notice 106. Moreover, because of uncertainty over how Circular 75 will be interpreted and implemented, and how or whether SAFE will apply it to us, we cannot predict how it will affect our business operations or future strategies. For example, our present and prospective PRC subsidiaries' ability to conduct foreign exchange activities, such as the remittance of dividends and foreign currency-denominated borrowings, may be subject to compliance with Circular 75 and Notice 106 by our PRC resident beneficial holders.

In addition, such PRC residents may not always be able to complete the necessary registration procedures required by Circular 75 and Notice 106. We also have little control over either our present or prospective direct or indirect stockholders or the outcome of such registration procedures. A failure by our PRC resident beneficial holders or future PRC resident stockholders to comply with Circular 75 and Notice 106, if SAFE requires it, could subject these PRC resident beneficial holders to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our subsidiaries' ability to make distributions or pay dividends or affect our ownership structure, which could adversely affect our business and prospects.

Our business and financial performance may be materially adversely affected if the PRC regulatory authorities determine that our acquisition of TMK constitutes a Round-trip Investment without MOFCOM approval.

On August 8, 2006, six PRC regulatory agencies promulgated the Regulation on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the 2006 M&A Rule, which became effective on September 8, 2006. According to the 2006 M&A Rule, a “Round-trip Investment” is defined as having taken place when a PRC business that is owned by PRC individual(s) is sold to a non-PRC entity that is established or controlled, directly or indirectly, by those same PRC individual(s). Under the 2006 M&A Rules, any Round-trip Investment must be approved by the Ministry of Commerce, or MOFCOM, and any indirect arrangement or series of arrangements which achieves the same end result without the approval of MOFCOM is a violation of PRC law.

On February 5, 2010, Mr. Henian Wu, our Chairman and a founder of TMK, entered into an option agreement with Ms. Guifang Li, the sole shareholder of Unitech, pursuant to which Mr. Wu was granted an option to acquire all of the equity interests of Unitech owned by Ms. Li. Mr. Wu may exercise this option at any time commencing six (6) months after the date on which a resale registration statement covering the shares issued under our recent private placement is declared effective by the SEC and ending on the fifth anniversary of the date thereof. After exercise of this option, Mr. Wu will be our controlling stockholder, through his ownership of Unitech. His acquisition of our equity interest, or the Acquisition, is required to be registered with the Administration of Industry and Commerce, or AIC, in China. He will also be required to make filings with the Shenzhen SAFE, to register the Company and its non-PRC subsidiaries to qualify them as SPVs, pursuant to Circular 75 and Circular 106.

The PRC regulatory authorities may take the view that the Acquisition and the Share Exchange Agreement are part of an overall series of arrangements which constitute a Round-trip Investment, because at the end of these transactions, Mr. Wu will become a majority owner and effective controlling party of a foreign entity that acquired ownership of our Chinese subsidiaries. The PRC regulatory authorities may also take the view that the registration of the Acquisition with the relevant AIC, and the filings with the Shenzhen SAFE may not be evidence that the Acquisition has been properly approved because the relevant parties did not fully disclose to the AIC, SAFE or MOFCOM the overall restructuring arrangements, the existence of the Share Exchange Agreement and its link with the Acquisition. If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment under the 2006 M&A Rules, we cannot assure you we may be able to obtain the approval required from MOFCOM.

If the PRC regulatory authorities take the view that the Acquisition constitutes a Round-trip Investment without MOFCOM approval, they could invalidate our acquisition and ownership of our Chinese subsidiaries. Additionally, the PRC regulatory authorities may take the view that the Acquisition constitutes a transaction which requires the prior approval of the China Securities Regulatory Commission, or CSRC, before MOFCOM approval is obtained. We believe that if this takes place, we may be able to find a way to re-establish control of our Chinese subsidiaries' business operations through a series of contractual arrangements rather than an outright purchase of our Chinese subsidiaries. But we cannot assure you that such contractual arrangements will be protected by PRC law or that the registrant can receive as complete or effective economic benefit and overall control of our Chinese subsidiaries' business than if the Company had direct ownership of our Chinese subsidiaries. In addition, we cannot assure you that such contractual arrangements can be successfully effected under PRC law. If we cannot obtain MOFCOM or CSRC approval if required by the PRC regulatory authorities to do so, and if we cannot put in place or enforce relevant contractual arrangements as an alternative and equivalent means of control of our Chinese subsidiaries, our business and financial performance will be materially adversely affected.

Under the New EIT Law, our PRC subsidiary is classified as a “resident enterprise” of China. Such classification will likely result in unfavorable tax consequences to us and our non-PRC stockholders.

China passed a new Enterprise Income Tax Law, or the New EIT Law, and its implementing rules, both of which became effective on January 1, 2008. Under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a “resident enterprise,” meaning that it can be treated in a manner similar to a Chinese enterprise for enterprise income tax purposes. The implementing rules of the New EIT Law define de facto management as “substantial and overall management and control over the production and operations, personnel, accounting, and properties” of the enterprise.

On April 22, 2009, the State Administration of Taxation issued the Notice Concerning Relevant Issues Regarding Cognizance of Chinese Investment Controlled Enterprises Incorporated Offshore as Resident Enterprises pursuant to Criteria of de facto Management Bodies, or the Notice, further interpreting the application of the New EIT Law and its implementation non-Chinese enterprise or group controlled offshore entities. Pursuant to the Notice, an enterprise incorporated in an offshore jurisdiction and controlled by a Chinese enterprise or group will be classified as a “non-domestically incorporated resident enterprise” if (i) its senior management in charge of daily operations reside or perform their duties mainly in China; (ii) its financial or personnel decisions are made or approved by bodies or persons in China; (iii) its substantial assets and properties, accounting books, corporate chops, board and shareholder minutes are kept in China; and (iv) at least half of its directors with voting rights or senior management often resident in China. A resident enterprise would be subject to an enterprise income tax rate of 25% on its worldwide income and must pay a withholding tax at a rate of 10% when paying dividends to its non-PRC shareholders. However, it remains unclear as to whether the Notice is applicable to an offshore enterprise incorporated by a Chinese natural person. Nor are detailed measures on imposition of tax from non-domestically incorporated resident enterprises are available. Therefore, it is unclear how tax authorities will determine tax residency based on the facts of each case.

Our PRC subsidiary, TMK, is deemed to be a  “resident enterprise” for PRC enterprise income tax purposes, resulting in a number of unfavorable PRC tax consequences. First, we are subject to the enterprise income tax at a rate of 25% on our worldwide taxable income as well as PRC enterprise income tax reporting obligations. In our case, this means that income such as interest on financing proceeds and non-China source income is subject to PRC enterprise income tax at a rate of 25%.  Second, although under the New EIT Law and its implementing rules dividends paid to us from our PRC subsidiaries would qualify as “tax-exempt income,” we cannot guarantee that such dividends will not be subject to a 10% withholding tax, as the PRC foreign exchange control authorities, which enforce the withholding tax, have not yet issued guidance with respect to the processing of outbound remittances to entities that are treated as resident enterprises for PRC enterprise income tax purposes. Finally, it is possible that future guidance issued with respect to the new “resident enterprise” classification could result in a situation in which a 10% withholding tax is imposed on dividends we pay to our non-PRC shareholders and with respect to gains derived by our non-PRC shareholders from transferring our shares.

We may be exposed to liabilities under the Foreign Corrupt Practices Act and Chinese anti-corruption laws, and any determination that we violated these laws could have a material adverse effect on our business.

We are subject to the Foreign Corrupt Practice Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute, for the purpose of obtaining or retaining business. We have operations, agreements with third parties and we make most of our sales in China. The PRC also strictly prohibits bribery of government officials. Our activities in China create the risk of unauthorized payments or offers of payments by the employees, consultants, sales agents or distributors of our Company, even though they may not always be subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA or Chinese anti-corruption laws may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition. In addition, the U.S. government may seek to hold our Company liable for successor liability FCPA violations committed by companies in which we invest or that we acquire.

RISKS RELATED TO THE MARKET FOR OUR STOCK GENERALLY

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the OTC Bulletin Board. The OTC Bulletin Board is a significantly more limited market than established trading markets such as the New York Stock Exchange or NASDAQ. The quotation of our shares on the OTC Bulletin Board may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock and could have a long-term adverse impact on our ability to raise capital in the future. We plan to list our common stock as soon as practicable. However, we cannot assure you that we will be able to meet the initial listing standards of any stock exchange, or that we will be able to maintain any such listing.

We may be subject to penny stock regulations and restrictions and you may have difficulty selling shares of our common stock.

The SEC has adopted regulations which generally define so-called “penny stocks” to be an equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. Our common stock is a “penny stock” and is subject to Rule 15g-9 under the Exchange Act, or the Penny Stock Rule. This rule imposes additional sales practice requirements on broker-dealers that sell such securities to persons other than established customers and “accredited investors” (generally, individuals with a net worth in excess of $1,000,000 or annual incomes exceeding $200,000, or $300,000 together with their spouses). For transactions covered by Rule 15g-9, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. As a result, this rule may affect the ability of broker-dealers to sell our securities and may affect the ability of purchasers to sell any of our securities in the secondary market, thus possibly making it more difficult for us to raise additional capital.

For any transaction involving a penny stock, unless exempt, the rules require delivery, prior to any transaction in penny stock, of a disclosure schedule prepared by the SEC relating to the penny stock market. Disclosure is also required to be made about sales commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements are required to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stock.

There can be no assurance that our common stock will qualify for exemption from the Penny Stock Rule. In any event, even if our common stock were exempt from the Penny Stock Rule, we would remain subject to Section 15(b)(6) of the Exchange Act, which gives the SEC the authority to restrict any person from participating in a distribution of penny stock, if the SEC finds that such a restriction would be in the public interest.

Provisions in our articles of incorporation and bylaws or Nevada law might discourage, delay or prevent a change of control of us or changes in our management and, therefore depress the trading price of the common stock.

Nevada corporate law and our articles of incorporation and bylaws contain provisions that could discourage, delay or prevent a change in control of our Company or changes in its management that our stockholders may deem advantageous. These provisions:

  deny holders of our common stock cumulative voting rights in the election of directors, meaning that stockholders owning a majority of our outstanding shares of common stock will be able to elect all of our directors;

  require any stockholder wishing to properly bring a matter before a meeting of stockholders to comply with specified procedural and advance notice requirements; and

  allow any vacancy on the board of directors, however the vacancy occurs, to be filled by the directors.

We do not intend to pay dividends for the foreseeable future.

For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our common stock. Accordingly, investors must be prepared to rely on sales of their common stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our common stock. Any determination to pay dividends in the future will be made at the discretion of our board of directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our board deems relevant.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. . The forward-looking statements are contained principally in the sections entitled “Description of Business,” “Risk Factors,” and “Management's Discussion and Analysis of Financial Condition and Results of Operations.” These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, the factors described in the section captioned “Risk Factors” below. In some cases, you can identify forward-looking statements by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “would” and similar expressions intended to identify forward-looking statements. Forward-looking statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. These forward-looking statements include, among other things, statements relating to:

  our anticipated growth strategies and our ability to manage the expansion of our business operations effectively;

  our ability to keep up with rapidly changing technologies and evolving industry standards, including our ability to achieve technological advances;

  our dependence on the growth in demand for the end applications that are powered by our products;

  our ability to diversify our product offerings and capture new market opportunities;

  our ability to source our needs for skilled labor, machinery and raw materials economically;

  the loss of key members of our senior management; and

  uncertainties with respect to the PRC legal and regulatory environment.

Also, forward-looking statements represent our estimates and assumptions only as of the date of this report. You should read this report and the documents that we reference and filed as exhibits to this report completely and with the understanding that our actual future results may be materially different from what we expect. Except as required by law, we assume no obligation to update any forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in any forward-looking statements, even if new information becomes available in the future.

USE OF PROCEEDS

We will not receive any proceeds from the sale of common stock covered by this prospectus. To the extent that the selling stockholders exercise for cash, all of the warrants covering the 3,401,320 shares of common stock registered for resale under this prospectus, we would receive approximately $5,442,112 million in the aggregate from such exercises. We intend to use such proceeds for general corporate and working capital purposes.

DIVIDEND POLICY

We have never declared dividends or paid cash dividends. Any gains on an investment in our common stock will likely occur through an increase in our stock price, which may or may not occur. Our board of directors will make any future decisions regarding dividends. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the near future.

MARKET FOR OUR COMMON STOCK

Our common stock is quoted under the symbol “DFEL” on the Electronic Bulletin Board maintained by the Financial Industry Regulatory Authority, however there is not currently, nor has there ever been, an active trading market for our common stock, and no information is available for the prices of our common stock, as reported by www.quotemedia.com. The CUSIP number is 244535209.

All of the shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective. We currently have outstanding 36,888,000 shares of common stock, 2,750,000 of which can currently be sold under Rule 144.

We plan to furnish our stockholders with an annual report for each fiscal year ending December 31 containing financial statements audited by our independent certified public accountants. We are subject to the information reporting requirements of the Exchange Act. As such, we file annual, quarterly and current reports and other documents with the SEC. We intend to maintain compliance with the periodic reporting requirements of the Exchange Act.

As of August 18, 2010, there were approximately 68 stockholders of record of our common stock. The number of record holders does not include persons who held our common stock in nominee or "street name" accounts through brokers.

DILUTION

Our net tangible book value per share of common stock as of December 31, 2009 was $314.7. Net tangible book value per share is determined by dividing our net tangible book value (total assets less intangible assets including knowhow, trademarks and copyrights and less total liabilities) by the number of outstanding shares of our capital stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to us, our net tangible book value will be unaffected by this offering.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries, which are commonly used to power applications such as, vacuum cleaners and other household electrical appliances; cordless power tools; medical devices; light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles; light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we have automated key stages of our manufacturing process to be able to produce high-quality battery cells that consistently meet the stringent requirements of our customers.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. Some of our customers include Siemens, LG, Electrolux, Bosch, Venom, and Changhong.

More recently, we have developed a working prototype of a hybrid electric vehicle battery pack and are producing sample cells for testing for an electric vehicle battery pack. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs. We are also actively seeking opportunities to expand into the Lithium-Ion battery space. We have a lithium battery patent and some customers who are the purchasers of both nickel-metal hydride battery and Lithium-Ion battery. Therefore, we are searching for the potential acquiree to develop our production capacity to meet the demand of our customers and to grow our business, and have signed an MOU with one such company discussed under the “Our Corporate History” heading. In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications. We have developed working prototypes of both nickel-metal hydride battery and Lithium-Ion battery and sent to our customers for testing and expect to get our first purchase orders before the end of 2010.

Our operations have grown since our inception in September 2001.  Our revenues increased $11.8 million, or 32.1%, to $48.6 million in fiscal year 2009, from $36.8 million in fiscal year 2008.

Upon the closing of the reverse acquisition on February 10, 2010, James W. Morgon, our sole director and officer, resigned as our director and from all offices of the Company that he held. Also upon the closing of the reverse acquisition, our board of directors increased its size to five (5) members and appointed Mr. Henian Wu, Mr. Zongfu Wang, Mr. Junbiao Huang, Ms. Xiangjun Liu and Mr. Jun Tu to fill the vacancies created by Mr. Morgon's resignation and such increase. In addition, our board of directors appointed Ms. Xiangjun Liu to serve as our Chief Executive Officer and President, Mr. Xiaodong Xiao to serve as our Chief Financial Officer and Mr. Jinfeng Huang to serve as our Chief Technology Officer, effective immediately at the closing of the reverse acquisition. On May 1, 2010, Mr. Xiao resigned as Chief Executive Officer and the Board appointed Mr. Jin Hu to serve as the Company's new Chief Financial Officer.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder, its stockholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into the Make Good Escrow Agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment. As of June 30, 2010, there was no accrual related to the Make Good Escrow Agreement as we deem the probability of payments to be remote based on sales orders received so far or expected to be received during the 2010 period.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

  Growth in the Chinese Economy. We operate our facilities in China and derive almost all of our revenues from sales to customers in China. Economic conditions in China, therefore, affect virtually all aspects of our operations, including the demand for our products, the availability and prices of our raw materials and our other expenses. China has experienced significant economic growth, achieving a compound annual growth rate of over 10% in gross domestic product from 1996 through 2008. China is expected to experience continued growth in all areas of investment and consumption, even in the face of a global economic recession. However, China has not been entirely immune to the global economic slowdown and is experiencing a slowing of its growth rate.

  Demand for Ni-MH-Based Batteries. All of our products are Ni-MH-based rechargeable batteries. Rechargeable Ni-MH-based batteries, compared to other types of rechargeable batteries based on nickel cadmium chemistries, have a higher energy density, meaning a greater energy capacity relative to a given battery cell's weight and size, and are considered to have a much lower environmental impact due to the absence of toxic cadmium, and while lithium-based rechargeable batteries have a higher energy density than Ni-MH batteries, they also have a much lower shelf-life than Ni-MH batteries and are more expensive. In addition, Ni-MH batteries have the following advantages: very low degradation, with less than 5% after 100 full charge/discharge cycles; ability to store and provide power in a wide temperature range (-58oF to +176oF) making them a very reliable energy source for solar lighting and in-field uninterruptible power systems; and slow rate of discharge, retaining 90% of full capacity after 28 days, making them ideal for in- field uninterruptible power supply systems with minimum maintenance requirements. As a result, use of Ni-MH-based batteries has risen significantly in portable consumer electronics products, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery- operated toys. As the cost/power ratio of Ni-MH-based batteries continues to improve, it is expected that its usage will also extend into other applications.

  PRC Economic Stimulus Plans. The PRC government has issued a policy entitled “Central Government Policy On Stimulating Domestic Consumption To Counter The Damage Result From Export Business Of The Country,” pursuant to which the PRC Central Government is dedicating approximately $580 billion to stimulate domestic consumption. Companies that are either directly or indirectly related to construction, and to the manufacture and sale of building materials, electrical household appliances and telecommunication equipment, are expected to benefit. An executive order has been announced that the PRC Central Government will improve the living standard in the country's rural areas by subsidizing the purchase of any electric household appliance for every household in the rural area. We expect to indirectly benefit from the economic stimulus plan through the demand of products using Ni-MH-based batteries.

  Product Development and Brand Recognition. We believe that in order to compete effectively in our product market, we need to constantly improve the quality of our products and deliver new products. As such, we face the challenge of expanding our research and development capacity. We need to maintain a strong and sufficient research and development team and identify the right directions for our research and development. We also face the long-term challenge of developing our brand recognition. In addition to providing high quality products and effective project execution, we believe that in order to promote our brand recognition, strengthen the management of our distribution network and improve our sales revenue and market share, we will also need to continue expanding our sales channels and engage in more sophisticated marketing. With adequate funding, we plan to acquire a number of competitors that are strong in direct sales and channels to compliment our strengths in product design, integration, and implementation. We believe that this strategy would result in driving our strength in products and services to a wider client base.

Taxation

United States, BVI and Hong Kong

We are subject to United States tax at a tax rate of 34%. No provision for income taxes in the United States has been made as we have no income taxable in the United States. Leading Asia was incorporated in the BVI and under the current laws of the BVI, is not subject to income taxes. Good Wealth was incorporated in Hong Kong and under the current laws of Hong Kong, is subject to Profits Tax of 16.5% . No provision for Hong Kong Profits Tax has been made as Leading Asia has no taxable income.

China

Before the implementation of the New EIT Law, Foreign Invested Enterprises, or  FIEs, established in the PRC, unless granted preferential tax treatments by the PRC government, were generally subject to an earned income tax, or EIT, rate of 33.0%, which included a 30.0% state income tax and a 3.0% local income tax. On March 16, 2007, the National People's Congress of China passed the New EIT Law and on November 28, 2007, the State Council of China passed the New EIT Law Implementing Rules, which took effect on January 1, 2008. The New EIT Law and its implementing rules impose a unified EIT of 25.0% on all domestic-invested enterprises and FIEs, unless they qualify under certain limited exceptions. Despite these changes, the New EIT Law gives FIEs established before March 16, 2007, or Old FIEs, a five-year grandfather period during which they can continue to enjoy their existing preferential tax treatments. During this five-year grandfather period, the Old FIEs which enjoyed tax rates lower than 25% under the original EIT law will be subject to gradually increased EIT rates over a 5-year period until their tax rate reaches 25%. In addition, the Old FIEs that are eligible for other preferential tax treatments by the PRC government under the original EIT law are allowed to continue enjoying their preference until these preferential treatment periods expire. The discontinuation of any such special or preferential tax treatment or other incentives would have an adverse effect on any organization's business, fiscal condition and current operations in China.

TMK is registered in PRC and was entitled to tax advantages granted by the local government for corporate income taxes and sales taxes commencing in 2005. TMK was entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. The government granted TMK a 15% EIT rate for a three-year period which is due to expire at the end of fiscal year 2010, subject to renewal after passing  government verification of our Hi-Tech company status.  Under the New EIT Law, companies designated as High- and New-Technology Enterprises may enjoy a reduced national EIT rate of 15%, subject to government verification for Hi-Tech company status in every three years. TMK was granted qualification as a High-Tech Enterprise and is now subject to the reduced EIT rate of 15%.

In addition to the changes to the current tax structure, under the New EIT Law, an enterprise established outside of China with “de facto management bodies” within China is considered a resident enterprise and will normally be subject to an EIT of 25% on its global income. The implementing rules define the term “de facto management bodies” as “an establishment that exercises, in substance, overall management and control over the production, business, personnel, accounting, etc., of a Chinese enterprise.” Our Hong Kong subsidiary, Good Wealth is a non-resident enterprise but our PRC subsidiary, TMK, is deemed to be a resident enterprise under PRC law so its global income is subject to PRC income tax of 25%.

In addition, the New EIT Law and its implementing rules generally provide that a 10% withholding tax applies to China-sourced income derived by non-resident enterprises for PRC enterprise income tax purposes unless the jurisdiction of incorporation of such enterprises' stockholder has a tax treaty with China that provides for a different withholding arrangement. TMK is considered an FIE and is directly held by our subsidiary in Hong Kong. According to a 2006 tax treaty between the Mainland and Hong Kong, dividends payable by an FIE in China to the company in Hong Kong who directly holds at least 25% of the equity interests in the FIE will be subject to a no more than 5% withholding tax. We expect that such 5% withholding tax will apply to dividends paid to Good Wealth by TMK, but this treatment will depend on our status as a non-resident enterprise.

Our future effective income tax rate depends on various factors, such as tax legislation, the geographic composition of our pre-tax income and non-tax deductible expenses incurred. Our management carefully monitors these legal developments and will timely adjust our effective income tax rate when necessary.

Pursuant to the Provisional Regulation of China on Value Added Tax, or VAT, and its implementing rules, all entities and individuals that are engaged in the sale of goods, the provision of repairs and replacement services and the importation of goods in China are generally required to pay VAT at a rate of 17.0% of the gross sales proceeds received, less any deductible VAT already paid or borne by the taxpayer. Further, when exporting goods, the exporter is entitled to some or all of the refund of VAT that it has already paid or borne.  Accordingly, our subsidiary, TMK, is subject to the Provisional Regulation of China on VAT and its implementing rules, at a rate of 17.0% of gross sales proceeds received.  TMK’s imported raw materials that are used for manufacturing export products are exempt from import VAT and in fiscal year 2009, 3.6% of TMK’s total revenue was sold overseas and was not subject to VAT.

Results of Operations

Comparison of Six Month Periods Ended June 30, 2010 and 2009

The following table sets forth key components of our results of operations during the six month periods ended June 30, 2010 and 2009, respectively, both in dollars and as a percentage of our net sales. As the acquisition of Leading Asia, Good Wealth and TMK was entered into on February 10, 2010 and acquisition of Borou on July 14, 2009 and during the periods indicated such entities were the only entities in our combined business that had operations, the results of operations below refer only to that of Leading Asia, Good Wealth, Borou and TMK.

	For Six Months Ended
	June 30,
	2010		2009
		(as		(as
	(in	percent of	(in	percent of
	dollars)	revenue)	dollars)	revenue)

Revenue	$30,019,190	100.0%	$21,278,432	100.0%
Cost of Goods Sold	(23,481,135)	(78.2%	)	(16,078,400)	(75.6%	)
Gross Profit	6,538,055	21.8%		5,200,032	24.4%

Operating Costs and Expenses
Selling expenses	732,806	2.4%		396,304	1.9%
Depreciation	66,579	0.2%		58,398	0.3%
General and administrative	2,634,622	8.8%		565,182	2.7%
Research and development	493,394	1.6%		237,760	1.1%
Total operating expenses	3,927,401	13.7%		1,257,644	5.9%
Income from operations	2,610,654	8.7%		3,942,388	18.5%

Other income (expenses):
Interest expense	(486,790)	(1.6%	)	(312,165)	(1.5%	)
Change in market value of Embedded derivative	(664,373)	(2.2%	)	-	0.0%
Other income, net	(60,355)	(0.2%	)	(678)	(0.0%	)
Total other expenses	(1,211,518)	(4.0%	)	(312,843)	(1.5%	)

Income before income taxes	1,399,136	4.7%		3,629,545	17.1%
Income taxes	(596,558)	(2.0%	)	(537,390)	(2.5%	)
Net income	802,578	2.7%		3,092,155	14.5%

Revenue. Our revenue increased to $30.0 million in the six months ended June 30, 2010 from $21.3 million in the same period in 2009, representing a 41.1% increase period-over-period. The increase in revenue is due to the increase in customer demand which we believe is a result of our market expansion efforts. As shown in the table below, the total amount of units sold increased to 20.9 million units in the first half  year of 2010, from 15.3 million units during the 2010 period, representing a 83% increase period-over-period.

1st half of year 2009

Type	Unit Price	Unit Amount	Sales	Ratio by	Ratio by
				Unit	Sales
				Amount
A	0.81	822,304	665,254	5.4%	3.1%
AA	0.58	1,696,976	992,121	11.1%	4.7%
AAA	0.32	580,843	187,701	3.8%	0.9%
C	1.53	1,336,247	2,044,203	8.8%	9.6%
D	3.43	1,245,341	4,276,524	8.2%	20.1%
SC	1.37	9,568,635	13,112,630	62.7%	61.6%
Total		15,250,346	21,278,432	100.0%	100.0%

1st half of year 2010

Type	Unit Price	Unit Amount	Sales	Ratio by	Ratio by
				Unit	Sales
				Amount
A	0.79	1,670,284	1,324,408	6.0%	4.4%
AA	0.54	6,364,259	3,453,935	22.8%	11.5%
AAA	0.34	2,529,647	866,863	9.1%	2.9%
C	1.18	2,339,691	2,764,294	8.4%	9.2%
D	3.61	1,616,767	5,832,886	5.8%	19.4%
SC	1.18	13,372,586	15,760,883	47.9%	52.5%
120H4B	1.06	15,000	15,922	0.1%	0.1%
Total		27,908,234	30,019,190	100.0%	100.0%

The growth rate of our sales in dollar amount was lower than the growth rate of units sold was attributable to our sale of 10.6 million units of A, AA and AAA batteries in the 2010 first half year, representing 37.9% of total units sold during the period, as compared to 3.1 million units during the 2009 period, representing 20.3% of total unit sold at that time. Since the unit price of battery types A, AA and AAA are much lower than unit prices of type SC, C and D batteries, our sales of A, AA and AAA batteries only contributed 18.8% of total sales during the 2010 period as compared to 8.7% in the 2009 period.

Cost of Sales. Our cost of sales increased $7.4 million, or 46.0%, to $23.5 million in the six months ended June 30, 2010 from $16.1 million in the same period in 2009. The increase of cost of sales is consistent with growth rate of our sales revenue. In addition, we made one-time bonus payments in the amount of $0.7 million to our employees during the 2010 period in consideration of their contributions to our overall growth in the past few years. We do not expect to make such payments to our employees in next two years.

Gross Profit. Our gross profit increased $1.3 million, or 25.7%, to $6.5 million in the six months ended June 30, 2010, from $5.2 million in the same period in 2009. The increase in our gross profit is primarily due to the increase in sales and was relatively consistent with the increase in our net revenue. Our gross margin was 21.8% in the second quarter of 2010, as compared to 24.4% in the same period last year. The 2.7% decrease in gross margin is mainly due to bonus payments to employees.

Selling Expenses, Our selling expenses, were $0.7 million for the six months ended June 30, 2010, an increase of $0.3 million, or 84.9%, compared to $0.4 million for the same period in 2009. The increase was primarily due to an increase in sales compensation, including sales commission, as a percentage of sales revenue and marketing activities.

Administrative Expenses. Our administration expenses increased $2.1 million, or 366.2%, to $2.6 million in the six months ended June 30, 2010, from $0.6 million in the same period in 2009. The increase was primarily due to $1.77 million in one-time merger costs incurred in the first quarter of 2010 in connection with TMK's reverse acquisition. The one-time merger cost included approximately $0.91 million in consulting, legal, audit and transaction fees in connection with the reverse merger, and approximately $0.86 million in financial advisory consultation and service fees paid to our financial advisor in connection with the reverse merger and concurrent financing. In addition, we paid $0.5 million in one-time bonus payments to employees (excluding management level employees) in consideration of their contributions to our overall growth in the past few years.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expenses increased 107.5%, to $0.5 million in the six months ended June 30, 2010 from $0.2 million in the same period in 2009 due to our increase in research and development personnel in connection with our commitment to increase our investment in research and development to fuel future growth.

Operating Expense Operating expense was $3.9 million in the six months ended June 30, 2010 compare to $1.3 million in the same period last year. The increase is primarily due to $1.77 million of merger cost incurred in second quarter in 2010 in connection with TMK's reverse acquisition as well as welfare payments made in second quarter. Excluding these factors, the increase rate of operation expense is lower than the growth rate of revenue.

Change in Fair Value of Embedded Derivative We granted a total of 3,401,320 warrants in connection with our private placement in February 2010. Due to the reset provision included in our warrant agreement, the agreement is considered not indexed to the Company's stock and therefore the warrants were classified as derivative liability. The loss from change in fair value of derivative liability is the difference of fair value between February 10, 2010 (inception date) and June 30, 2010.

Income Before Income Taxes. Our income before income taxes decreased by 61.1%, to $1.4 million in the six months ended June 30, 2010 from $3.6 million in the same period in 2009. Revenue increase for the first six months ended in 2010 was mainly offset by one- time $1.77 million merger cost and loss of $0.7 million from change in fair value of derivative liability as well as from additional welfare and bonus payments made in second quarter.

Income Taxes. We incurred $0.6 million income tax expenses in the six months ended June 30, 2010, as compared to $0.5 million in the same period in 2009. The income taxes increased in the six months ended June 30, 2010 as compared to the same period in 2009, even though income before income taxes decreased in the six months ended June 30, 2010 as compared to the same period in 2009. The change is attributable to the merger cost of $1.77 million and loss of $0.7 million from change in fair value of derivative liability that was incurred on the U.S. shell company level which was not subject to any income taxes.

Net Income. Net income was $0.8 million for the six months ended June 30, 2010, a decrease of $2.3 million, or 74%, compared to $3.1 million for the same period in 2009 for all the reasons discussed above.

Comparison of Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth key components of our results of operations during the fiscal years ended December 31, 2009 and 2008, both in dollars and as a percentage of our net sales. As the acquisition of Leading Asia, Good Wealth and TMK was entered into after December 31, 2008 and during the periods indicated such entities were the only entities in our combined business that had operations, the results of operations below refer only to that of Leading Asia, Good Wealth and TMK.

		% of		% of
	2009	sales	2008	sales
		revenue		revenue
Sales Revenues	48,645,907		36,846,151
Cost of goods sold	(36,547,011)	75.1%	(28,236,136)	76.6%
Gross Profit	12,098,896	24.9%	8,610,015	23.4%

Operating Costs and Expenses
Selling expenses	979,174	2.0%	872,441	2.4%
Depreciation	114,642	0.2%	22,676	0.1%
Bad debts (recovery)	(66,129)	0.1%	40,010	0.1%
Other general and administrative expenses	1,349,298	2.8%	1,029,314	2.8%
Research and development	494,825	1.0%	624,051	1.7%
Loss on disposal of assets	-	0.0%	17,644	0.0%
Total operating costs and expenses	2,871,810	5.9%	2,006,136	7.1%
Income from operations	9,227,086	19.0%	6,003,879	16.3%

Other income (expenses)

Interest income	40	0.0%	53,335	0.1%
Interest expense	(581,920)	1.2%	(422,550)	1.1%
Other income, net	76,032	0.2%	22,381	0.1%
Gain on Business	106,364	0.2%	-	0.0%
Acquisition
Total other income
(expenses)	(399,484)	0.8%	(346,834)	1.0%

Income before income taxes	8,827,602	18.1%	5,657,045	15.4%
Income taxes	(1,334,447)	2.7%	-	0.0%

Net Income	7,493,155	15.4%	5,657,045	15.4%

Sales Revenue. Our sales revenue increased $11.8 million in the fiscal year ended December 31, 2009 from $36.8 million last year, representing a 32% increase year-over-year. The increase in revenue  ~~i~~s mainly attributable to the increased demand for our products, which we believe is a result of our market expansion efforts. As shown in the table below, the total amount of units sold increased to 44.6 million units in 2009, from 24.5 million units during the 2008 period, representing an 81.6% increase period-over-period.  The growth rate of our sales in dollar amount was lower than the growth rate of units sold primarily due to the lower unit price of C, D and SC batteries in 2009 as compared to 2008. For example, sales of 26.4 million units of SC batteries during the 2009 represented a 65% increase from 16 million units of SC batteries sold in 2008. However, the sales revenue of SC batteries only increased $3.9 million in 2009, representing a 16% increase year-over-year due to a decrease in our per unit price from $1.6 in 2008 to $1.1 in 2009.

2008
Type	Unit Price	Unit Amount	Sales	Ratio by Unit	Ratio by Sales
	(US			Amount
	Dollar)
A	0.7	1,399,755	1,018,648	6%	3%
AA	0.6	2,346,366	1,490,583	10%	4%
AAA	0.3	1,811,103	620,833	7%	2%
C	1.7	1,011,094	1,738,606	4%	5%
D	3.9	1,759,046	6,774,016	7%	18%
SC	1.6	16,048,490	24,980,369	65%	68%
Others	1.3	166,164	223,096	1%	1%
Total	1.5	24,542,018	36,846,151	100%	100%
2009
Type	Unit Price	Unit Amount	Sales	Ratio by Unit	Ratio by
	(US			Amount	Sales
	Dollar)
A	0.8	2,414,072	1,989,871	5%	4%
AA	0.5	6,814,730	3,178,069	15%	7%
AAA	0.3	2,495,812	736,901	6%	2%
C	1.3	3,116,444	4,104,125	7%	8%
D	3.1	3,097,097	9,541,886	7%	20%
SC	1.1	26,463,216	28,924,211	59%	59%
Others	1.0	160,000	170,844	0%	0%
Total	1.1	44,561,371	48,645,907	100%	100%

Cost of Sales. Our cost of sales increased $8.3 million, or 29%, to $36.5 million in the fiscal year ended December 31, 2009 from $28.2 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue. The cost of goods sold per sales ratio changed from 76.6% to 75.1%.

Gross Profit and Gross Margin. Our gross profit increased $3.5 million, or 40.7%, to $12.1 million in the fiscal year ended December 31, 2009 from $8.6 million in the same period in 2008. Gross profit as a percentage of net revenue was 24.9% and 23.4% for the years ended December 31, 2009 and 2008, respectively.

Administrative Expenses. Our administration expenses increased $0.3 million, or 30%, to $1.3 million in the fiscal year ended December 31, 2009 from $1.0 million in the same period in 2008. This increase was mainly due to expansion of our business.

Bad Debt Expense. We recognized $66,129 in bad debt recovery during the fiscal year ended December 31, 2009, as compared to $40,010 in bad debt expense during the 2008 fiscal year. The recovery represents an accounts receivable balance that was previously reserved under the allowance method, but was subsequently collected. Because we have collected all or substantially all of our accounts receivable balances, no additional allowance is required.

Research and Development Expenses. Our research and development expenses consist of the costs associated with research and development personnel and expense in research and development projects. Our research and development expenses decreased $0.1 million, or 16.7%, to $0.5 million in the fiscal year ended December 31, 2009 from $0.6 million in 2008.

Selling Expenses. Our selling expenses increased $0.1million, or 12.6%, to $0.98 million in the fiscal year ended December 31, 2009 from $0.87 million in the same period in 2008. The increase was primarily a result of the increase in sales and was relatively consistent with the increase in our net revenue.

Interest Expense. Interest expense increased $0.2 million, or 50%, to $0.6 million in the fiscal year ended December 31, 2009 from $0.4 million in the same period in 2008, primarily due to increase in bank loans.

Other Income. Other income increased by 0.06 million, or 200%, to $0.08 million in the fiscal year ended December 31, 2009 from $0.02 million. The increase was primarily due to a gain through acquisition of business in 2009.

Income Before Income Taxes. Our income before income taxes increased by $3.1 million, or 54%, to $8.8 million in the fiscal year ended December 31, 2009 from $5.7 million in the same period in 2008. The reason for such increase was mainly due to the increase in our sales and gross margin.

Income Taxes. We incurred $1.3 million income tax in the fiscal year ended December 31, 2009 but did not incur income tax expenses in the fiscal year ended December 31, 2008, as we are fully exempt from income tax in the PRC in 2008. See “Taxation” above for more information.

Net Income. In the fiscal year ended December 31, 2009, we generated a net income of $7.5 million, an increase of $1.8 million, or 31.6%, from $5.7 million in 2008. This increase was primarily attributable to an increase in our sales.

Liquidity and Capital Resources

The following table sets forth a summary of our cash flows for the periods indicated:

Cash Flow
(all amounts in U.S. dollars)

	For the Six Months Ended June 30
	2010	2009
Net cash (used in) provided by operating activities	$(1,991,201)	$189,936
Net cash used in investing activities	(5,446,965)	(5,157,291)
Net cash provided by financing activities	8,131,207	5,237,953
Effects of exchange rate changes on cash	48,155	(14,234)
Net increase in cash and cash equivalents	741,196	256,364
Cash and cash equivalents, beginning of period	185,590	186,463
Cash and cash equivalents, end of the period	$926,786	$442,827

	For the Year Ended
	December 31,
	2009	2008
Net cash provided by operating activities	$9,238,061	6,333,392
Net cash used in investing activities	(19,404,780)	(5,450,078)
Net cash provided by (used in) financing activities	10,170,686	(2,074,009)
Effects of exchange rate change in cash	(4,840)	(170,174)
Net decrease in cash and cash equivalents	(873)	(1,360,869)
Cash and cash equivalent at beginning of the year	186,463	1,547,332
Cash and cash equivalent at end of the year	$185,590	186,463

As of June 30, 2010, we had cash and cash equivalents of $0.93 million, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders.

As of December 31, 2009, we had cash and cash equivalents of $0.2 million, primarily consisting of cash on hand and demand deposits. The following table provides detailed information about our net cash flow for all financial statement periods presented in this report. To date, we have financed our operations primarily through cash flows from operations, augmented by short-term bank borrowings and equity contributions by our stockholders. Regarding advance for properties purchase, the Company has paid cash to acquire properties from various sources to expand its business and operations. The advances for properties purchase consist of the following:

	December 31,
	2009	2008
Advance for Property Purchase (1 unit located in Shihao Mansion)	$3,024,108	$3,123,964
Advance for Equipment Purchase (from two vendors)	2,989,816	-
Advance for Property Purchase (3rd, 5th and 6th floor located at Jinli Building)	10,916,096	-
Total Advances for properties purchases	16,930,020	$3,123,964

Operating activities

Net cash used in operating activities was $2.0 million for the six months ended June 30, 2010, as compared to $0.2 million net cash provided by operating activities for the same period in 2009. The decrease in net cash provided in operating activities was primarily due to decrease in net income and increase in inventories and AR. The decrease is partially offset by the increase in accounts payable.

Net cash from operating activities was $9.2 million for the year ended December 31, 2009, as compared to $6.3 million provided by operating activities for 2008. The increase in net cash provided in operating activities was primarily due to an increase in net income and trade receivable.

Investing activities

Net cash used in investing activities for the six months ended June 30, 2010 was $5.4 million, as compared to $5.2 million net cash used in investing activities for the same period of 2009. The increase of net cash used in investing activities was mainly attributable to the deposit for Hualian acquisition offset by the decrease of purchase and advance for property and equipment purchase.

Net cash used in investing activities for the year ended December 31, 2009 was $19.4 million, as compared to $5.5 million net cash used in investing activities in 2008. The increase in net cash used in investing activities was mainly attributable to an increase in the purchase of equipment used in our production, cash spent on the purchase of Borou, and cash spent on the purchase of an office space from Deli Investment Limited Co., a third party.

On January 4, 2010, we signed a MOU with Shenzhen DongFang Hualian Technology Ltd., or Hualian, pursuant to which we agreed to conduct a legal and financial due diligence review of Hualian, and if satisfied, to enter into a definitive agreement to acquire Hualian. From January through June 2010 we paid an aggregate of $3.2 million as a good faith deposit towards the acquisition in accordance with the MOU, which deposit will be returned to us if Hualian fails the due diligence review or if Hualian's 2009 net profit is less than RMB 28 million.  The financial and legal due diligence review process is still ongoing and is expected to be completed by the end of the 2010 third quarter.  Until the due diligence process is complete, we will not be able to determine whether Hualian will be a significant business acquisition or whether the net profit condition has been met. Hualian was incorporated in Shenzhen, Guangdong province, China, on September 29, 2005 with RMB 10 million of initial capital contributed by three shareholders on a 51%, 24.5% and 24.5% basis. Hualian's major business is the production of lithium battery.

Financing activities

Net cash provided by financing activities for the six months ended June 30, 2010 was $8.1 million, as compared to $5.2 million net cash provided by financing activities for the same period of 2009. The increase of net cash provided by financing activities was mainly attributable to completion of two private placements in the first and second quarter of 2010. The increase is partially offset by the decrease in bank loans and payment to former owners in six months ended June 30, 2010.

Net cash provided by financing activities for the year ended December 31, 2009 was $10.2 million, as compared to $2.1 million net cash used in financing activities in 2008. The increase of net cash used in financing activities was mainly attributable to the increase of bank loans.

On February 10, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors an aggregate of 5,486,000 shares of our common stock, for a purchase price $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. As a result of this private placement we raised $6,857,500 in gross proceeds, which left us with $5,392,151 in net proceeds after the deduction of offering expenses in the amount of $1,465,349.

On March 27, 2010, the Company entered into common share subscription agreements with multiple employees to raise $3,396,250 in exchange for 2,717,000 shares of common stock (at par value $0.001) . By June 30, 2010, all shares subscribed have paid and these shares are registered on April 27, 2010.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Obligations under Material Contracts

The following table sets forth our material contractual obligations as of June 30, 2010:

			Payment due by period
		Less than 1			More than 5
Contractual Obligations	Total	year	1-2 years	2-5 years	years
Debt	$11,246,808	$1,236,981	$10,009,827	$-	$-
Operating Lease Obligations	$1,644,378	$228,246	$740,159	$675,973	$-

Total	$12,891,186	$1,465,227	$10,749,986	$675,973	$-

Loan Commitments

Short term bank loans consist of the following:

		June 30, 2010		December 31, 2009
Bank Loans Borrowed by TMK Shenzhen	$		$
Bank of China Shenzhen Branch		1,766,357		2,382,500
Bank of Ningbo Shenzhen Branch		1,174,960		1,170,080

Bank Loans Borrowed by Borou
Bank of Ningbo Shenzhen Branch		822,472		1,170,080
Short-term loans		$3,763,789		$4,722,660

On September 2, 2009, Borou obtained a one-year term loan in the amount of RMB 8,000,000 (or approximately $1,170,080) from Bank of Ningbo Shenzhen Branch ("BON") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and Mr. Tu Jun and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request Borou to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) Borou should repay 30% of principal within 6 months of receipt of the first borrowing; (b) Within term of loan, Borou should maintain certain amounts of cash deposits and cash withdrawals with the bank on monthly basis of not less than 30% of its revenue; (c) The Company as a whole (Borou and TMK Shenzhen)’s total loans should not exceed $19,013,800 (RMB 130,000,000); (d) The Company as a whole (Borou and TMK Shenzhen)'s total revenue including VAT tax should not be less than $51,191,000 (RMB 350,000,000); (e) Borou cannot distribute any dividend or pledge using its assets, cannot add any additional borrowing within loan period; (f) Borou's total revenue including VAT tax should be maintained at not less than $51,191,000 (approximately RMB 350,000,000). Borou has met all of the above requirements and has repaid principal and interests due through March 2010, except item (f). BN has not requested Borou to pay off this loan, however, Borou was not able to obtain a waive letter from BN.

On September 2, 2009, TMK Shenzhen obtained a one-year term loan in the amount of RMB 8,000,000 (appropriately $1,170,080) from Bank of Ningbo Shenzhen Branch ("BON") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request TMK Shenzhen to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) the Company cannot distribute any bonus or dividend; (b) The total financing amount cannot exceed $19,013,800 (RMB 130,000,000) and the total revenue should not be less than $51,191,000 (RMB 350,000,000, the revenue defined here includes VAT tax). As of the filing date, the Company is not in violation of any requirements stated above.

On June 18, 2008, TMK Shenzhen entered into a credit agreement with Bank of China Shenzhen Branch ("BOC") to obtain a line of credit in the amount of $2,787,109 (RMB 19,000,000). The loan bears interest at approximately 5.346% per annum and matured on June 18, 2010. The loan is personally guaranteed by Mr. Wu, Henian.

The unused line of credit amounted to $0 and $403,957 at June 30, 2010 and December 31, 2009, respectively.

Long term bank loans consist of the following:

	June 30, 2010	December 31, 2009
DBS Bank	$1,847,128	$2,181,753
China Construction Bank Shenzhen Branch	3,524,880	4,387,800
Bank of China Shenzhen Branch	5,874,800	5,119,100
Less current portion	(1,236,981)	(2,451,700)
Long -term portion	$10,009,827	$9,236,953

On November 16, 2009, TMK Shenzhen obtained a 3-year term loan from DBS Bank (China) Limited Shenzhen Branch (“DBS”) in the amount of $2,237,778 (RMB 15,300,000) bearing interest at approximately 130% of the prevailing prime rate at the time of the loan (approximately 7.02% per annum) paid monthly. The loan can only be used for equipment purchase (RMB 11,318,500) and working capital purpose (RMB 3,981,500). DBS requires the Company to deposit $438,780 (RMB 3,000,000) as security (refunded to the Company in 6 months as the Company made payment on timely basis). Based on agreement, DBS has right to request the Company to repay the outstanding balance immediately if the Company does not meet any of the following: (a) the Company should provide audited financial within six months of year-end; (b) the Company cannot pledge its account receivables to any other third parties without DBS permission; (c) the Company's account receivable settlements (cash collections) should be maintained at $5,850,400 (RMB 40,000,000) annually and $1,462,600 (RMB 10,000,000) quarterly. The Company did not violate any of the above covenants at June 30, 2010.

On August 5, 2009, Borou obtained a 3-year term loan from Bank of China Shenzhen Branch (“BOC”) in the amount of $5,850.400 (RMB 40,000,000) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 5.94% per annum) paid monthly. As of December 31, 2009, $5,119,100 (RMB 35,000,000) was received in August 2009 and the remaining $731,100 (RMB 5,000,000) was received in January 2010. Pursuant to the loan agreement, the loan can only be used for working capital purpose (RMB 20,000,000) and fixed asset purchase purpose (RMB 20,000,000). If violated, a penalty will be charged at 100% of interest rate on the violated amount. The loan is guaranteed by TMK Shenzhen and secured by Mr. Wu Henian, Mr. Huang Junbiao, and Mr. Wang Zongfu's ownerships in TMK Shenzhen. In addition, the loan is secured by one of Borou’s properties with fair value of $2,925,200 (RMB 20,000,000) and property owned by Deli Investment Limited Co., a third party from which the Company made advance payment to purchase an office space, with fair value of $2,925,200 (RMB 20,000,000). Based on loan agreement, BOC also has right to request the Company to repay the outstanding balance immediately if Borou does not meet any of the following: (a) Borou cannot distribute any bonus or dividend if it incurs an after-tax loss, or its pretax net income is not significant enough to pay for its prior year' loss. Any pretax net income should be used to pay off principal and interests; (b) Borou should pay off the Bank before it pays off borrowing from its shareholders and other debt; (c) Fixed assets purchase loan can only be used for equipment purchase. The proceeds will be sent to equipment vendor directly. Any new equipment purchased under the loan should be added to bank collateral 30 days after payment is made; (d) Prior to loan payoff date, Borou should maintain monthly purchase settlements of not less than $1,170,080 (RMB 8,000,000) with the bank (note purchase settlements are accounted for as the total of each cash-in and cash-out transaction amounts). Borou did not violate any of the above covenants as at June 30, 2010. In accordance with the loan agreement, Borou also agreed to pay $175,512 (RMB 1,200,000) of bank charge in 3 years with annual bank charge of RMB 400,000 made prior to August 30 each year.

On December 30, 2008, TMK Shenzhen obtained a three-year term loan from China Construction Bank Shenzhen Branch ("CCB") in the amount of $4,400,698 (RMB 30,000,000) bearing interest at approximately 105% of the prevailing prime rate at the time of the loan (approximately 5.67% per annum and subject to adjustment every 12 months) paid monthly. Pursuant to the loan agreement, the principal needs to be made at a fixed amount of $146,260 (RMB 1,000,000) starting from the 13th month until maturity date. In the event the Company defaulted on the loan, the interest rate will be increased to 150% of prime rate. In addition, the loan should be used for working capital purpose only. If violated, the interest rate will be increased to 200% of prime rate and the penalty will be computed at 11.34% of violated amount. The terms of the loan also called for a deposit of $263,268 (RMB 1,800,000) to Shenzhen General Chamber of Commerce to secure the loan until the term loan repaid in full. The loan with CCB is personally guaranteed by Mr. Wang, Zongfu and Mr. Huang, Junbiao and secured by Ms. Lanzhen Tu (the Chief Executive Officer’s wife) personal property with fair value of $440,070 (RMB 3,000,000) and the Company's equipment with fair value of $2,938,302 (RMB 20,030,700). The Company did not violate any of the above covenants as of June 30, 2010.

On June 22, 2010, TMK Shenzhen entered into a three-year term loan agreement with Shanghai Bank Shenzhen Branch (“SB”) in the amount of $7,343,500 (RMB 50,000,000) bearing interest at approximately 5.508% paid monthly. Pursuant to the loan agreement, the Company is required to make principal payment at a fixed amount of $293,380 (RMB 2,000,000) starting from the 13th month (after the receipt of first loan proceeds) until maturity date on June 28, 2013. In addition, the Company is required to pay $14,669 (RMB 100,000) per annum as service consulting charge. The loan is personally guaranteed by Mr. Wu, Henian and secured by property owned by Dongguan Yikang Metal Material Ltd. According to the loan agreement, SB has right to request TMK Shenzhen to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) the purpose of loan is to purchase raw materials, bank’s written consent is needed for any change of purpose; (b) TMK Shenzhen needs to pay off all the required interests, service charges and principle repayments on time; (c) the Company should provide annual audited financial to SB prior to April 30; (d) The Borrower shall obtain written approval before providing a guarantee or pledge its primary assets for any third party; (e) the Company should notify the Bank of any significant corporate changes in writing 30 days in advance; (f) the Company should notify the Bank of any related parties transactions with amount exceeding 10% of its net assets.

As of August 16, the Company has received full amount of 7,343,500 from SB with the first loan proceeds received on July 2, 2010.

The terms of the long-term bank loans require the Company to maintain a deposit at the bank to secure the loans as follows:

	June 30, 2010	December 31, 2009

DBS Bank	$-	$438,780
Total Current Portion	$-	$438,780

China Construction Bank	$352,488	$263,268
Total Non-current Portion	$352,488	$263,268

As of December 31, 2009, the amount, maturity date and term of each of our bank loans were as follows:

(all amounts in U.S. dollars)

Bank	Amount	Interest Rate	Maturity Date	Duration
DBS Bank	2,181,753	7.02%	November 13, 2012	3 Years
Bank of China	5,119,100	5.94%	August 13, 2012	3 Years
Bank of Ningbo	2,340,160	6.37%	August 20, 2010	1 Year
China Construction Bank	4,387,800	5.67%	December 30, 2011	3 Years
Bank of China	2,382,500	Various	Various	Short term

The outstanding short term bank loans listed above are used primarily for general working capital purposes. These are recurring loans which carry annual interest rates of 5.5% ~ 8.0% with maturity dates of less than one year. These loans are either personally guaranteed by Mr. Henian Wu, our Chairman or jointly guaranteed by Mr. Henian Wu, Mr. Zongfu Wang, our Vice President, and Mr. Junbiao Huang, our Chief Technology Officer, the founders of TMK. The loan with Bank of Ningbo is also secured by personal property owned by Zehao Zhuang, Chairman's friend. Interest expenses incurred for the above short-term bank loans for the years ended December 31, 2009 and 2008 were $187,965 and $369,252, respectively.

To expand our business, we borrowed 3-year term loans from DBS Bank in 2009. Interest on loans is at primate rate plus 30%. The blended payments were paid monthly in arrears. The loan calls for a deposit of approximately $4,387,800 as security. We also borrowed a 3-year loan from Construction Bank of China in 2009. Interest on the loan is at prime rate plus 5% and is jointly guaranteed by Mr. Henian Wu, our Chairman, Mr. Zongfu Wang, our Vice President, and Mr. Junbiao Huang, our Chief Technology Officer, the founders of TMK and secured by a property owned by Ms. Tu, Chairman's wife. Loan payments of approximately $147,000 per month begin January, 2010. In addition, we borrowed a 3-year loan from Bank of China in 2009. Interest on the loan is at prime rate plus 10% and is guaranteed by the TMK Shenzhen and secured by Mr. Wu Henian, Mr. Huang Junbiao, and Mr. Wang Zongfu's ownerships in Shenzhen TMK Power Industries Ltd. Additionally, the loan is secured by property owned by Company's property with fair value of approximately $2,925,200 and Deli Investment, a third party, with fair value of approximately $2,925,200.

Interest expenses incurred for the above long term bank loans for the years ended December 31, 2009 and 2008 were $393,955 and $53,298, respectively.

We believe that our cash on hand and cash flow from operations will meet part of our present cash needs and we will require additional cash resources, including loans, to meet our expected capital expenditure and working capital for the next 12 months. We may, however, in the future, require additional cash resources due to changed business conditions, implementation of our strategy to ramp up our marketing efforts and increase brand awareness, or acquisitions we may decide to pursue. If our own financial resources are insufficient to satisfy our capital requirements, we may seek to sell additional equity or debt securities or obtain additional credit facilities. The sale of additional equity securities could result in dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operating and financial covenants that would restrict our operations. Financing may not be available in amounts or on terms acceptable to us, if at all. Any failure by us to raise additional funds on terms favorable to us, or at all, could limit our ability to expand our business operations and could harm our overall business prospects.

Inflation

Inflation and changing prices have not had a material effect on our business and we do not expect that inflation or changing prices will materially affect our business in the foreseeable future. However, our management will closely monitor price changes in the rechargeable power supply industry and continually maintain effective cost controls in operations.

Off Balance Sheet Arrangements

We do not have any off balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity or capital expenditures or capital resources that is material to an investor in our securities.

Seasonality

Our operating results and operating cash flows historically have not been subject to seasonal variations. This pattern may change, however, as a result of new market opportunities or new product introduction.

Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires our management to make assumptions, estimates and judgments that affect the amounts reported, including the notes thereto, and related disclosures of commitments and contingencies, if any. We have identified certain accounting policies that are significant to the preparation of our financial statements. These accounting policies are important for an understanding of our financial condition and results of operation. Critical accounting policies are those that are most important to the portrayal of our financial conditions and results of operations and require management's difficult, subjective, or complex judgment, often as a result of the need to make estimates about the effect of matters that are inherently uncertain and may change in subsequent periods. Certain accounting estimates are particularly sensitive because of their significance to financial statements and because of the possibility that future events affecting the estimate may differ significantly from management's current judgments. We believe the following critical accounting policies involve the most significant estimates and judgments used in the preparation of our financial statements:

Revenue recognition

The Company generates revenues from the sales of environment-friendly batteries including nickel metal hydride batteries. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of VAT. No return allowance is made as products returns are insignificant based on historical experience. The Company does not provide different policies in term warranties, credits, discounts, rebates, price protection, or similar privileges among customers. Orders are placed by both the distributors and OEMs and the products are delivered to the customers within 30-45 days of order, the Company does not provide price protection or right of return to the customers. The price of the products are predetermined and fixed based on contractual agreements, therefore the customers would be responsible for any loss if the customers are faced with sales price reductions and rapid technology obsolescence in the industry. The Company does not allow any discounts, product warrants, credits, rebates or similar privileges.

Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles, or GAAP, in the United States of American. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Accounts receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers' balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

Inventories

Inventories consist of raw materials, production cost, semi-assembled goods and finished goods. Inventories are stated at the lower of cost or market value. Costs are calculated on the weighted average basis and are comprised of direct materials, direct labor and manufacturing overhead. Slow-moving inventories are periodically reviewed for impairment

Impairment of long-lived assets

The Company accounts for impairment of plant and equipment and amortizable intangible assets in accordance with ASC 360, “Accounting for Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed Of”, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstance that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset's (or asset group's) fair value.

Foreign currency

The functional currency of the Company is RMB. The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of the Company, which are prepared in RMB, are translated into the Company's reporting currency, USD. Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder's equity.

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2008	6.81710	6.93721
Year ended December 31, 2009	6.83720	6.82082
Six Months ended June 30, 2010	6.80874	6.81710
Six Months ended June 30, 2009	6.82454	6.82268

Recent Accounting Pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company's consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination on and after January 1, 2009.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new Standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. The Company adopted this standard during the quarter ended June 30, 2009. The adoption did not have an impact on the Company's consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company's consolidated results of operations or financial condition.

CORPORATE STRUCTURE AND HISTORY

Our Corporate History

We were incorporated under the laws of the State of Nevada on June 21, 2006. We were originally formed as an exploration stage company to engage in the search for mineral deposits or reserves. From inception through September 2007, we conducted preliminary exploration activities on certain properties in White Bay, Newfoundland, Canada, on which we held six gold mining claims, pursuant to the Claim Purchase Agreement. Our activities included the conduct of preliminary geological mapping and trenching on the properties, which determined that there were no economic quantities of minerals or reserves whatsoever on any of the properties. Prior to the end of our fiscal year ended September 30, 2008, we decided to redirect our business focus towards identifying and pursuing options regarding the development of a new business plan and direction. From September 2008 through to the date of our reverse acquisition, discussed below, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity. As a result of the reverse acquisition transaction, we terminated the Claim Purchase Agreement and now conduct our operations in the PRC through our wholly owned PRC subsidiary, TMK. On February 10, 2010, we changed our name to “China TMK Battery Systems Inc.” to more accurately reflect our new business operations. Our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “DFEL”.

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement. The share exchange transaction with Leading Asia was treated as a reverse acquisition, with Leading Asia as the acquirer and China TMK Battery Systems Inc. as the acquired party. Unless the context suggests otherwise, when we refer in this report to business and financial information for periods prior to the consummation of the reverse acquisition, we are referring to the business and financial information of Leading Asia and its consolidated subsidiaries. Immediately following closing of the reverse acquisition of Leading Asia, Unitech transferred 10,524,600 of the 25,250,000 shares issued to it under the share exchange to 22 individuals and entities, pursuant to a share allocation agreement that Unitech entered into with these people on February 10, 2010. Among them, 9 individuals and entities received 1,910,600 shares from Unitech for providing consulting services to Leading Asia and its subsidiaries in assisting them to consummate the reverse acquisition of Leading Asia. The remaining 8,614,000 shares were gifted from Unitech to 13 individuals and entities who did not provide services to Leading Asia or its subsidiaries. In connection with our reverse acquisition of Leading Asia, we also entered into the Cancellation Agreement with United Fertilisers, our controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of our common stock owned by it.

Leading Asia, our BVI subsidiary, was formed as a holding company on July 8, 2008. On August 12, 2008, Leading Asia acquired Good Wealth, our Hong Kong subsidiary, which was established as an investment holding company on May 16, 2008. On September 25, 2008, Good Wealth acquired 100% of the equity interest in TMK, our PRC operating subsidiary, pursuant to an equity transfer agreement with Henian Wu, Zongfu Wang and Junbiao Huang, the founders of TMK. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK was granted the new business license. Following approval of its change of business registration, TMK will need to carry out registration formalities with other PRC authorities include state and local tax, foreign exchange, finance and public security authorities. If we did not obtain a new business license and approval of our change of business registration, the PRC government would have the authority to charge monetary penalty or even foreclose on our business operations.

TMK, our PRC operating subsidiary, was established as a purely domestically funded enterprise on September 3, 2001 to engage in the production and sale of environmental friendly sealed nickel-metal hydride batteries; to set up companies (specific projects to be approved separately); to engage in domestic commerce and supply and sale of commodities (excluding commodities reserved for sale or controlled by the state); and to generally import and export such products. On July 14, 2009, TMK acquired 100% ownership interest of Shenzhen Borou Industrial Co., Ltd., or Borou, under an ownership transfer agreement, for an appraised value of RMB 3,000,000 (or approximately $438,390). Borou was established on November 5, 2003 as a PRC real estate investment company which currently owns seven retail shops. We acquired Borou and all of its properties including one office unit in a commercial building and seven retail shops to serve as collateral for current and future loans. The fair value at acquisition date was approximately $3,784,852 for the property and $870,160 for the seven retail shops, with total identifiable assets acquired of $4,661,154, as disclosed in Note 3 “Acquisitions to 2009 Consolidated Financial Statements” to our financial statements for fiscal year 2009.  The fair value of properties acquired with Borou represents 13% of our total assets on a consolidated basis as of December 31, 2009. The revenue and loss included in the 2009 consolidated income statement is $18,471 and ($140,494), respectively. The revenue generated from Borou represents 0.04% of our total revenue for the period ended December 31, 2009.

On February 10, 2010, we changed our name to “China TMK Battery Systems Inc.” to more accurately reflect our new business operations. Our common stock will be quoted on the Over-the-Counter Bulletin Board maintained by the Financial Industry Regulatory Authority, or FINRA, under the symbol “DFEL.”

On January 4, 2010, we signed a MOU with Hualian, pursuant to which we agreed to conduct a legal and financial due diligence review of Hualian, and if satisfied, to enter into a definitive agreement to acquire Hualian. From January through March 2010 we paid an aggregate of $3.2 million as a good faith deposit towards the acquisition in accordance with the MOU, which deposit will be returned to us if Hualian fails the due diligence review or if Hualian's 2009 net profit is less than RMB 28 million.  The financial and legal due diligence review process is still ongoing and is expected to be completed by end of the 2010 third quarter.  Until the due diligence process is complete, we will not be able to determine whether Hualian will be a significant business acquisition or whether the net profit condition has been met.  Hualian was incorporated in Shenzhen, Guangdong province, China, on September 29, 2005 with RMB 10 million of initial capital contributed by three shareholders on a 51%, 24.5% and 24.5% basis. Hualian's major business is the production of lithium battery.

Our Corporate Structure

The chart below presents our corporate structure:

Our principal executive offices are located at Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen, 518109, People's Republic of China. The telephone number at our principal executive office is (+86) 755 28109908.

OUR BUSINESS

Overview

Through our indirect Chinese subsidiary, TMK, we design, develop, manufacture and sell environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries, which are commonly used to power applications such as, vacuum cleaners and other household electrical appliances; cordless power tools; medical devices; light electric vehicles, such as bicycles, electric vehicles and hybrid electric vehicles; light fittings, battery-operated toys, telecommunications, traffic control, and traffic lighting applications; and personal portable electronic devices, such as digital cameras, portable media players, portable gaming devices and PDAs. However, we have derived a major portion of our revenues to date from sales of your Ni-MH rechargeable batteries for the cordless household electrical appliances, high-power electrical tools and electrical toys market.  During the fiscal years ended December 31, 2009 and 2008, this market accounted for 91% and 75% of our revenues, respectively.

We conduct all of our operations in Shenzhen City, China, in close proximity to China's electronics manufacturing base and its rapidly growing market. Our access to China's supply of low-cost skilled labor, raw materials, machinery and facilities enables us to price our products competitively in an increasingly price-sensitive market. In addition, we selectively use automation in our manufacturing process to ensure the high uniformity and precision in our products required by our customers while maintaining our cost-competitive advantage.

Historically, we have focused on the development of high-rate Ni-MH rechargeable batteries of types SC, C, D, and F and have been engaged in the large-scale production of these products for over eight years. The target customers of these products are mainly factories that produce power tools, vacuum cleaners and other household electrical appliances, electric bicycles, battery-operated toys and medical devices and whose requirements for battery performance are higher-rate than those of the ordinary type AA and AAA batteries used for domestic purposes. More recently, we have developed nickel-metal hydride batteries for use in traffic control and traffic lighting applications and have recently secured a contract for sale of these types of batteries to a U.S. customer, Alexis Power Systems, Inc. To expand our business into the hybrid electric vehicle and electric vehicle markets, we plan to establish an advanced power battery research and development center, set up a battery-production base for small scale testing and production and establish a cooperation application demonstration point with 1-3 vehicle producers to lay a solid foundation for the approval of the project and for the support of the government. To date, we have entered into letters of intent with two automobile companies in China for the sale of our hybrid electric vehicle battery backs.

We are actively seeking opportunities to expand into the Lithium-Ion battery space. We hold a lithium battery patent and some of our current customers are also purchasers of Lithium-Ion batteries. We have developed working prototypes of our Lithium-Ion battery and have enlisted the cooperation of some of these customers to use and test these prototypes in their products and provide feedback to us regarding whether the batteries meet their requirements or how they can be improved.  In addition, we have been actively seeking opportunities to design and distribute batteries for use in telecommunications, traffic control, and traffic lighting applications.

Our operations have grown since our inception in September 2001.  While our working capital decreased from $3.4 million in fiscal year 2008 to $-2.7 million in fiscal year 2009 because of a $2.2 million increase in the current portion of long term loan, a $1.2 million increase of a current loan and a $1.9 million decrease in accounts receivable. Our revenues increased from $24.9 million in fiscal year 2007 to $48.6 million in fiscal year 2009, representing a compounded growth rate of approximately 39.6%, and our net income increased from $5.7 million in fiscal year 2008 to $7.5  million in fiscal year 2009, a 32% increase from period to period. We are searching for a potential acquiree to develop our production capacity to meet the demands of our customers and grow our business, and have signed an MOU with one such company discussed under “Our Corporate History” below.

Our Industry

Rechargeable Batteries

A battery is a portable electrochemical system that releases stored electrical energy. The battery industry has experienced significant growth in recent years as a result of increased global demand for portable electronic applications. The higher power requirements, small size, and high-rate discharge of these devices have also driven steady progress in battery technology.

The battery industry can be broadly divided into non-rechargeable (or primary) and rechargeable (or secondary) segments. Rechargeable batteries have increased their share of the overall battery market as they have become more cost and time efficient for use over sustained periods. They also help address environmental concerns over disposal of non-rechargeable batteries.

The four mainstream chemistries currently used in rechargeable batteries for portable electronics are nickel cadmium, nickel metal hydride, lithium-ion, and lithium polymer. The characteristics of each of these battery types are as follows:

	Nickel	Nickel Metal		Lithium
	Cadmium	Hydride	Lithium-Ion	Polymer
Commercial introduction	1899	1990	1992	1999
Energy Density	Low	Medium	High	High
Max Voltage Per Cell	1.2	1.2	3.7	3.7
Memory Effect	Yes	Minimal	No	No
Environmental Impact	High	Low	Low	Low
Core Application Usage	Toys, lights, power tools, cordless phones	Portable consumer electronics(1), notebook computers, power tools, hybrid vehicles	Cellular phones, portable consumer electronics(1), notebook computers, power tools	Small scale portable electronics(2)
(1) Portable consumer electronics include portable media players and portable gaming devices. (2) Small-scale portable consumer electronics include portable audio players and PDAs.

Ni-MH Rechargeable Batteries

All of our products are Ni-MH rechargeable batteries. Unlike other rechargeable batteries which are based on nickel cadmium chemistries, NiMH batteries use a hydrogen-absorbing alloy instead of cadmium, and can have two to three times the capacity of equivalent sized nickel cadmium batteries. Ni-MH batteries have a higher energy density, meaning a greater energy capacity relative to a given battery cell's weight and size, and are considered to have a much lower environmental impact due to the absence of toxic cadmium. Furthermore, while lithium-based rechargeable batteries have a higher energy density than Ni-MH-based batteries, they also have a much lower shelf-life than Ni-MH batteries and are more expensive.

Ni-MH batteries also have the following advantages:

  Very low degradation, with less than 5% after 100 full charge/discharge cycles;

  Ability to store and provide power in a wide temperature range (-58oF to +176oF) making them a very reliable energy source for solar lighting and in-field uninterruptible power systems; and

  Slow rate of discharge, retaining 90% of full capacity after 28 days, making them ideal for in-field uninterruptible power supply systems with minimum maintenance requirements.

As a result, use of Ni-MH-based batteries has risen significantly in personal portable electronic devices, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys.

The voltage and performance of Ni-MH batteries are similar to primary alkaline batteries of the same sizes and they can be substituted for most purposes, saving consumers money and resources. As the cost/power ratio of Ni-MH-based batteries continues to improve, it is expected that its usage will also extend into other applications.

Key Rechargeable Battery Applications

End-product applications which are driving the demand for Ni-MH rechargeable batteries include personal portable electronic devices, vacuum cleaners and other household electrical appliances, power tools, medical devices, electric bicycles and battery-operated toys. We also expect interest in electric vehicles and hybrid electric vehicles to increase demand for Ni-MH rechargeable batteries substantially.

Personal Portable Electronic Devices

The personal portable electronic devices, or Personal PEDs, category includes digital audio players (such as MP3/MP4 players), digital still cameras, digital video cameras, portable DVD players, PDAs, BlackBerry devices, portable gaming systems and Bluetooth devices. Personal PEDs currently use a mixture of Ni-MH, lithium-ion and lithium polymer batteries, however, the trend in newer models is towards lithium-based batteries, as they allow for a smaller and more flexible bodies and longer battery life.

Demand for batteries for Personal PEDs is driven by two factors: the sales of new devices and the market for the replacement of batteries. A Personal PEDs original equipment manufacturer, or OEM, generally includes a battery with a new device which needs to be replaced from time to time. Demand in the replacement market is in turn driven by a number of factors, including the consumer's desire to purchase a second battery to carry as a spare in the event of emergencies and the finite life of batteries requiring consumers to replace expired batteries in their devices. In addition, consumers in China tend to sell and resell Personal PEDs during their useful life which sale and resale usually results in a purchase replacement batteries. As a result, we expect that as the number of subscribers for active devices increases, the amount of replacement batteries sold will also increase.

Household Electrical Appliance

The household electrical appliances such small appliances and health products such as shavers, electric hair dryer, cutting machines, electric toothbrushes, massage equipment and flashlights, clocks, lamps, radios, tape recorders, cosmetic devices, electric toothbrushes, cordless vacuum cleaners and cordless mowers are traditionally corded. However, with the development of smaller, lighter batteries and the increased consumer demand for convenience, manufacturers are producing an increasing number of cordless and battery-operated household appliances.

Power Tools

Power tools such as drills, saws and grinders are used for both commercial and personal use. Due to high power requirements, many power tools have historically used small combustion engines or heavier nickel metal hydride batteries or relied on external power sources. The market for portable high-powered power tools is rapidly growing and has prompted consumers to replace or upgrade their current power tools.

Medical Devices

With the rapid pace of scientific and technological developments, more medical devices, especially electronic medical equipment such as electronic blood pressure monitors, low-frequency treatment instruments, electronic thermometers, electric toothbrushes, electronic pedometers, heart puncture monitors, baby monitors and insulation devices and life monitors, are operated by Ni-MH batteries.

Electric Vehicles and Hybrid Electric Vehicles

A growing number of consumers are reflecting renewed concerns relating to the availability and price of oil, increased legal fuel-efficiency requirements and incentives, and heightened interest in environmentally-friendly or “green” technologies, electric vehicles, light electric vehicles and hybrid electric vehicles, are likely to continue to attract substantial interest from vehicle manufacturers and consumers. Electric vehicles include vehicles with rechargeable electric motors such as automobiles, trucks and buses, and light electric bicycles, scooters, and motorcycles. Hybrid electric vehicles combine a conventional propulsion system with a rechargeable energy storage system to achieve better fuel economy than conventional vehicles.

Ni-MH batteries are the preferred choice for use in electric vehicles and hybrid electric vehicles. Currently, more than 2 million hybrid cars worldwide are running with Ni-MH batters, including the Toyota Prius, Honda Insight, Ford Escape Hybrid and Honda Civic Hybrid.

Battery Manufacturing in China

China's battery industry has historically focused on lower-end batteries, with Japan and Korea providing the technical innovation and producing higher-end and rechargeable batteries. However, we believe that as the Chinese government continues to support battery makers in terms of financial backing and research, China's R&D and manufacturing capabilities will become more developed.

China's market share of the full breadth of battery production is expected to increase. China has a number of benefits in battery manufacturing which are expected to drive this growth:

  Low Costs. Relative to Japan and Korea, China has a significantly lower cost of labor as well as easy access to bulk raw materials and land.

  Proximity to Electronics Supply Chain. The manufacturing of electronics in general continues to shift to China, giving China-based manufacturers a further cost and cycle time advantage

  Proximity to End-Markets. China's domestic market for portable applications such as cellular phones and portable audio-visual equipment continues to grow rapidly. Proximity to end-market further consolidates the cost and cycle time advantages for China manufacturers.

  Developing R&D Infrastructure. China has focused in recent years on building its research, development and engineering skill base in all aspects of higher-end manufacturing, including batteries. For example, Ni- MH rechargeable batteries are part of China's tenth five-year development plan which allocates state resources to provide financial assistance to companies engaged in the business of developing and manufacturing batteries, to fund the research and development of new battery material and to assist patent applications and the protection of intellectual property.

Our Products

We develop and manufacture various types of Ni-MH rechargeable batteries, especially high-rate Ni-MH rechargeable batteries, which are used in a wide range of portable electronic applications. Since Ni-MH batteries were first commercialized in 1990, they have become the battery of choice for numerous portable electronic devices, as well as for electric vehicles and hybrid electric vehicles, because of their unique and favorable characteristics. The following table provides a summary of our product offerings and their corresponding end applications:

Battery Type	End Applications

High Rate Discharge Industrial - high release	vacuum cleaners and wireless home appliances
SC Size	power tools,
C Size	medical devices,
D Size	electric bicycles,
F Size	battery-operated toys.
AA Size	EV/HEV/PHEV
AAA Size

Standard Industrial - normal release	Telecommunications
SC Size	Cordless phones
C Size	Walkie-Talkies
D Size	Solar light products
F Size	Emergency lighting
AA Size	Mining lamp
AAA Size

Commercial/Consumer	MP3/MP4 player
AA Size	portable consumer electronics products, such as digital
AAA Size	camera and portable gaming system
PDA, WALKMAN, digital camera, voice recorder
Remote controller
Radio

Historically, we have derived 90% of our revenues from the sale of industrial batteries. As we expand our production capacity and add new product lines in response to evolving market demands, we have derived and will continue to derive an increasingly greater portion of our revenues from our new product lines.

Our Ni-MH batteries can be classified into 6 types based on their size. SC, C, D and F cells are larger in size and are commonly used in vacuum cleaners and wireless home appliances, power tools, medical devices, electric bicycles and battery-operated toys. AA and AAA cells are smaller in shape and commonly used in portable consumer electronics products such as digital cameras and portable gaming systems, cordless phones and solar light products.

The following pictures depict our product family.

Ni-MH cells are generally used for a wide range of portable consumer electronics products, such as digital cameras and portable gaming systems, cordless phones, solar light products, vacuum cleaners and wireless home appliances, power tools, medical devices, electric bicycles and battery-operated toys. We target our cylindrical cells for the vacuum cleaner, wireless home appliances and power tools market. Batteries used in such products contains a group of six or more cylindrical cells working together in a coordinated manner, so that the failure of only one cell will affect the performance of the entire battery. Accordingly, cylindrical cells for these products require a higher uniformity than common cells.

Our products focus on the Ni-MH batteries including SC, C, D and F types. The downstream target customers are factories that mainly produce electric tools and vehicles, high-end toys and cleaners, who need batteries for stricter high-power and high-rate discharge performance than ordinary AA and AAA civilian batteries. Ordinary civilian AA and AAA batteries only need 200-300 cycles of life and discharge a low current, while high-power batteries used for electric tools and vehicles generate a high-rate discharge in order to start such products and consistently maintain power, capacity and life. Consumers who invest in products using SC, C, D and F types of Ni-MH batteries, which tend to retail between $10 and hundreds of dollars, as compared to products using the AA and AAA batteries which tend to retail for less than $10, usually pay attention to, and expect their products to be more durable.

We currently mass produce our D-type Ni-MH batteries which mainly support hybrid or “mixed power” scooters needing 30 cells (36V) or 40 cells (48V) in series. However, we are still developing our technology to produce batteries for more powerful hybrid vehicles, which need a minimized configuration of 120 cells (144V). Although hybrid and electric vehicles have some common Ni-MH battery requirements, the requirements there are stricter and higher standards for batteries used in hybrid vehicles. We plan to make substantial investments in establishing a R&D center for developing hybrid batteries in accordance with international standards, as well as build a production base for making the production, testing, regulating and controlling of such batteries.

Quality Assurance

We enforce strict quality assurance procedures throughout all stages of the manufacturing process. We have four levels of controls to monitor and maintain our product quality: design controls, process controls, material inflow controls and output controls. Our design controls ensure that there are no defects in the design and structure of the products we decide to produce. Our process controls consist of a 15-point check system from the beginning through the end of our production process. Our material inflow controls assure that we obtain our raw materials at a consistent level of quality. Our output controls test for capacity, voltage, visual defects and internal resistance. We believe these four levels of controls are essential to our quality control. We also provide ongoing training to our employees to ensure effective application of our quality assurance procedures.

Our products are UL/CE and ISO9001 compliant and they meet the IEC 61951/2003 Ni-MH battery standard and the ISO9001 standard for quality and reliability. Our products have also passed the regular evaluation of the PRC government's restrictions of hazardous substances, or RoHs, and we hold a China Green Environmental Protection Product Certificate from PRC government.

Our products have received a number of awards and recognitions. In December 2007, our batteries were selected for listing in the National Torch Plan of China. The National Torch Plan was organized and executed in 1988 by China's Ministry of Science and Technology to encourage innovation and promote the development of China's high-tech industry. Projects and enterprises listed in the plan have access to a series of support programs provided by the central and local government, including, favorable tax treatment, innovation protection, technical support, and a friendly business environment. In addition, in 2007, our “environmental protection high rate NI-MH battery” was recognized as a high- and new technology product by Shenzhen City, and the China National Light Industry Council has recognized our batteries as “international advanced level” products.

We have passed stringent quality reviews and have obtained supplier qualifications from various domestic and international brand names. With our strong technological capabilities and use of automated equipment for core aspects of the manufacturing process, we believe our product quality, in certain key aspects, meets or even exceeds international industry standards.

Manufacturing

Manufacturing of battery cells is a technologically complicated and capital-intensive process, requiring coordinated use of machinery and raw materials at various stages of manufacturing. The primary raw materials used in production of battery cells include electrode materials, electrolytes, foils, cases and caps and separators. Our manufacturing process includes the following steps:

  The electrodes are manufactured using active materials, conductive agents and binder which are mixed with liquid. These mixtures are then uniformly coated onto the thin metal foil, then after drying, the electrodes are cut down to the designated sizes.

  The positive electrode and negative electrode are then wound together with a separator and inserted into a can, and electrolyte is filled. The sealing completes the battery cell assembly.

  Prior to shipping battery cells to our customers, the battery cells will undergo an aging process, and thorough inspections to ensure the cells meet high quality control standards.

  These cells are then integrated into packages which are customized into a wide variety of configurations to interface with different electronic devices.

A simplified manufacturing process is illustrated below:

We have adopted a semi-automated manufacturing process. We use fully automated machinery to process key aspects of the manufacturing process to ensure high uniformity and precision, while leaving the non-key aspects of the manufacturing process to manual labor. For example, we have an automated production line to manufacture our cylindrical cells used for notebook computer batteries to ensure a high level of uniformity and precision. We intend to further improve our automated production lines. As we have easy access to an ample supply of low-cost skilled labor, we believe our unique semi-automated manufacturing process will enable us to achieve desired cost-competitiveness by substantially lowering our manufacturing cost without compromising our product quality and uniformity.

For the last few years, we have been expanding our manufacturing capacity to meet the growing market demand for battery products. As the increasingly intense competition in our industry has driven down the per unit profit margins of our products, we strive to continue investing heavily in our manufacturing infrastructure to further increase our manufacturing capacity, enabling us to lower the per unit cost of our products and thereby maintaining our expected level of profitability as a whole.

Suppliers

We have built a comprehensive supply chain of materials and equipment. The primary raw materials used in manufacturing of Ni-MH batteries include electrode materials, cases and caps, foils, electrolyte and separator. Cost of these raw materials is a key factor in pricing our products. We believe that there is an ample supply of most of the raw materials we need in China. We are seeking to identify alternative raw material suppliers to the extent there are viable alternatives and to expand our use of alternative raw materials. We have also restructured our operations in an effort to streamline corporate resources and improve internal efficiency, with a particular focus on manufacturing and sales. To ensure the quality of our suppliers, we use only those suppliers who have demonstrated quality control and reliability.

We aim to maintain multiple supply sources for each of our key raw materials to ensure that supply problems with any one supplier will not materially disrupt our operations. In addition, we strive to develop strategic relationships with new suppliers to secure a stable supply of materials and introduce competition in our supply chain, thereby increasing our ability to negotiate a better pricing and reducing our exposure to possible price fluctuations.

Our economies of scale enable us to purchase materials in large volumes, offering us leverage to secure better pricing, and to a lesser degree, increasing the extent to which our suppliers rely on our purchase orders. We believe this relationship of mutual reliance will enable us to reduce our exposure to possible price fluctuations.

As of December 31, 2009, our key raw material suppliers were as follows:

Materials	Main Suppliers
Nickel foam	Henan Kelong New Energy Electric Power Source Co., Ltd.
Nickel foam	Jiangmen Chancsun Umicore Industry Co., Ltd.
Alloyed powder	Ningbo Shenjiang Sci-Tech Limited-Liability Company
Alloyed powder	Zhongshan Yongneng Electronic Technology Co., Ltd.
Alloyed powder	Dandong Hongyuan Alloy Co., Ltd.
Alloyed powder	Gansu Rare Earth New Materials Co., Ltd.
Silica gel	Dongguan Wodun Chemical Co., Ltd.
Separator paper	Guangzhou Wealth-Win Co., Ltd.
Copper mesh	Shenzhen Hong Yang Jin Shu Wang Co., Ltd.

We source our manufacturing equipment both suppliers both domestic and foreign, based on consideration of their cost and function. As of December 31, 2009, we purchased our key equipment from the following suppliers:

Instruments	Main Suppliers
Positive and negative automatic powdering production line \ winding machine \ sealing machine, etc.	Zhu Hai Guanghuan Machinery Manufacturing Co., Ltd.
Automatic formation\capacity grading and testing equipment	Guangzhou Jianxin Electric Appliance Co., Ltd.
Capacity grading and testing equipment	Zeemoo (Shenzhen) Technology Co., Ltd.

Customers

We sell our products domestically and internationally. For our international sales, we sell our products directly to distributors, as well as pack manufacturers in these countries and territories. If we receive orders from distributors for batteries rather than cells, we assemble our cells into batteries at customers' requirements and then arrange to deliver the batteries to fulfill the orders.

A large number of SC, C and D cell & battery customers have historically accounted for a substantial portion of our revenue. In the year ended December 31, 2009, our top five and top ten customers in aggregate contributed to approximately 41% and 70% of our revenue, respectively. As we expand our product portfolio and target new market segments, we expect that our customer composition as well as the identity and concentration of our top customers will change from period to period. Currently, we are actively investigating demand for, and pursuing opportunities in, other product lines, including mining lamps, hybrid electric vehicles, and light electric vehicles.

In the fiscal year ended December 31, 2009, no customer accounted for more than 10% of net sales and in fiscal year 2008, one customer accounted for 10% of net sales and had $285,207 of account receivable (5.80% of total receivable) at December 31, 2008, and in fiscal year 2007, two customers each accounted for 10% of net sales.

Sales and Marketing

We have built an extensive sales and service network in China, highlighted by our strong presence in China's economically prosperous coastal regions where we generate a significant portion of our sales. Our sales and marketing department is responsible for our marketing, sales and post-sales services to brand owners and pack manufacturers in the PRC and worldwide. The three functions in one enhance our sales staff in these representative offices who conduct sales and services in each designated area. We offer different price incentives to encourage large-volume and long-term customers. As we expand our business, our sales and marketing staff has increased to more than one hundred, most of whom are professional salespersons and technicians.

Our sales staff works closely with our customers to understand their needs and provide feedback to us so that we can better address their needs and improve the quality and features of our products.

We engage in marketing activities such as attending industry-specific conferences and exhibitions to promote our products and brand name. We also advertise in industry journals and magazines and through the Internet to market our products. We believe these activities are conducive in promoting our products and brand name among key industry participants.

Our Competition

We face competition from many other battery manufacturers, many of which have significantly greater name recognition and financial, technical, manufacturing, personnel and other resources than the Company has. We compete against other Ni-MH battery producers, as well as manufacturers of other rechargeable and non-rechargeable batteries. The main types of rechargeable batteries currently on the market include: lead-acid; nickel-cadmium; nickel metal hydride; liquid lithium-ion and lithium-ion polymer. Competition is typically based on design, quality, reliability, and performance. While the consumer segment of the market is highly competitive, the industrial segment is less competitive. The Company believes that in China it has approximately 16% market share of high-rate discharge batteries. Our primary competitors in the Ni-MH battery market or other similar competing rechargeable battery products include SANYO Electric Co., Ltd. Global, Matsushita Industrial Co., Ltd. (Panasonic), BYD Company Ltd., GPI International, Ltd., Shenzhen Grepow Battery Company, Hunan Coran Power Company and HuanYu Power Source Co., Ltd.

We believe that we are leveraging our low-cost advantage to compete favorably with our competitors. Compared to Korean and Japanese cell makers, we are able to source our needs for skilled labor and raw materials locally and economically. Our substantially expanded production capacity has translated into greater purchasing power, thereby helping us negotiate lower purchase prices for materials. Furthermore, our strong proprietary technologies and use of a combination of manual labor and automation at the key stages of the manufacturing process enable us to enhance our production efficiency, resulting in further reduction in cost, while ensuring high uniformity and high-quality standards.

We believe that the following competitive strengths enable us to compete effectively in, and to capitalize on the growth of, the global Ni-MH battery market:

  One Stop Solution for Rechargeable Power Supply. We believe that the key to capturing and retaining customers is our intense focus on providing critical advice and feedback to clients during the design phase of new consumer products. We use an integrated approach to servicing customers, providing real-time design feedback during the design phase, which assures that customers can maintain their design vision while also having a stable and dependable power source. Our one-stop approach allows for pricing premiums that result in margin enhancement by over 50% and helps cement relationships with clients for long term.

  Strong R&D capabilities. We place a strong emphasis on R&D, particularly on technological innovation and the development of new battery cell materials and products. We have established a dedicated R&D center with what we believe to be the most advanced equipment in China. Our R&D team consists of 2 researchers and scientists, led by Huang Junbiao. Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

  China-based, low-cost manufacturing model. We conduct all of our manufacturing activities in Shenzhen, China. Our access to China's abundant supply of skilled and low-cost labor, as well as our ability to source raw materials, equipment, land and manufacturing facilities locally and economically, has considerably lowered our operating cost and expenses as a percentage of revenues. Because our products are not subject to any customs duty as compared to those imported from our Japanese and Korean competitors, we believe we enjoy a cost advantage in the domestic market for customers in China's electronics manufacturing base.

  Optimal use of automation in production process. We selectively use automation in our manufacturing process to ensure high uniformity and precision in our products while maintaining our cost-competitive advantage. As a fully automated production line is very expensive, we tailor our semi-automated solution based on stages of the manufacturing process and product attributes. We use automated machinery in key stages of the manufacturing process while using manual labor for other stages to take advantage of the availability of low-cost, skilled labor in China. We believe this considerably reduces our capital expenditure requirements.

  Experienced management team with proven technology and operational record. We have an experienced management team. Mr. Henjan Wu, our Chairman, has extensive management experience. Ms. Xiangjun Liu, our Chief Executive Officer, has more than 20 years of management, engineering and sales experience in the battery industry. Mr. Jin Hu, our Chief Financial Officer and Treasurer, has extensive experience in financial management. Mr. Junbiao Huang, our Chief Technology Officer, has led our in-house R&D team in making significant progress in technology innovations and improvements, product development, and optimizing the use of battery cell materials.

Our Growth Strategy

We believe we are well positioned to take advantage of the opportunities presented by growing market demand for rechargeable batteries. Our goal is to build on our existing strengths to become a global leader in the development and manufacturing of Ni-MH batteries and Lithium-Ion batteries for leading end-application manufacturers. We intend to achieve this objective by pursuing the following strategies:

  Rapid Expansion of Ni-MH Production Capacity. We are receiving additional demand for our products from our existing customer base, new customer opportunities and new industry segments. We have a large backlog of opportunities that currently cannot be executed due to manufacturing capacity constraints. Utilizing excess space on an unused floor of our current factory, we are adding two manufacturing lines and have additional space for future expansion.

  Expand Product Offerings into New Battery Chemistries and Applications. We are continually developing new applications for our products. There are a number of applications including the hybrid automobile market and the back-up power supply industries. Our high-quality battery solutions are ideal for each of these segments. We have had numerous discussions with Chinese automobile manufacturers seeking solutions for new electric cars. We are also working with a number of prospective partners on opportunities to expand our products into the back- up power supply market. Toxicity and relatively short life of lead acid batteries makes the Ni-MH battery an ideal replacement solution for back-up power for telecommunications, traffic control, and traffic lighting segments. In anticipation of expanding into the lithium-ion battery space to address other opportunities, we have entered into a letter of intent to acquire a Chinese R&D company that produces Lithium-Ion batteries for automobiles

  Enhance leading-edge technology through continual innovation. We intend to continue committing substantial resources to R&D in order to improve our technologies, develop new products and optimize the use of new battery cell materials. In particular, our R&D efforts will focus on (1) developing more advanced technologies to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production; (2) developing and commercializing cost-effective and easily available substitute materials for existing raw materials that are more expensive and in unstable supply; (3) enhancing our product quality, reliability and features to satisfy stringent OEM requirements of leading end-application manufacturers and to keep abreast of rapidly changing industry standards and evolving market trends; and (4) cooperating closely with our partners to improve our technologies and develop new application markets.

  Continue our cost leadership through yield improvements and refining our manufacturing process. We believe that cost-effectiveness will be critical to our future success in an increasingly price-sensitive market. We intend to achieve greater economies of scale by expanding our production capacity. We will also focus on enhancing our yields by reducing our defect ratio through continual worker training and strict raw material quality control, and refining our semi-automated manufacturing process. We intend to increase our productivity and efficiency in the manufacturing process and reduce the per unit cost of production through the use of advanced technologies. We also will focus on continuing our development and commercialization of batteries that utilize cost-effective and easily available substitute materials for expensive raw materials.

  Establish our Lithium-Ion batteries production capacity. We believe that consumer demand for Lithium- Ion battery will grow quickly. We have a Lithium-Ion battery patent and customers who are the purchasers of both Ni- MH and Lithium-Ion batteries. We intend to establish production capacity for Lithium-Ion batteries in the near future in order to meet consumer demand.

Research and Development

We have established an advanced research and development, or R&D, center. To enhance our ability to provide battery solutions, our product quality, reduce cost, and keep up with technological advances and evolving market trends, our R&D center focuses on advancement in technologies relating to new materials and new cells with prospects for use in new end application markets.

Our strong R&D capabilities have enabled us to obtain various government-sponsored R&D grants. We have been accredited as a “new and high-technology company” in Shenzhen, entitling us to enjoy preferential tax treatment and other government incentive grants and subsidies. Furthermore, we collaborate with a number of reputable research institutes and science and technology universities in China, allowing us to capitalize on their R&D results economically.

Employees

As of December 31, 2009, we employed a total of 520 employees. The following table sets forth the number of our employees by function.

Function	Number of
Employees
Senior Management	7
Equipment & Maintenance	10
Production	422
Sales and Marketing	22
Logistics	9
Quality Control	15
Research & Development	21
Human Resource & Administration	4
Accounting	10
Total	520

We maintain a satisfactory working relationship with our employees, and we have not experienced any significant labor disputes or any difficulty in recruiting staff for our operations. None of our employees is represented by a labor union.

Our employees in China participate in a state pension plan organized by Chinese municipal and provincial governments. We are required to make monthly contributions to the plan for each employee at the rate of 10% of his or her average monthly salary. In addition, we are required by Chinese law to cover employees in China with various types of social insurance. We believe that we are in material compliance with the relevant PRC laws.

Intellectual Property

We rely on a combination of patents, trade secrets, and employee non-disclosure and confidentiality agreements to protect our intellectual property rights. We have registered our “TMK” trademark in both English and in Chinese characters in the PRC and the European Union, and we have registered the Internet and WAP domain name: tmk-battery.com. We have also registered three patents in the PRC relating to battery cell materials, design and manufacturing processes, and we have one pending patent application filed in the PRC for invention of a Ni-MH battery negative plate. The expiration date for the utility model patent in Ni-MH battery negative plate field is April 20, 2019; the expiration date for the utility model patent in Ni-MH battery negative plate structure is April 20, 2019; the expiration date for the utility model patent in Li-ion battery configuration is December 26, 2017.

We also have unpatented proprietary technologies for our product offerings and key stages of the manufacturing process. Our management and key technical personnel have entered into agreements requiring them to keep confidential all information relating to our customers, methods, business and trade secrets during their terms of employment with us and thereafter and to assign to us their inventions, technologies and designs they develop during their term of employment with us. The confidentiality agreements include noncompetition and non-solicitation provisions that remain effective during the course of employment and for periods following termination of employment, which vary depending on position and location of the employee.

We have institutionalized our efforts to safeguard our intellectual property rights by establishing an internal department that includes professionals such as attorneys, engineers, information managers and archives managers responsible for handling matters relating to our intellectual property rights. We have published internally a series of rules to protect our intellectual property rights.

We recently renewed an online license agreement with Ovonic Battery Company, Inc., or Ovonic, under which Ovonic granted us (1) a royalty-bearing, non-exclusive license to use certain patents owned by Ovonic to manufacture Ni-MH batteries and (2) a royalty-bearing, non-exclusive worldwide license to use certain patents owned by Ovonic to use, sell and distribute batteries. Pursuant to this agreement, which only exists in electronic form, we are obligated to pay Ovonic each time we use its patents in products which we offer for sale or distribution. The renewal agreement will remain in effect until the licensed patents under the agreement expire.

PRC Government Regulations

Environmental Regulations

As we conduct our manufacturing activities in China, we are subject to the requirements of the PRC Environmental Protection Law, the PRC Law on the Prevention and Control of Water Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Air Pollution and its Implementation Rules, the PRC Law on the Prevention and Control of Solid Waste Pollution, and the PRC Law on the Prevention and Control of Noise Pollution.

We are also subject to the PRC Administrative Measure on the Control of Pollution Caused by Electronic Information Products, informally known as China RoHS, a PRC government regulation to control certain materials, including lead, and the PRC’s Registration, Evaluation, Authorization and Restriction of Chemicals, or REACH, which regulates chemicals and their safe use for the protection of human health and the environment in China.  REACH requires manufacturers and importers to gather information on the properties of their chemical substances to enable safe handling and to submit such data, in the form of a technical dossier, to a central database managed by the European Chemicals Agency (ECHA). Any gaps in information to complete a dossier may require REACH laboratory testing.

All items shipped to China are marked to show whether they are compliant or non-compliant with the applicable environmental regulations. The Electronic Information Products, or EIP, logo or other label is used to mark parts and assemblies that do not contain unacceptable amounts of the substances identified by the regulations, and that are environmentally safe as “Environment Friendly.”

Our products comply with PRC RoHs and hold the REACH certification for environmental practices.  We have built environmental treatment facilities concurrently with construction of our manufacturing facilities, where waste water and waste solids that we generate can be treated in accordance with the relevant requirements. We also outsource the disposal of solid waste that we generate to a third party contractor. Certain key materials used in manufacturing, such as Nickel foam, alloy powder, electrolyte and separators, have proven innocuous to worker's health and safety as well as the environment. We are not subject to any admonitions, penalties, investigations or inquiries imposed by the environmental regulators, nor are we subject to any claims or legal proceedings to which we are named as defendant for violation of any environmental law or regulation. We do not have any reasonable basis to believe that there is any threatened claim, action or legal proceedings against us that would have a material adverse effect on our business, financial condition or results of operations.

Patent Protection in China

The PRC's intellectual property protection regime is consistent with those of other modern industrialized countries. The PRC has domestic laws for the protection of rights in copyrights, patents, trademarks and trade secrets. The PRC is also a signatory to most of the world's major intellectual property conventions, including:

  Convention establishing the World Intellectual Property Organization (WIPO Convention) (June 4, 1980);

  Paris Convention for the Protection of Industrial Property (March 19, 1985);

  Patent Cooperation Treaty (January 1, 1994); and

  The Agreement on Trade-Related Aspects of Intellectual Property Rights (TRIPs) (November 11, 2001).

Patents in the PRC are governed by the China Patent Law and its Implementing Regulations, each of which went into effect in 1985. Amended versions of the China Patent Law and its Implementing Regulations came into effect in 2001 and 2003, respectively.

The PRC is signatory to the Paris Convention for the Protection of Industrial Property, in accordance with which any person who has duly filed an application for a patent in one signatory country shall enjoy, for the purposes of filing in the other countries, a right of priority during the period fixed in the convention (12 months for inventions and utility models, and 6 months for industrial designs).

The Patent Law covers three kinds of patents: patents for inventions, utility models and designs respectively. The Chinese patent system adopts the principle of first to file. This means that, where more than one person files a patent application for the same invention, a patent can only be granted to the people who first filed the application. Consistent with international practice, the PRC only allows the patenting of inventions or utility models that possess the characteristics of novelty, inventiveness and practical applicability. For a design to be patentable, it should not be identical with or similar to any design which, before the date of filing, has been publicly disclosed in publications in the country or abroad or has been publicly used in the country, and should not be in conflict with any prior right of another.

PRC law provides that anyone wishing to exploit the patent of another must conclude a written licensing contract with the patent holder and pay the patent holder a fee. One rather broad exception to this, however, is that, where a party possesses the means to exploit a patent but cannot obtain a license from the patent holder on reasonable terms and in a reasonable period of time, the PRC State Intellectual Property Office, or SIPO, is authorized to grant a compulsory license. A compulsory license also can be granted where a national emergency or any extraordinary state of affairs occurs or where the public interest so requires. The patent holder may appeal such decision within three months from receiving notification by filing a suit in a people's court. SIPO, however, has not granted any compulsory license up to now.

PRC law defines patent infringement as the exploitation of a patent without the authorization of the patent holder. A patent holder who believes their patent is being infringed may file a civil suit or file a complaint with a PRC local Intellectual Property Administrative Authority, which may order the infringer to stop the infringing acts. A preliminary injunction may be issued by the People's Court upon the patentee's or the interested parties' request before instituting any legal proceedings or during the proceedings. Evidence preservation and property preservation measures also are available both before and during the litigation. Damages in the case of patent infringement are calculated as either the loss suffered by the patent holder arising from the infringement or the benefit gained by the infringer from the infringement. If it is difficult to ascertain damages in this manner, damages may be reasonably determined in an amount ranging from one to more times of the license fee under a contractual license. The infringing party may also be fined by the Administration of Patent Management in an amount of up to three times the unlawful income earned by such infringing party. If there is no unlawful income so earned, the infringing party may be fined in an amount of up to RMB500,000.

Tax

For detailed discussion of PRC tax regulations, see “Management's Discussion and Analysis of Financial Condition and Results of Operations – Taxation – China.”

Foreign Currency Exchange

Under the PRC foreign currency exchange regulations applicable to us, the Renminbi is convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions. Conversion of Renminbi for capital account items, such as direct investment, loan, security investment and repatriation of investment, however, is still subject to the approval of the PRC State Administration of Foreign Exchange, or SAFE. Foreign invested enterprises, or FIEs, established in the PRC may only buy, sell and/or remit foreign currencies at those banks authorized to conduct foreign exchange business after providing valid commercial documents and, in the case of capital account item transactions, obtaining approval from the SAFE. Capital investments by FIEs outside of China are also subject to limitations, which include approvals by the Ministry of Commerce, the SAFE and the State Reform and Development Commission.

Dividend Distributions

Under applicable PRC regulations, FIEs in China may pay dividends only out of their accumulated profits, if any, determined in accordance with PRC accounting standards and regulations. In addition, a FIE in China is required to set aside at least 10.0% of its after-tax profit based on PRC accounting standards each year to its general reserves until the accumulative amount of such reserves reach 50.0% of its registered capital. These reserves are not distributable as cash dividends. The board of directors of a FIE has the discretion to allocate a portion of its after-tax profits to staff welfare and bonus funds, which may not be distributed to equity owners except in the event of liquidation.

OUR PROPERTY

All land in China is owned by the state or collectives. Individuals and companies are permitted to acquire and own land use rights for specific purposes. In the case of land used for industrial purposes, the land use rights are granted for a period of 50 years. This period may be renewed at the expiration of the initial and any subsequent terms according to the relevant Chinese laws. Granted land use rights are transferable and may be used as security for borrowings and other obligations. The Company leased a plant building (four floors) and a dormitory building (five floors) from Shenzhen YiJiaYang Inc. for three years starting 2009 with annual one-time payment $0.2 million. The Company has paid cash for inquiring rights to properties from various sources to expand its business and operations. The advances for properties purchase consist of the following:

	December 31,
	2009	2008
Advance for Fixed Asset Purchase (Shihao Mansion)	$3,024,108	$3,123,964
Advance for Equipment Purchase (Two suppliers)	2,989,816	-
Advance for Fixed Asset Purchase (Jinli Building 3rd, 5th and 6th floor)	10,916,096	-
Total Advances for properties purchases	$16,930,020	$3,123,964

The Company also owns one office unit in a commercial building and seven retail shops through TMK's wholly-owned PRC subsidiary, Shenzhen Borou Industrial Co., Ltd.   The seven retail shops are currently rented to third parties. The Company acquired Borou and its properties to serve as collateral for current and future loans.

We believe that all our properties have been adequately maintained, are generally in good condition, and are suitable and adequate for our business.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties and an adverse result in these or other matters may arise from time to time that may harm our business. Except as set forth below, we are currently not aware of any such legal proceedings or claims that we believe will have a material adverse affect on our business, financial condition or operating results.

On January 16, 2009, TMK was sued by Wen-Chang Management Consulting Services Company Limited, or Wen-Chang, in the BaoAn District Court, with respect to RMB226,598.08 (approximately, $33,177) in outstanding consultancy fees claimed by Wen-Chang. The BaoAn District Court ruled in favor of Wen-Chang and ordered TMK to pay to the plaintiff a sum of RMB144,800, plus a liquidated damages in the sum of RMB50,000 (collectively equal to $28,522). TMK appealed the BaoAn District Court's ruling to the Shenzhen Municipal Intermediate Court, based on its belief that Wen-Chang had failed to provide the training services required under the relevant contract between TMK and Wen-Chang. The Intermediate Court heard the case in June 2009, but as of the date of this filing, had not yet ruled on the matter. We expect to prevail in this matter, however, management does not believe that an adverse ruling will have a material impact on our business and operations.

MANAGEMENT

Directors and Executive Officers

The following sets forth information about our directors and executive officers as of the date of this report:

NAME	AGE	POSITION
Henian Wu	46	Chairman
Xiangjun Liu	43	Chief Executive Officer, President and Director
Zongfu Wang	45	Vice President and Director
Junbiao Huang	41	R&D Director and Director
Jin Hu	33	Chief Financial Officer
Jinfeng Huang	32	Chief Technology Officer
Jun Tu	31	Director

Mr. Henian Wu. Mr. Wu has been our Chairman since the closing of our reverse acquisition of Leading Asia on February 10, 2010 and has served as the President and as a Director of TMK since August 2005. Prior to joining us, Mr. Wu served as the general manager of Shenzhen Flying Crane Financial Advisory Co., Ltd., a finance consulting company, from 2003 to 2005. Mr. Wu holds a Bachelor's degree in Financial Accounting from Hubei Business School.

Ms. Xiangjun Liu. Ms. Liu has been our Chief Executive Officer and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the General Manager and as a Director of TMK since March 2009. Prior to joining us, Ms. Liu served from 2003 to March 2009 as the General Manager of Utron Power Technology (Zhuhai) Co., Ltd., a large PRC-based battery manufacturer. Ms. Liu holds a Bachelor's degree in Astronomy from Nanjing University and a Master's degree in Astrometry and Celestial Mechanics from Nanjing University.

Mr. Zongfu Wang. Mr. Wang has been our Vice president and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as vice president of TMK since 2002. Mr. Wang holds a bachelor's degree in English from Yangzhou University.

Mr. Junbiao Huang Mr. Huang has been our Director of R&D and a member of our board of directors since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as Director of R&D of TMK from 2001 to 2009. Mr Huang holds a master's degree in electrochemistry from Xiamen University.

Mr. Jin Hu. Mr. Hu has served as our Chief Financial Officer since his appointment on May 1, 2010. He is a certified CPA with a diverse background in corporate finance, accounting and investment with leading companies in a variety of industries. Prior to joining us, Mr. Hu acted as financial controller with Johnson & Johnson in Beijing from June 2009 to April 2010, where he worked closely with senior management to drive the Multiple Specialty pharmaceutical business unit with 60% sales growth rate and over 100% net profit growth rate in 2009. Prior to that, he served, from August 2008 to January 2009, as an internal consultant with Citigroup in New York to conduct research on industry trends and to evaluate new services to company clients, and from May 2006 to May 2008, as an auditor with Ernst & Young in Washington D.C, with clients including Capital One, NASDAQ, Marriott, and United States Department of Health and Human Services. Mr. Hu also served, from November 2003 to May 2006, as a member of the corporate finance team at McKesson Corporation, and worked, from September 2000 to November 2003, as an analyst at Stock-Trak Inc in Atlanta. Mr. Hu earned his master of business administration degree from Cornell University, and dual master degrees in computer information systems and accounting from Georgia State University. He received his bachelor degree in accounting from Louisiana Tech University.

Mr. Jinfeng Huang. Mr. Huang has been our Chief Technology Officer since the closing of our reverse acquisition of Leading Asia on February 10, 2010, and has served as the Chief Technical Officer of TMK since August, 2001. Mr. Huang holds a Bachelor's degree in Chemistry from North China University of Technology. Mr. Huang has published Research on the Storage Performance of NI-MH Battery and Research on Chargeable Method of NI-MH Battery in Battery and Battery Technology.

Mr. Jun Tu.  Mr. Tu has been a member of our board of directors since the closing of our share exchange with Leading Asia on February 10, 2010, and has served as an assistant to TMK's comptroller since 2008. Prior to that, he served as a sales manager at TMK from 2006 to 2008. Prior to joining us, Mr. Tu taught English at Wuhan University of Science and Technology from September, 2001 to January, 2006. Mr. Tu holds a bachelor's degree in English from Wuhan University of Science and Technology.

Significant Employees

In addition to the foregoing named officers and directors, the following employees are also key to our business and operations:

NAME	AGE	POSITION
Zhaohui Su	35	Chief Technical Advisor of TMK
Tao Jiang	36	Chief Project Advisor of TMK
Qingqun Zhang	41	Chief Production Officer of TMK
Bing Li	33	Battery R&D Engineer of TMK
Longwei Zhou	35	Senior Engineer of R&D Technology of TMK
Liangyin Zhang	48	Chief Administrative Officer of TMK

Mr. Zhaohui Su. Mr. Su has served as the Chief Technical Advisor to TMK since 2007. Prior to joining us, Mr. Su served as Professor of State Key Laboratory for Physical Chemistry of Changchun Institute of Applied Chemistry of China Academy of Sciences. and responsible for 863 Program

Mr. Tao Jiang. Mr. Jiang has served as the Chief Project Director of TMK since 2007. Prior to joining us, he was an associate research fellow at the State Key Laboratory for Biomacromolecule of Institute of Biophysics of China Academy of Sciences. and responsible for State Spark Program

Xingqun Zhang, Mr. Zhang has served as the Chief Production Officer of TMK since April 2009. Prior to joining us, he served from May 2007 to March 2009, as deputy general manager of Huizhou Jiucong Industrial Co., Ltd., a battery manufacturer. Prior to that, he served from September 2006 to April 2007, as factory director of Shenzhen Huipu Energy Technology Co., Ltd, a battery manufacturer. Prior to that, he served from January 2005 to July 2006, as quality department director of Hunan Keliyuan High-Tech Co., Ltd., a battery manufacturer. Prior to that, he served from February 1992 to December 2004, in the assembly shop as quality engineer and production manager at Advanced Battery Factory, a Guangdong based manufacturer. Mr. Zhang holds a bachelor's degree in applied chemistry from Guangdong University of Technology

Mr. Bing Li. Mr. Li has served as a Battery R&D Engineer of TMK since July, 2007. Prior to joining us, he served from 2000 to 2006, as the Quality Manger of Shenzhen Haopeng Battery Co., Ltd., a battery manufacturer. Mr. Li holds a Bachelor's degree in Application Electronics from Jiangxi Nanchang University.

Mr. Longwei Zhou. Mr. Zhou has served as a Senior Engineer of R&D Technology of TMK since June, 2001. From 1994 to 1996, Mr. Zhou conducted research related to the development of Ni-MH battery at the Institute of New Energy Resources of Tianjin Nankai University and received his Master's degree from Tianjin University. Mr. Zhou holds a Bachelor's Degree in Chemistry from Jiaying University and a Master's Degree in Chemistry from Tianjin Nankai University.

Mr. Liangyin Zhang. Mr.Zhang has served as Chief Administrative Officer of TMK since August 2009, and as TMK's administrative manager from April 2008 to July 2009. Prior to that, Mr. Zhang served from October 2002 to April 2008 as TMK's Purchasing Manager.

Family Relationships

There is no family relationship among any of our officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has been convicted in a criminal proceeding, excluding traffic violations or similar misdemeanors, or has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws, except for matters that were dismissed without sanction or settlement. Except as set forth in our discussion below in “Certain Relationships and Related Transactions, and Director Independence – Transactions with Related Persons,” none of our directors, director nominees or executive officers has been involved in any transactions with us or any of our directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the SEC.

Promoters and Certain Control Persons

We did not have any promoters at any time during the past five fiscal years.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934 requires our executive officers and directors, and persons who beneficially own more than ten percent of our equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms received by us, all such filing requirements applicable to its officers and directors were complied with during the fiscal year ended December 31, 2009.

EXECUTIVE COMPENSATION

Summary Compensation Table — Fiscal Years Ended December 31, 2009 and 2008

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total annual salary and bonus compensation in excess of $100,000.

							Non-
						Non-Equity	Qualified
						Incentive Plan	Deferred
Name and				Stock	Option Awards	Compensation	Compensation	All Other
Principal		Salary	Bonus	Awards		Earnings	Earnings	Compensation	Total
Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Henian Wu,	2008	35,000	0	0	0	0	0	0	35,000
Chairman(1)	2009	35,000	0	0	0	0	0	0	35,000
Xiangjun Liu, CEO	2008	0	0	0	0	0	0	0	0
and President (2)	2009	53,000	0	0	0	0	0	0	53,000
Xiaodong Xiao,	2008	12,000	0	0	0	0	0	0	12,000
former CFO(3)	2009	12,000	0	0	0	0	0	0	12,000
Jin Hu,	2008	0	0	0	0	0	0	0	0
CFO(3)	2009	0	0	0	0	0	0	0	0

Narrative disclosure to summary compensation table

(1)

On February 10, 2010, we acquired Leading Asia in a reverse acquisition transaction that was structured as a share exchange and in connection with that transaction, Ms. Xiangjun Liu became our Chief Executive Officer and President. Prior to the effective date of the reverse acquisition, Ms. Liu served as the General Manager of Leading Asia's subsidiary TMK. The annual, long term and other compensation shown in this table include the amount Ms. Liu received from such subsidiaries prior to the consummation of the reverse acquisition.

(2)	James W. Morgon resigned from all offices he held with us and his position as our director upon the closing of the reverse acquisition of Leading Asia on February 10, 2010.

(3)	Xiaodong Xiao resigned from his position as our Chief Financial Officer and on March 1, 2010, the Board of Directors appointed Jin Hu as Chief Financial Officer, effective immediately.

Summary of Employment Agreements and Material Terms

Prior to the reverse acquisition of Leading Asia, our subsidiary, TMK, declared and paid dividends of $2,013,625 and $1,391,129 to the former owners of TMK for the years ended December 31, 2008 and 2007. Other than these dividends, we have never declared or paid a cash dividend. Any future decisions regarding dividends will be made by our board of directors. We currently intend to retain and use any future earnings for the development and expansion of our business and do not anticipate paying any cash dividends in the foreseeable future. Our board of directors has complete discretion on whether to pay dividends, subject to the approval of our stockholders. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board of directors may deem relevant.

Other than the salary and necessary social benefits required by the government, we currently do not provide other benefits to the officers at this time. Our executive officers are not entitled to severance payments upon the termination of their employment agreements or following a change in control.

We have not provided retirement benefits (other than a state pension scheme in which all of our employees in China participate) or severance or change of control benefits to our named executive officers. We are in compliance with the PRC employment and labor rules.

Outstanding Equity Awards at Fiscal Year End

For the year ended December 31, 2009, no director or executive officer has received compensation from us pursuant to any compensatory or benefit plan. There is no plan or understanding, express or implied, to pay any compensation to any director or executive officer pursuant to any compensatory or benefit plan, although we anticipate that we will compensate our officers and directors for services to us with stock or options to purchase stock, in lieu of cash.

Grants of Plan-Based Awards in 2009

None of our named executive officers received unexercised options, stock that has not vested or equity incentive plan awards that remained outstanding as of the end of the fiscal year ended December 31, 2009.

Potential Payments Upon Termination or Change in Control

There are currently no potential payments to our named executive officers that upon termination or a change in control.

Compensation of Directors

No member of our board of directors received any compensation for his services as a director during the year ended December 31, 2009.

Governance Structure

The Company is governed by a Board of Directors that currently consists of five members: Henian Wu, Xiangjun Liu, Zongfu Wang, Junbiao Huang and Jun Tu. From time to time, the Board may establish and delegate permitted duties to committees. The Company has separated the roles of the Chairman of the Board of Directors and the Chief Executive Officer by appointing Mr. Henian Wu, as Chairman of the Company's Board of Directors. We have chosen to implement such a governance structure to allow our Chief Executive Officer the ability to focus the majority of her time and efforts on the day to day operations of the Company. We believe that this governance structure will serve the Company's shareholders well in the coming years.

The Board's Role in Risk Oversight

The Board oversees that the assets of the Company are properly safeguarded, that the appropriate financial and other controls are maintained, and that the Company's business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board of Directors' oversight of the various risks facing the Company. In this regard, the Board seeks to understand and oversee critical business risks. The Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of the Company's business strategy. The Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for the Company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, Company management is charged with managing risk. The Company has robust internal processes and a strong internal control environment to identify and manage risks and to communicate with the Board. The Board monitors and evaluates the effectiveness of the internal controls and the risk management program at least annually. Management communicates routinely with the Board and individual Directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management. The Board currently implements its risk oversight function as a whole, however, the Board plans to delegate some of its risk oversight function to various Committees in the future. In particular, the Board intends to establish an Audit Committee to oversee risks related to the Company's financial statements, the financial reporting process, accounting and legal matters, and a Compensation Committee to evaluate risks and rewards associated with the Company's compensation philosophy and programs.

Director Qualifications

Directors are responsible for overseeing the Company's business consistent with their fiduciary duty to stockholders. This significant responsibility requires highly-skilled individuals with various qualities, attributes and professional experience. The Board believes that there are general requirements for service on the Company's Board of Directors that are applicable to all Directors and that there are other skills and experience that should be represented on the Board as a whole but not necessarily by each Director. The Board considers the qualifications of Directors and Director candidates individually and in the broader context of the Board's overall composition and the Company's current and future needs.

Qualifications for All Directors

In its assessment of each potential candidate, including those recommended by stockholders, the Board considers the nominee's judgment, integrity, experience, independence, understanding of the Company's business or other related industries and such other factors the Board determines are pertinent in light of the current needs of the Board. The Board also takes into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities to the Company.

The Board requires that each Director be a recognized person of high integrity with a proven record of success in his or her field. Each Director must demonstrate innovative thinking, familiarity with and respect for corporate governance requirements and practices, an appreciation of multiple cultures and a commitment to sustainability and to dealing responsibly with social issues. In addition to the qualifications required of all Directors, the Board assesses intangible qualities including the individual's ability to ask difficult questions and, simultaneously, to work collegially.

The Board does not have a specific diversity policy, but considers diversity of age, educational background and professional experiences in evaluating candidates for Board membership. Diversity is important because a variety of points of view contribute to a more effective decision-making process.

Qualifications, Attributes, Skills and Experience to be Represented on the Board as a Whole

The Board has identified particular qualifications, attributes, skills and experience that are important to be represented on the Board as a whole, in light of the Company's current needs and business priorities. The Company designs, develops, manufactures and sells environmentally-friendly nickel-metal hydride cell, or Ni-MH, rechargeable batteries. Therefore, the Board believes that a diversity of professional experiences in the battery industry, specific knowledge of key geographic growth areas, and knowledge of U.S. capital markets and of U.S. accounting and financial reporting standards should be represented on the Board. In addition, the market in which we compete is characterized by rapid technological change, evolving industry standards, introductions of new products, and changes in customer demands that can render existing products obsolete and unmarketable. Our future success depends upon our ability to address the increasingly sophisticated needs of our customers by supporting existing and emerging hardware, software, database, and networking platforms and by developing and introducing enhancements to our existing products and new products on a timely basis that keep pace with technological developments, evolving industry standards, and changing customer requirements, through strong focus on. research and development. Therefore, the Board believes that academic and professional experience in research and development in the information technology industry should also be represented on the Board.

Set forth below is a tabular disclosure summarizing some of the specific qualifications, attributes, skills and experiences of our directors.

Director	Titles	Material Qualifications
Henian Wu	Chairman of the Board	Mr. Wu has over 25 years working experience in accounting, finance, consulting, sales, marketing and general management in varied industries.
Xiangjun Liu	Chief Executive Officer, President and Director	Ms. Liu earned her Bachelors and Masters degrees from one of the most top universities in China with scholarships and has multiple years experience in general management and technology innovation.
Zongfu Wang	Director	Mr. Wang has over 20 years' professional experience in marketing, sales, and general management. He earned his Bachelor's Degree in English from Yangzhou University.
Junbiao Huang	Director	Mr. Huang has 20 years' professional experience in varied functions, and in research and development in particular. He holds a Master's Degree in electrochemistry from Xiamen University.
Jun Tu	Director

Mr. Tu has many years of professional experience in finance, sales and marketing, and prior to joining our company, he taught English at Wuhan University of Science and Technology. Mr. Tu holds a Bachelor's Degree in English from Wuhan University of Science and Technology.

CHANGE IN ACCOUNTANTS

On March 4, 2010, we reported a change of independent auditors, effective immediately, from Child, Van Wagoner & Bradshaw, PLLC, Van Wagoner, to Kempisty & Company Certified Public Accountants P.C., or Kempisty, and on March 12, 2010, we reported that Kempisty had entered into a contractual agreement with MaloneBailey, LLP, or MaloneBailey, whereby MaloneBailey assumed Kempisty's role and become our new independent accounting firm. For details regarding the change of auditors see our current reports on Form 8-K filed on March 4, 2010 and on March 12, 2010 when the changes occurred.

Van Wagoner audited the financial statements of the Company, for the years ended September 30, 2009 and 2008 (prior to the change of fiscal year end in connection with the reverse acquisition of Leading Asia). Van Wagoner's reports on the Company's financial statements as of and for the years ended September 30, 2009 and 2008 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles, except that its report for the years ended September 30, 2009 and 2008 contained a going concern qualification as to the Company's ability to continue as a going concern. During the years ended December 31, 2009 and 2008 and through Van Wagoner's dismissal on February 28, 2010, there were (1) no disagreements with Van Wagoner on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Van Wagoner, would have caused Van Wagoner to make reference to the subject matter of the disagreements in connection with its reports, and (2) no events of the type listed in paragraphs (A) through (D) of Item 304(a)(1)(v) of Regulation S-K.

During the last two fiscal years ended December 31, 2008 and December 31, 2007, Kempisty did not conduct any audits or complete any audit reports on the Company's financial statements. However, Kempisty did conduct an audit and completed an audit report on the financial statements of the Company's subsidiaries, Leading Asia Pacific Investment Limited, as of and for the year ended December 31, 2008, and TMK Power Industries (SZ) Co., Ltd., as of and for the years ended December 31, 2008 and December 31, 2007, which reports did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audits of the financial statements of the Company's subsidiaries for the fiscal years ended December 31, 2008 and 2007, there were: (i) no disagreements between the Company and Kempisty on any matters of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreements, if not resolved to the satisfaction of Kempisty, would have caused Kempisty to make reference to the subject matter of the disagreement in their reports on the Company's financial statements for such years, and (ii) no reportable events within the meaning set forth in Item 304(a)(1)(v) of Regulation S-K.

SELLING STOCKHOLDERS

This prospectus relates to the resale by the selling stockholders named below, from time to time, of an aggregate of 6,171,000 shares of our common stock issued to the selling stockholders upon in the February 2010 private placement described below, and 3,401,320 shares issuable upon exercise of five-year warrants to purchase shares of our common stock at an exercise price of $1.60 per share. None of the selling stockholders is an affiliate of the Company, and each of the selling stockholders has represented to the Company in writing in substance that it acquired the securities or will acquire the underlying securities for its own account, and without a view towards, or for resale in connection with, the public sale or distribution thereof, irrespective of whether or not such sale would be registered or exempted under the Securities Act.

On February 10, 2010, we also completed a private placement transaction with a group of accredited investors. Pursuant to the Subscription Agreement with the investors, we issued to the investors an aggregate of 5,486,000 shares of our common stock for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, bear an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. Assuming that the Warrants issued in the transaction are exercised, the securities issued represented approximately 21.90% of our issued and outstanding capital stock as of and immediately after closing date.

As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into the Registration Rights Agreement with the investors, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder, its stockholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into the Make Good Escrow Agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment. As of June 30, 2010, there was no accrual related to the Make Good Escrow Agreement as we deem the probability of payments to be remote based on sales orders received so far or expected to be received during the 2010 period.

In addition, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a Lock-Up Agreement, pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of a registration statement covering the shares issued in connection with the private placement.

Hudson Securities, Inc., or Hudson, acted as the placement agent in connection with the sale of the shares, pursuant to an agreement between the Company and Hudson. Under the terms of the agreement, the Company agreed to retain Hudson as its exclusive private placement agent to assist the Company in connection with the private placement transaction and to provide merger and acquisition advisory services with respect to reverse acquisition of Leading Asia. At the closing of the private placement, on February 10, 2010, we paid a cash fee of $445,738, or 6.5% of the gross proceeds received from the sale of the securities to the investors, of which $351,488 was paid to Hudson, and $87,750 and  $6,500 was paid to SHP Securities, LLC and Williams Financial Group, respectively, at the direction of Hudson. We also issued warrants for the purchase of an aggregate of 658,320 shares of our common stock, exercisable for a period of five years at an exercise price of $1.25 per share, of which 553,020 warrants were issued to Hudson and its designees and 105,300 warrants were issued to SHP Securities LLC, at the direction of Hudson.   In connection with merger and acquisition advisory services in connection with the reversed acquisition, we paid Hudson a cash fee of $50,000 and issued to Hudson and its designees an aggregate of 560,000 shares of our common stock. Other than with respect to the letter agreement between the Company and Hudson, no relationships or arrangements have existed in the past three years or are to be performed in the future between the Company and any of the selling stockholders or any of their affiliates, or any person with whom any selling stockholder has a contractual relationship (or any predecessors of those persons) in connection with the sale of the stock.

Selling Stockholders

The following table sets forth certain information regarding the selling stockholders and the shares offered by them in this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a selling stockholder and the percentage of ownership of that selling stockholder, shares of common stock underlying shares of convertible preferred stock, options or warrants held by that selling stockholder that are convertible or exercisable, as the case may be, within 60 days of August 18, 2010 are included. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other selling stockholder. Each selling stockholder's percentage of ownership in the following table is based upon 36,888,000 shares of common stock outstanding as of August 18, 2010.

None of the selling stockholders has held a position as an officer or director of the Company, nor has any selling stockholder had any material relationship of any kind with us or any of our affiliates. All information with respect to share ownership has been furnished by the selling stockholders. The shares being offered are being registered to permit public secondary trading of the shares and each selling stockholder may offer all or part of the shares owned for resale from time to time. In addition, none of the selling stockholders has any family relationships with our officers, directors or controlling stockholders. Furthermore, except as set forth in the notes to the selling stockholder table below, no selling stockholder is a registered broker-dealer or an affiliate of a registered broker-dealer. For additional information, refer to "Security Ownership of Certain Beneficial Owners and Management" below. The Company has not engaged in any securities transactions with the Selling Stockholders or any of their affiliates, or any person with whom they have a contractual relationship.

The Company has already advised each selling stockholder that it may not use shares registered offered by them in this prospectus to cover short sales of the Company's common stock made prior to the date on which the registration statement that is a part of this prospectus shall have been declared effective by the SEC. Each selling stockholders has acknowledged receipt of such notice and has agreed to promptly notify the Company of any subsequent changes in this and any other information provided to us that may occur prior to the effective date of such registration statement. None of the selling stockholders has advised the Company that it has an existing short position in the Company's common stock.

The term "selling stockholders" also includes any transferees, pledges, donees, or other successors in interest to the selling stockholders named in the table below. To our knowledge, subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares of common stock set forth opposite such person's name. We will file a supplement to this prospectus to name successors to any named selling stockholders who are able to use this prospectus to resell the securities registered hereby.

We will not receive any of the proceeds from the sale of any shares by the selling stockholders. We have agreed to bear expenses incurred by the selling stockholders that relate to the registration of the shares being offered and sold by the selling stockholders, including the SEC registration fee and legal, accounting, printing and other expenses of this offering.

			Shares	Shares
			Beneficially	Beneficially	Percentage of
		Shares	Held Prior	Held After	Ownership
		underlying	to the	the	After the
	Shares	Warrants	Offering	Offering(1)	Offering(2)
Sandor Capital Master Fund L.P. (3)	200,000	100,000	300,000	0	*
Fort Ashford Funds, LLC(4)	100,000	50,000	150,000	0	*
Celenian Appreciation Fund, LP(5)	100,000	50,000	150,000	0	*
JayHawk Private Equity Fund II, L.P. (6)	1,200,000	600,000	1,800,000	0	*
Len Goldberg	100,000	50,000	150,000	0	*
Blue Earth Fund, L.P. (7)	500,000	250,000	750,000	0	*
Bai Ye Feng	100,000	50,000	150,000	0	*
The Knapp Family Trust, Geoffrey D. Knapp trustee	100,000	50,000	150,000	0	*
Jacqueline Knapp	40,000	20,000	60,000	0	*
Core Energy Enterprises Inc.(8)	160,000	80,000	240,000	0	*
Core Capital Markets Limited(9)	40,000	20,000	60,000	0	*
Shira Capital LLC(10)	400,000	200,000	600,000	0	*
Taylor International Fund, Ltd. (11)	400,000	200,000	600,000	0	*
Galaxy Dragon Limited(12)	40,000	20,000	60,000	0	*
Chestnut Ridge Partners LP(13)	320,000	160,000	480,000	0	*
Kevin A DeNuccio	100,000	50,000	150,000	0	*
Daybreak Special Situations Master Fund, Ltd. (14)	240,000	120,000	360,000	0	*
Antoine De Sejounet	150,000	75,000	225,000	0	*
James Fuld Jr.	100,000	50,000	150,000	0	*
Robert Gleckman	80,000	40,000	120,000	0	*
David S. Nagelberg	120,000	60,000	180,000	0	*
Jericho Capital Corp SEP(15)	100,000	50,000	150,000	0	*

Lawrence Sheer	40,000	20,000	60,000	0	*
Marview Holdings Inc.(16)	100,000	50,000	150,000	0	*
Michael Joseph Jordan	100,000	50,000	150,000	0	*
Najor Family Land Ltd.(17)	30,000	15,000	45,000	0	*
Alpha Capital Anstalt(18)	280,000	140,000	420,000	0	*
Lumen Capital Limited Partnership(19)	50,000	25,000	75,000	0	*
Li Jun	100,000	50,000	150,000	0	*
GRQ Consultants Inc. 401K(20)	96,000	48,000	144,000	0	*
John P. O'Shea	137,200	108,018	245,218	0	*
Hudson Securities, Inc.(21)	156,800	190,090	346,890	0	*
Jonathan B. Dangar	128,000	80,496	208,496	0	*
Qian Lu	128,000	90,496	218,496	0	*
Yuanyuan Huang	10,000	-	10,000	0	*
Scott C. Bowman	-	10,000	10,000	0	*
ShP Securities(22)	-	105,300	105,300	0	*
Richard Louise	-	12,320	12,320	0	*
Kenny Hart	-	24,640	24,640	0	*
Brian Daiker	-	24,640	24,640	0	*
Imran Khan	-	12,320	12,320	0	*
Hayden Communications International, Inc. (23)	125,000	-	125,000	0	*

TOTAL	6,171,000	3,401,320	9,572,320	0	*
* means less than 1%.

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

As of August 18, 2010, a total of 36,888,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d) (1). Warrants that are exercisable within 60 days have been included in the denominator.

(3)	Sandor Capital Master Fund L.P. is controlled by James S. Lemak.

(4)	Fort Ashford Funds, LLC is controlled by Frank Kavanaugh, its Managing Director.

(5)

Celenian Appreciation Fund, LP is controlled by Ikro Yoon, the Managing Member of Celenian Capital, LLC, which is the general partner of Celenian Appreciation Fund, LP, has sole voting and dispositive power over the shares beneficially owned by Celenian Appreciation Fund, LP.

(6)

The General Partner of Jayhawk Private Equity Fund II, L.P. is Jayhawk Private Equity GP, L.P., whose General Partner is Jayhawk Capital Management, LLC. Jayhawk Capital Management, LLC is controlled by Kent C. McCarthy.

(7)	Blue Earth Fund, L.P. is controlled by Brett Conrad, its Managing Member.

(8)	Core Energy Enterprises Inc. is controlled by James Cassina, its President.

(9)	Core Capital Markets Limited is controlled by Sandra Hall, its President.

(10)	Shira Capital LLC is controlled by Montgomery Cornell, its Secretary.

(11)

Stephen S. Taylor, the managing member of Taylor Asset Management, Inc, which is the general partner of Taylor International Fund, LTD, has sole voting and dispositive power over the shares beneficially owned by Taylor Asset Management, Inc.

(12)	Galaxy Dragon Limited is controlled by Ramesh Kumar Naroola.

(13)	Kenneth Pasternak is the managing member of the general partner of Chestnut Ridge Partners, LP and thus holds investment and voting power over the shares.

(14)

Daybreak Capital Management LLC, as the investment advisor to Daybreak Special Situations Master Fund, Ltd., and Mr. Lawrence J. Butz and Mr. John Prinz, as the managers of Daybreak Capital Management LLC, each has voting and dispositive power over the shares held by Daybreak Special Situations Master Fund, Ltd. Daybreak Capital Management LLC , Mr. Butz and Mr. Prinz may each be deemed to beneficially own the shares of Common Stock held by Daybreak Special Situations Master Fund, Ltd. Daybreak Capital Management LLC, Mr. Butz and Mr. Prinz each disclaims beneficial ownership of such shares.

(15)	Jericho Capital Corp SEP is controlled by Kenneth Greene, its President.

(16)	Marview Holdings Inc. is controlled by Charles Schleichen, its President.

(17)	Najor Family Land Ltd. is controlled by Daniel B. Najor, its Managing Partner.

(18)	Alpha Capital Anstalt is controlled by Konrad Ackerman, its Director.

(19)	Lumen Capital Limited Partnership is controlled by Allan C. Lichtenberg, Managing Member of Lumen Management LLC, its General Partner.

(20)	Barry Honig controls and is Trustee of GRQ Consultants, Inc. 401 (k)

(21)	Hudson Securities, Inc. received the securities in consideration for its services as placement agent in the private placement. Hudson Securities, Inc. is a registered broker-dealer or an affiliate of a registered broker-dealer.

(22)	ShP Securities, LLC is a registered broker-dealer or an affiliate of a registered broker-dealer and is controlled by Tim Malott, its President.

(23)	Hayden Communications International, Inc. is controlled by Matthew Hayden, its President.

Prior to the February 2010 private placement, approximately 2,750,000 shares of the Company's common stock were held by persons other than the selling stockholders and their affiliates and the affiliates of the Company. No shares of the Company's common stock were registered for resale by the selling shareholders or their affiliates in prior registration statements.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of August 18, 2010 (i) by each person who is known by us to beneficially own more than 5% of our common stock; (ii) by each of our officers and directors; and (iii) by all of our officers and directors as a group. Unless otherwise specified, the address of each of the persons set forth below is in care of the Company, Sanjun Industrial Park, No. 2 Huawang Rd., Dalang Street, Bao'an District, Shenzhen 518109, People's Republic of China.

			Amount and
			Nature of
Name and Address			Beneficial	Percent of
of Beneficial Owner	Office, If Any	Title of Class	Ownership(1)	Class(2)
Officers and Directors
Henian Wu	Chairman	Common stock,	0	*
		$0.001 par value
Xiangjun Liu	CEO, President and Director	Common stock,	2,169,000	5.87%
		$0.001 par value
Zongfu Wang	Vice President and Director	Common stock,	0	*
		$0.001 par value
Junbiao Huang	Director	Common stock,	0	*
		$0.001 par value
Jin Hu	Chief Financial Officer	Common stock,	0	*
		$0.001 par value
Jinfeng Huang	Chief Technology Officer	Common stock,	0	*
		$0.001 par value
Jun Tu	Director	Common stock,	0	*
		$0.001 par value
All officers and directors as a group		Common stock,	2,169,000	5.87%
(7 persons named above)		$0.001 par value
5% Security Holders
Unitech International Investment		Common stock,	14,725,400	39.91%
Holdings Limited		$0.001 par value
Guifang Li		Common stock,	14,725,400(3)	39.91%
		$0.001 par value
Xiangjun Liu	CEO, President and Director	Common stock,	2,169,000	5.87%
		$0.001 par value
* Less than 1%

(1)

Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Each of the beneficial owners listed above has direct ownership of and sole voting power and investment power with respect to the shares of our common stock.

(2)

A total of 36,888,000 shares of our common stock are considered to be outstanding pursuant to SEC Rule 13d-3(d)(1) as of August 18, 2010. For each beneficial owner above, any options exercisable within 60 days have been included in the denominator.

(3)

Represents 14,725,400 shares of our common stock that are indirectly held by Ms. Li through Unitech, a BVI company owned and controlled by her. Ms. Li's ownership interests in Unitech are subject to an option agreement, which gives Mr. Henian Wu, our Chairman and a founder of TMK, an option to acquire all of Ms. Li's ownership interests in Unitech. For details regarding this option agreement, see our disclosures under “Changes in Control” below.

Changes in Control

On February 5, 2010, Mr. Henian Wu, our Chairman and a founder of TMK, entered into an option agreement with Ms. Guifang Li, the sole stockholder of Unitech, pursuant to which Mr. Wu was granted an option to acquire all of the equity interests of Unitech. Mr. Wu may exercise this option at any time commencing six (6) months after the date on which a resale registration statement covering the shares issued under our recent private placement is declared effective by the SEC and ending on the five year anniversary of the date thereof. After exercise of this option, Mr. Wu will be our controlling stockholder, through his ownership of Unitech.

Other than with respect to the foregoing, we do not currently have any arrangements which if consummated may result in a change of control of our Company.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS, AND CORPORATE GOVERNANCE

The following includes a summary of transactions since the beginning of the 2009 year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under "Executive Compensation"). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm's-length transactions.

  In consideration of loans from United Fertilizers in the following amounts and on such dates, on November 3, 2008, we issued a one year, 9% promissory note to United Fertilizers in the principal amount of $35,000 (which was extended through May 2, 2010), on March 18, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $25,950, on May 21, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $40,000 and on August 13, 2009, we issued an 18 month, 9% convertible promissory note to United Fertilizers in the principal amount of $25,000. On January 29, 2010, United Fertilizers released the Company from all obligations to repay the principal amount and any accrued and unpaid interest on these notes.   At the time when the loans were obtained and the notes were issued United Fertilizer was our controlling stockholder and remained so until the consummation of the share exchange transaction on February 10, 2010.

  Q-Lite Industrial Co., Ltd., or Q-Lite, is a PRC company in which Ms. Zhengfei Yu, the wife of Mr. Zhongfu Wang, our director and Vice President and the Vice President of TMK, holds a 25% minority interest. During the years ended December 31, 2009 and 2008, we sold products to Q- Lite in the amounts of $346,047and 69,758, respectively. We extend the same 45-day payment terms to Q-Lite as we do to our other customers.

  On November, 15, 2008, we entered into a purchase agreement for a building located in Shenzhen City, Nanshan District with Ms. Lanzhen Tu, the wife of Mr. Henian Wu, our Chairman and TMK's President, for a purchase price of $1,862,406 (approximately, RMB 12,696,200). The building was used as collateral to get a bank loan from the Construction Bank of China with guarantee of the three company owners.

DESCRIPTION OF SECURITIES TO BE REGISTERED

Capital Stock

We are authorized to issue up to 300,000,000 shares of common stock, par value $0.001 per share. Each outstanding share of common stock entitles the holder thereof to one vote per share on all matters. Our bylaws provide that any vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of the board of directors. Stockholders do not have preemptive rights to purchase shares in any future issuance of our common stock.

The holders of shares of our common stock are entitled to dividends out of funds legally available when and as declared by our board of directors. Our board of directors has never declared a dividend and does not anticipate declaring a dividend in the foreseeable future. Should we decide in the future to pay dividends, as a holding company, our ability to do so and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary and other holdings and investments. In addition, our operating subsidiary in the PRC, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to receive, ratably, the net assets available to stockholders after payment of all creditors.

All of the issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable. To the extent that additional shares of our common stock are issued, the relative interests of existing stockholders will be diluted.

Preferred Stock

We may issue up to 10,000,000 shares of preferred stock, par value of $0.001 in one or more classes or series within a class as may be determined by our board of directors, who may establish, from time to time, the number of shares to be included in each class or series, may fix the designation, powers, preferences and rights of the shares of each such class or series and any qualifications, limitations or restrictions thereof. Any preferred stock so issued by the board of directors may rank senior to the common stock with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up of us, or both. Moreover, under certain circumstances, the issuance of preferred stock or the existence of the un-issued preferred stock might tend to discourage or render more difficult a merger or other change in control.

Warrants and Registration Right

On February 10, 2010, we issued to the investors in the private placement warrants to purchase an aggregate of 3,401,320 shares of our Common Stock which are exercisable by the holders at $1.60 per share for a period of five years following the closing of the private placement. The warrants are also subject to customary adjustments for stock splits, dividends, recapitalizations, and other antidilution events. In connection with the private placement, we also issued, warrants for the purchase of an aggregate of 658,320 shares of our common stock, exercisable for a period of five years at an exercise price of $1.25 per share, of which we paid Hudson warrants to purchase 553,020 shares and SHP Securities LLC warrants to purchase 105,300 shares. Hudson and SHP Securities LLC received the same registration rights as the investors in the private placement with respect to the common stock underlying its warrant. As a condition to the closing of the private placement transaction, on February 10, 2010, we entered into a registration rights agreement with the investors, or the Registration Rights Agreement, pursuant to which we are obligated to register the securities issued in the private placement within a pre-defined period. Under the terms of the Registration Rights Agreement, we are obligated to file a registration statement covering the resale of the securities and any other shares of common stock issuable to the investors under the transaction documents. If we do not file the required registration statement in a timely manner, or if we fail to file pre-effective amendments to such registration statements and respond in writing to any comments made by the SEC within a pre-defined period, then we are obligated to pay to each of the investors a liquidated damages fee of 1% per month of such investors' investment, payable in cash, for every thirty-day period up to a maximum of 6%, except that we will not be obligated to pay any such fee if we are unable to fulfill our registration obligations as a result of rules, regulations, positions or releases issued or actions taken by the SEC with respect to Rule 415 of the Securities Act, so long as we register at such time the maximum number of securities permissible by the SEC. Furthermore, we are obligated to pay any liquidated damages for our failure to file a registration statement at any time following the one year anniversary of the closing date of the private placement. The Registration Rights Agreement also gives the investors customary piggyback registration rights.

Anti-takeover Effects of Our Articles of Incorporation and By-laws

Our amended and restated articles of incorporation and bylaws contain certain provisions that may have anti-takeover effects, making it more difficult for or preventing a third party from acquiring control of the Company or changing its board of directors and management. According to our bylaws and articles of incorporation, neither the holders of the Company's common stock nor the holders of the Company's preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few stockholders of a significant portion of the Company's issued and outstanding common stock and lack of cumulative voting makes it more difficult for other stockholders to replace the Company's board of directors or for a third party to obtain control of the Company by replacing its board of directors.

Anti-takeover Effects of Nevada Law

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the Nevada Revised Statutes, or NRS, prohibit a Nevada corporation with at least 200 stockholders from engaging in various “combination” transactions with any interested stockholder: for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

  the transaction is approved by the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire our company even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Our Articles of Incorporation state that we have elected not to be governed by the “business combination” provisions, therefore such provisions currently do not apply to us.

Control Share Acquisitions

The “control share” provisions of Sections 78.378 to 78.3793, inclusive, of the NRS, which apply only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada, prohibit an acquirer, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more but less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquirer crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become “control shares” and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

Our Articles of Incorporation state that we have elected not to be governed by the “control share” provisions, therefore, they currently do not apply to us.

Transfer Agent And Registrar

Our independent stock transfer agent is Island Stock Transfer, Inc. Their mailing address is 100 Second Avenue South, Suite 705S, St. Petersburg, FL 33701. Their phone number is (727) 289-0010.

SHARES ELIGIBLE FOR FUTURE SALE

As of August 18, 2010, we had outstanding 36,888,000 shares of common stock.

Shares Covered by this Prospectus

All of the 6,171,000 shares of common stock and 3,401,320 shares of common stock underlying warrants being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of this prospectus is a part is, and remains, effective.

Rule 144

Under Rule 144, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

  1% of the total number of securities of the same class then outstanding, which will equal approximately 368,880 shares immediately after this offering; or

  the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. Only 2,750,000 shares of our currently issued and outstanding shares may currently be sold in reliance on Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling the aggregate 9,572,320 shares of common stock and common stock underlying warrants issued in the private placement covered under this prospectus.

Make Good and Lock-Up Agreements

In connection with the closing of the private placement transaction, Unitech, our controlling stockholder following the reverse acquisition transaction, its shareholder, Ms. Guifang Li, and Mr. Henian Wu, our Chairman, entered into a make good escrow agreement with the Company and the investors, pursuant to which each of them agreed to certain “make good” provisions in the event that we do not meet a certain income threshold for fiscal year 2010. Pursuant to the Make Good Escrow Agreement, the parties agreed to the establishment of an escrow account and the delivered into escrow certificates evidencing 1,293,748 shares of our common stock held by Unitech, to be held for the benefit of the investors. The parties agreed that if our recurring operating income for the fiscal year ending December 31, 2010, as determined in accordance with GAAP before any extra-ordinary gains and excluding any non-cash expenses and one-time expenses related to the private placement transaction, is less than $9,000,000, the escrow agent will be obligated to transfer and deliver, without any further action on the part of the investors, all of the shares to the investors on a pro rata basis for no consideration. The parties agreed that, for purposes of determining whether or not the recurring operating income is met, any liquidated damages under the private placement or share exchange documents, if any, and any expenses incurred as a result of our hiring of an investor relations firm will not be deemed to be an expense, charge, or any other deduction from revenues even though GAAP may require contrary treatment.  As of June 30, 2010, there was no accrual related to the Make Good Escrow Agreement as we deem the probability of payments to be remote based on sales orders received so far or expected to be received during the 2010 period.

In connection with the closing of the private placement transaction, Unitech, Ms. Guifang Li, and each of our directors and officers each entered into a lock-up agreement with us pursuant to which each of them agreed not to transfer any of our capital stock held directly or indirectly by them for an eighteen-month period following the effective date of this registration statement covering the shares issued in connection with the private placement.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of common stock or interests in shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling stockholders will sell our shares at prevailing market prices or at privately negotiated prices. The selling stockholders may use any one or more of the following methods when disposing of shares or interests therein:

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales effected after the date the registration statement of which this Prospectus is a part is declared effective by the SEC;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

  sales pursuant to Rule 144;

  a combination of any such methods of sale; and

  any other means permitted by applicable law.

The selling stockholders may, from time to time, pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them will be the purchase price of the common stock less discounts or commissions, if any. Each of the selling stockholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchase of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling stockholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule.

Any underwriters, agents or broker-dealers, and any selling stockholders who are affiliates of broker-dealers, that participate in the sale of the common stock or interests therein may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling stockholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. We know of no existing arrangements between any of the selling stockholders and any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares, nor can we presently estimate the amount, if any, of such compensation. See "Selling Stockholders" for description of any material relationship that a stockholder has with us and the description of such relationship.

To the extent required, the shares of our common stock to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, the names of any agents, dealers or underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the selling stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to pay certain fees and expenses incurred by us incident to the registration of the shares. Such fees and expenses are estimated to be $112,260. We have agreed to indemnify the selling stockholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the issuance of the securities being offered by this prospectus will be passed upon by Holland & Hart LLP, Reno, Nevada.

EXPERTS

Our audited consolidated financial statements as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 included in this prospectus and elsewhere and in the registration statement have been so included in reliance upon the reports Kempisty & Company Certified Public Accountants P.C., and of MaloneBailey, LLP (successor to Kempisty & Company Certified Public Accountants P.C., see Form 8-K filed on March 12, 2010, independent auditors, appearing in this registration statement, and their authority as experts in accounting and auditing.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

  The Company shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling the company pursuant to provisions of our articles of incorporation and bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding, which may result in a claim for such indemnification.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC, a registration statement on Form S-1 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matters involved.

You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain copies of all or any part of our registration statement from the SEC upon payment of prescribed fees. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330.

Our SEC filings, including the registration statement and the exhibits filed with the registration statement, are also available from the SEC's website at www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC.

CHINA TMK BATTERY SYSTEMS INC.

9,572,320 Shares of Common Stock

PROSPECTUS

_______, 2010

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of common stock being registered. All amounts, other than the SEC registration fee, are estimates. We will pay all these expenses.

Amount to
be Paid
SEC Registration Fee	$1,260.00
Printing Fees and Expenses	2,500.00
Legal Fees and Expenses	50,000.00
Accounting Fees and Expenses	50,000.00
Blue Sky Fees and Expenses	5,000.00
Transfer Agent and Registrar Fees	2,000.00
Miscellaneous	1,500.00
Total	$112,260.00

Item 14. Indemnification of Directors and Officers

China TMK Battery System Inc. is a Nevada corporation. Section 78.138 of the NRS provides that a director or officer will not be individually liable unless it is proven that (i) the director's or officer's acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud or a knowing violation of the law.

Section 78.7502 of NRS permits a company to indemnify its directors and officers against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending or completed action, suit or proceeding if the officer or director (i) is not liable pursuant to NRS 78.138 or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful.

Section 78.751 of NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit or proceeding as they are incurred and in advance of final disposition thereof, upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company. Section 78.751 of NRS further permits the company to grant its directors and officers additional rights of indemnification under its articles of incorporation or bylaws or otherwise.

Section 78.752 of NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee or agent of the company, or is or was serving at the request of the company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Articles of Incorporation provide that no director or officer of the Company will be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of NRS. In addition, our Bylaws implement the indemnification and insurance provisions permitted by Chapter 78 of the NRS by providing that:

  The Company shall indemnify its directors to the fullest extent permitted by the NRS and may, if and to the extent authorized by the board of directors, so indemnify its officers and any other person whom it has the power to indemnify against liability, reasonable expense or other matter whatsoever.

  The Company may at the discretion of the board of directors purchase and maintain insurance on behalf of any person who holds or who has held any position identified in the paragraph above against any and all liability incurred by such person in any such position or arising out of his status as such.

Insofar as indemnification by us for liabilities arising under the Exchange Act may be permitted to our directors, officers and controlling persons pursuant to provisions of the Articles of Incorporation and Bylaws, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy and is, therefore, unenforceable. In the event that a claim for indemnification by such director, officer or controlling person of us in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being offered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Exchange Act and will be governed by the final adjudication of such issue.

At the present time, there is no pending litigation or proceeding involving a director, officer, employee or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

Item 15. Recent Sales of Unregistered Securities

On September 9, 2008, United Fertilisers (UK) Limited (the “UFL”) acquired one million shares of our common stock from John Ryan, one of our directors at the time, and two million shares of the common stock from Paul McDonald, one of our directors at the time, for an aggregate consideration of $85,000 paid out of UFL’s working capital, in an arms-length, third party transaction. At the time, the shares of common stock of Messrs. Ryan and McDonald together represented 64.8% of our outstanding voting capital stock.

On December 26, 2008, we issued another 31,674,000 shares of our common stock to UFL, our majority stockholder at the time, for services rendered to us.  This issuance of shares to UFL was exempt from the registration requirements pursuant to Section 4(2) of the Securities Act as a transaction not involving a public offering.

On February 10, 2010, we issued 25,250,000 shares of our common stock to Unitech, the sole shareholder of Leading Asia. The total consideration for the 25,250,000 shares of our common stock was 50,000 shares of Leading Asia, which is all the issued and outstanding capital stock of Leading Asia. The number of our shares issued to Unitech was determined based on an arms-length negotiation. The issuance of our shares to Unitech was made in reliance on the exemption provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On February 10, 2010, we completed a private placement transaction with a group of accredited investors, pursuant to which we issued to the investors 5,486,000 shares of our common stock, for an aggregate purchase price of $6,857,500, or $1.25 per share, and Warrants to purchase up to 2,743,000 shares of our common stock. The Warrants have a term of 5 years, an exercise price of $1.60 per share, as adjusted from time to time pursuant to anti-dilution and other customary provisions, and are exercisable by investors at any time after the closing date. The foregoing securities were issued pursuant to the exemption from registration provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Rule 506 of Regulation D promulgated thereunder.

In connection with the private placement, we also issued, warrants for the purchase of an aggregate of 658,320 shares of our common stock, exercisable for a period of five years at an exercise price of $1.25 per share, of which we paid Hudson warrants to purchase 553,020 shares and SHP SecuritiesLLC warrants to purchase 105,300 shares.  In addition, we paid a cash  fee of $495,738, or 6.5% of the gross proceeds received from the sale of the securities to the investors, of which $351,488 was paid to Hudson, and $87,750 and $6,500 was paid to SHP Securities LLC and Williams Financial Goup for their services in connection with the private placement. Hudson and its designees also received a cash fee of $50,000 and 560,000 shares of our common stock for its services in connection with the reverse acquisition of Leading Asia The issuance of these securities was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

Pursuant to an Investor Relations Consulting Agreement, dated February 10, 2010, we also issued 125,000 shares of our common stock to Hayden Communications International, Inc., as partial consideration for investor relations services to be provided by it under the agreement. The issuance of these shares was made in reliance upon exemptions provided by Section 4(2) of the Securities Act for the offer and sale of securities not involving a public offering and Regulation D promulgated thereunder.

On April 27, 2010, the Company issued 2.7 million shares of common stock in an offshore transaction to a group of PRC investors in exchange for aggregate proceeds of $3.4 million. This issuance of shares in the offshore transaction was pursuant to Rule 903 of Regulation S of the Securities Act, on the basis that the sale of the securities was completed in an “offshore transaction,” as defined in Rule 902(h) of Regulation S.  We did not engage in any directed selling efforts (as defined in Regulation S) in the United States in connection with the sale of the securities and each of the investors represented that he or she was not a U.S. person, as defined in Regulation S, and was not acquiring the securities for the account or benefit of a U.S. person.  Each of the investors also acknowledged that the securities had not been registered pursuant to the Securities Act and that the securities may not be offered or sold in the United States unless the securities are registered under the Securities Act or are exempt from the registration requirements of the Securities Act.

In instances described above where we issued securities in reliance upon Regulation D, we relied upon Rule 506 of Regulation D of the Securities Act. These stockholders who received the securities in such instances made representations in substance that (a) the stockholder is acquiring the securities for his, her or its own account for investment and not for the account of any other person and not with a view to or for distribution, assignment or resale in connection with any distribution within the meaning of the Securities Act, (b) the stockholder agrees not to sell or otherwise transfer the purchased shares unless they are registered under the Securities Act and any applicable state securities laws, or an exemption or exemptions from such registration are available, (c) the stockholder has knowledge and experience in financial and business matters such that he, she or it is capable of evaluating the merits and risks of an investment in us, (d) the stockholder had access to all of our documents, records, and books pertaining to the investment and was provided the opportunity ask questions and receive answers regarding the terms and conditions of the offering and to obtain any additional information which we possessed or were able to acquire without unreasonable effort and expense, and (e) the stockholder has no need for the liquidity in its investment in us and could afford the complete loss of such investment. Management made the determination that the investors in instances where we relied on Regulation D are accredited investors (as defined in Regulation D) based upon management's inquiry into their sophistication and net worth. In addition, there was no general solicitation or advertising for securities issued in reliance upon Regulation D.

In instances described above where we indicate that we relied upon Section 4(2) of the Securities Act in issuing securities, our reliance was based upon the following factors: (a) the issuance of the securities was an isolated private transaction by us which did not involve a public offering; (b) there were only a limited number of offerees; (c) there were no subsequent or contemporaneous public offerings of the securities by us; (d) the securities were not broken down into smaller denominations; and (e) the negotiations for the sale of the stock took place directly between the offeree and us.

Item 16. Exhibits and Financial Statement Schedules

The following exhibits are included as part of this Form S-1.

Exhibit No.	Description

2.1

Share Exchange Agreement, dated February 10, 2010, among the Company, Leading Asia Pacific Investment Limited and Unitech International Investment Holdings Limited [incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on February 12, 2010]

3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 11, 2008].

3.2	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 11, 2008]

3.3	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed on February 12, 2010]

3.4	Bylaws of the Company, adopted on June 27, 2006 [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006].

4.1	Form of Warrant to purchase Common Stock, dated as of February 10, 2010 [incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on February 12, 2010]

4.2

Form of Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and certain investors [incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on February 12, 2010]

4.3	Form of 9% Promissory Note of the Company [incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K filed on December 24, 2009].

5.1*	Opinion of Holland & Hart LLP

10.1

Cancellation Agreement, dated February 10, 2010, between the Company and United Fertilisers (UK) Ltd. [incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.2*	Form of Subscription Agreement, dated February 10, 2010, by and among the Company and certain investors

10.3

Form of Make Good Escrow Agreement, dated February 10, 2010, by and among the Company, Unitech International Investment Holdings Limited, Henian Wu, Hudson Securities, Inc., Escrow, LLC and certain investors. [incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.4	Form of Lock-Up Agreement, dated February 10, 2010 [incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on February 12, 2010]

Current Report on Form 8-K filed on February 12, 2010]

10.5

Form of Securities Purchase Agreement, dated September 8, 2008, by and between the Company and United Fertilisers (UK) Limited [incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]

10.6

Mineral Claim Purchase Agreement, dated October 10, 2006, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 10 to our SB-2 filed on December 26, 2006]

10.7

Amendment to Mineral Claim Purchase Agreement, dated November 5, 2008, by and between the Company and ASK Prospecting and Guiding Inc. [incorporated by reference to E Exhibit 10.2 to our 10-KSB for the fiscal year ended September 30, 2008, filed on December 29, 2008]

10.8

Termination and Release of Mineral Claim Purchase Agreement, dated February 10, 2010, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.9

Note Cancellation and General Release, dated January 29, 2010, by and between the Company and United Fertilisers (UK) Limited [incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.10

Equity Transfer Agreement, dated September 25, 2008, by and between Good Wealth Capital Investment Limited, Henian Wu, Zongfu Wang and Junbiao Huang, as supplemented on January 16, 2010 (English Translation) [incorporated  by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.11

Form of Shenzhen TMK Power Industries Ltd. Standard Procurement Contract (English Translation) [incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.12

Form of Shenzhen TMK Power Industries Ltd. Standard Sales Contract (English Translation) [incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.13	Loan Agreement, dated November 16, 2009, between Shenzhen TMK Power Industries Ltd. and DBS Bank (China) Limited Shenzhen Branch (English Translation)

10.14

Loan Agreement, dated September 2, 2009, between Shenzhen TMK Power Industries Ltd. and Ningbo Bank Shenzhen Branch (English Translation) [incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.15

Loan Agreement, dated December 30, 2008, between Shenzhen TMK Power Industries Ltd. and China Construction Bank Shenzhen Branch (English Translation) [incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.16

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Henian Wu (English Translation) [incorporated by reference to Exhibit 10.16 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.17

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiangjun Liu (English Translation) [incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.18

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Zongfu Wang (English Translation) [incorporated by reference to Exhibit 10.18 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.19

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiaodong Xiao (English Translation) [incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.20

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Jinfeng Huang (English Translation) [incorporated by reference to Exhibit 10.20 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.21

Form of Shenzhen TMK Power Industries Ltd. Employment Agreement (English Translation) [incorporated by reference to Exhibit 10.21 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.22

Form of Shenzhen TMK Power Industries Ltd. Confidentiality Agreement (English Translation) [incorporated by reference to Exhibit 10.22 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.23

Lease Agreement, dated December 16, 2008, between Shenzhen TMK Power Industries Ltd. and Shenzhen Yijiayang Industrial Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.23 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.24*	Loan Agreement, dated August 5, 2009, between Borou and Bank of China Shenzhen Branch

10.25*	Loan Agreement, dated September 2, 2009, between Borou and Ningbo Bank Shenzhen Branch [incorporated by reference to Exhibit 10.25 to the Company's Current Report on Form 8-K/A filed on May 12, 2010]

10.26*	Loan Agreement, dated June 18, 2008, between TMK and Bank of China, Shenzhen Branch

10.27*	Consumer Battery License Agreement, dated August 8, 2006, as amended, by and between Ovonic Battery Company, Inc. and TMK Power Industries Ltd.

10.28*	Option Agreement, dated February 5, 2010, between Li Guifang and Wu Henian

10.29*	Investor Relations Consulting Agreement, dated February 8, 2010, by and between China TMK Battery Systems, Inc. and Hayden Communications International, Inc.

14.1	Code of Ethics [incorporated by reference to Exhibit 14.1 to the Company's Annual Report on Form 10-K filed on December 27, 2007]

21	Subsidiaries of the Company [incorporated by reference to Exhibit 21 to the Company's Current Report on Form 8-K filed on February 12, 2010]

23.1*	Consent of MaloneBailey, LLP

23.2*	Consent of Kempisty & Company

23.3*	Consent of Holland & Hart LLP, included in Exhibit 5.

24*	Power of Attorney (included on the signature page of this registration statement).

___________________________
* Filed herewith

Item 17. Undertakings

(A)	The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(a)	Include any prospectus required by Section 10(a)(3) of the Securities Act, and

(b)

Reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

(c)

Include any additional or changed material information with respect to the plan of distribution not previously disclosed in Registration Statement;

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

If the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(B)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Shenzhen, Guangdong Province, China, on the 23rd day of August, 2010.

CHINA TMK BATTERY SYSTEMS INC.

By: /s/ Xiangjun Liu

Xiangjun Liu
President and Chief Executive Officer (Principal
Executive Officer)

By: /s/ Jin Hu

Jin Hu
Chief Financial Officer (Principal Financial and
Accounting Officer)

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Henian Wu and Jin Hu, and each of them individually, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Henian Wu	Chairman	August 23, 2010
Henian Wu

/s/ Xiangjun Liu	Chief Executive Officer, President and	August 23, 2010
Chao Ming Zhao	Director
(Principal Executive Officer)

/s/ Jin Hu	Chief Financial Officer	August 23, 2010
Jin Hu	(Principal Financial and Accounting Officer)

/s/ Zongfu Wang	Director	August 23, 2010
Zongfu Wang

/s/ Junbiao Huang	Director	August 23, 2010
Junbiao Huang

/s/ Jun Tu	Director	August 23, 2010
Jun Tu

AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF

CHINA TMK BATTERY SYSTEMS INC.

DECEMBER 31, 2009 AND 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China TMK Battery Systems Inc.

We have audited the accompanying consolidated balance sheet of China TMK Battery Systems Inc. (the "Company") as of December 31, 2009 and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China TMK Battery Systems Inc. as of December 31, 2009 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ MALONEBAILEY, LLP
MALONEBAILEY, LLP
www.malone-bailey.com
Houston, Texas

May 11, 2010, except for Note 4, which is as of May 24, 2010

KEMPISTY & COMPANY
CERTIFIED PUBLIC ACCOUNTANTS, P.C.
15 MAIDEN LANE - SUITE 1003 - NEW YORK, NY 10038 - TEL (212) 406-7272 - FAX (212) 513-1930

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
China TMK Battery Systems Inc.

We have audited the accompanying consolidated balance sheet of China TMK Battery Systems Inc. (the "Company") as of December 31, 2008 and the related consolidated statements of operations, changes in stockholders' equity, comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of China TMK Battery Systems Inc. as of December 31, 2008 and the consolidated results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

As more fully described in Note 4 to the consolidated financial statements, errors were discovered by management relating to certain 2008 transactions involving property and land purchases; and the classification of restricted cash on the Statement of Cash Flows reported in the 2008 financial statements. Accordingly, the consolidated balance sheet as of December 31, 2008 and the related cash flow for the year then ended have been restated to reflect corrections to previously reported amounts.

/s/ Kempisty & Company
Kempisty & Company
Certified Public Accountants PC
New York, New York

December 2, 2009, except for Note 4, which is as of May 24, 2010

CHINA TMK BATTERY SYSTEMS INC.
Consolidated Balance Sheets
(In US Dollars)

	December 31,
	2009	2008
Assets		Restated
Current Assets
Cash and cash equivalents	$185,590	$186,463
Trade receivables, net	2,909,234	4,842,007
Advances to suppliers	215,689	68,853
VAT recoverable	34,660	55,791
Short-term loans receivable	-	1,173,520
Inventories, net	3,973,697	2,970,521
Due from related parties	15,204	10,806
Restricted cash	438,780	1,083,130
Total current assets	7,772,854	10,391,091

Property, equipment and construction in progress, net	11,039,703	3,031,689
Advances for property and equipment purchase	16,930,020	3,123,964
Restricted cash	263,268	132,021
Other assets	50,804	77,039
Total Assets	$36,056,649	$16,755,804

Liabilities & Stockholders' Equity
Current Liabilities
Accounts payable	$1,792,414	$1,047,885
Customer deposits	179,272	100,660
Accrued liabilities and other payable	511,676	415,103
Various taxes payable	7,453	4,113
Short-term bank loans	4,722,660	3,469,940
Current portion of long-term bank loans	2,451,700	274,254
Wages payable	556,189	604,598
Bank notes payable	-	1,070,837
Corporate taxes payable	216,443	-
Due to related parties	17,691	8,610
Deferred revenue	36,854	-
Total current liabilities	10,492,352	6,996,000

Long term bank loans	9,236,953	-
Deferred tax liability	593,977	-
Total liabilities	$20,323,282	$6,996,000

Commitments and contingencies	-	-

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares	-	-
Common Stock, $0.001 par value, 300,000,000 shares authorized; 25,250,000 shares issued and outstanding at December 31, 2009 and 2008	25,250	25,250
Additional paid-in capital	1,193,201	1,193,201
Accumulated other comprehensive income	365,187	408,157
Statutory surplus reserve fund	1,038,988	1,038,988
Retained earnings	13,110,741	7,094,208
Total Stockholders' Equity	15,733,367	9,759,804
Total Liabilities & Stockholders' Equity	$36,056,649	$16,755,804

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TMK BATTERY SYSTEMS INC.
Consolidated Statements of Operations
(In US Dollars)

	For the Years Ended December 31,

	2009	2008

Revenues	$48,627,436	$36,762,688
Other Sales	18,471	83,463
Cost of goods sold	(36,547,011)	(28,236,136)
Gross Profit	12,098,896	8,610,015

Operating Costs and Expenses
Selling expenses	979,174	872,441
Depreciation	114,642	22,676
Bad debts (recovery)	(66,129)	40,010
Other general and administrative expenses	1,349,298	1,029,314
Research and development	494,825	624,051
Loss on disposal of assets	-	17,644
Total operating costs and expenses	2,871,810	2,606,136
Income from operations	9,227,086	6,003,879

Other income (expenses)
Interest income	40	53,335
Interest expense	(581,920)	(422,550)
Other income, net	76,032	22,381
Gain on acquisition of business	106,364	-
Total other income (expenses)	(399,484)	(346,834)

Income before income taxes	8,827,602	5,657,045
Income taxes	(1,334,447)	-

Net Income	$7,493,155	$5,657,045

Net income per share - Basic	$0.30	$0.22

Weighted average shares outstanding - Basic	25,250,000	25,250,000

Net income per share - Diluted	$0.30	$0.22

Weighted average shares outstanding - Diluted	25,250,000	25,250,000

Other Comprehensive Income
Net Income	$7,493,155	$5,657,045
Foreign currency translation adjustment	(42,970)	148,800
Comprehensive Income	$7,450,185	$5,805,845

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TMK BATTERY SYSTEMS INC.
Consolidated Statements of Changes in Stockholders' Equity and Comprehensive Income
For the Years Ended December 31, 2009 and 2008
(In US Dollars)

					Accumulated
	Common		Additional	Statutory	Other	Retained	Total
	Stock		Paid-in	Reserve	Comprehensive	Earnings	Stockholders'	Comprehensive
	Shares	Amount	Capital	Fund	Income	(Unrestricted)	Equity	Income
Balance at December 31, 2007	25,250,000	$25,250	$1,193,201	$791,973	$259,357	$3,697,803	$5,967,584
Allocation of retained earnings to statutory reserve fund	-	-		247,015	-	(247,015)	-
Foreign currency translation adjustment	-	-		-	148,800	-	148,800	$148,800
Dividend Declared	-	-	-	-	-	(2,013,625)	(2,013,625)
Net income for the year	-	-	-	-	-	5,657,045	5,657,045	5,657,045
Comprehensive income	-	-	-	-	-	-	-	$5,805,845

Balance at December 31, 2008	25,250,000	$25,250	$1,193,201	$1,038,988	$408,157	$7,094,208	$9,759,804
Foreign currency translation adjustment	-	-	-	-	(42,970)	-	(42,970)	$(42,970)
Distribution	-	-	-	-	-	(1,476,622)	(1,476,622)
Net income for the year	-	-	-	-	-	7,493,155	7,493,155	7,493,155
Comprehensive income	-	-	-	-	-	-	-	$7,450,185

Balance at December 31, 2009	25,250,000	$25,250	$1,193,201	$1,038,988	$365,187	$13,110,741	$15,733,367

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TMK BATTERY SYSTEMS INC.
Consolidated Statements of Cash Flows
(In US Dollars)

	For the Years Ended
	December 31,

	2009	2008
Cash Flows From Operating Activities	Restated	Restated
Net Income	$7,493,155	$5,657,045
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	448,071	266,556
Bad debt (recovery)	(66,496)	40,010
Loss on disposal of assets	-	16,351
Gain on business acquisition	(106,364)	-
Deferred tax benefit	(12,668)	-
Write-down of inventory	-	26,346
Deferred income	(18,471)	-
Changes in operating assets and liabilities:
Trade receivables	1,989,666	(961,062)
Advance to suppliers	(147,389)	503,976
Inventories, net	(1,014,305)	962,441
Prepaid expenses and other receivables	32,228	9,076
Accounts payable - trade	749,433	(263,442)
Customer deposit	72,939	(59,908)
Accrued liabilities and other payables	(299,141)	84,545
Various taxes payable	241,339	(131,278)
Wages payable	(46,748)	182,736
Other	(77,188)	-
Net cash provided by operating activities	9,238,061	6,333,392
Cash Flows From Investing Activities
Purchases and advances for property and equipment	(17,589,090)	(3,623,733)
Purchase of Borou, net of cash acquired	(3,499,868)	-
Proceeds of disposal of fixed assets	-	5,990
Collection of advances/loans - related parties	10,800	22,044
Change in restricted cash	515,738	(670,053)

Advances/loans - related parties	(15,240)	(10,806)
Repayment of short-term loan receivable	1,172,880	(1,173,520)
Net cash used in investing activities	(19,404,780)	(5,450,078)
Cash Flows From Financing Activities
Borrowing from bank notes	2,932,200	1,070,837
Repayment of bank notes	(4,002,453)	(325,743)
Borrowing from bank loans	20,221,692	2,200,476
Repayment of bank loans	(7,513,259)	(3,014,564)
Proceeds from related parties	17,733	8,610
Repayment to related parties	(8,605)	-
Distributions to owners	(1,476,622)	-
Dividends declared to shareholders	-	(2,013,625)
Net cash provided by (used in) financing activities	10,170,686	(2,074,009)
Effect of exchange rate changes on cash	(4,840)	(170,174)
Net decrease in cash and cash equivalents	(873)	(1,360,869)

Cash and cash equivalents, beginning of period	186,463	1,547,332
Cash and cash equivalents, end of period	$185,590	$186,463
Supplemental disclosure information:
Interest expense paid	$581,920	$422,550
Income taxes paid	$1,130,154	$-

The accompanying notes are an integral part of these consolidated financial statements.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

NOTE 1: DESCRIPTION OF BUSINESS AND ORGANIZATION

China TMK Battery Systems Inc. ("China TMK") was incorporated under the laws of the State of Nevada on June 21, 2006. "China TMK" was originally formed as an exploration stage company to engage in the search for mineral deposits or reserves. From inception through September 2007, we conducted preliminary exploration activities on certain properties in White Bay, Newfoundland, Canada, on which we held six gold mining claims, pursuant to the Claim Purchase Agreement. Our activities included the conduct of preliminary geological mapping and trenching on the properties, which determined that there were no economic quantities of minerals or reserves whatsoever on any of the properties. Prior to the end of our fiscal year ended September 20, 2008, we decided to redirect our business focus towards identifying and pursuing options regarding the development of a new business plan and direction. From September 2008 through to the date of our reverse acquisition, discussed below, we were a shell company with no operations and our sole purpose was to locate and consummate a merger or acquisition with a private entity.

On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia Pacific Investment Limited, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

In connection with the reserve acquisition of Leading Asia, Deerfield also entered into the Cancellation Agreement with United Fertilisers, its controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of China TMK's common stock owned by it. As a condition precedent to the consummation of the Share Exchange Agreement, on February 10, 2010, China TMK also entered into a termination and release agreement with ASK Prospecting & Guiding Inc., pursuant to which Deerfield terminated that certain Mineral Claim Purchase Agreement, dated as of October 10, 2006. On February 10, 2010, Deerfield Resources, Ltd. changed its name to "China TMK Battery Systems Inc." to more accurately reflect its new business operations.

The transaction has been treated as a recapitalization of Leading Asia and its subsidiaries, with China TMK Battery Systems Inc. (the legal acquirer of Leading Asia and its subsidiaries, including the consolidation of the TMK Power Industries Ltd.) considered the accounting acquiree, and Leading Asia whose management took control of China TMK Battery Systems Inc. (the legal acquiree of Leading Asia) considered the accounting acquirer. The Company did not recognize goodwill or any intangible assets in connection with the transaction. All costs related to the transaction are being charged to operations as incurred. The 25,250,000 shares of common stock issued to the shareholders and designees of China TMK BVI in conjunction with the Share Exchange have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

Leading Asia Pacific Investment Limited (“Leading Asia”) was incorporated in British Virgin Islands on July 08, 2008. Leading Asia had 50,000 capital shares authorized with $1.00 par value and 50,000 shares issued and outstanding. The sole shareholder was Unitech International Investment Holdings Limited.

Good Wealth Capital Investment Limited (“Good Wealth”) was incorporated in Hong Kong on May 16, 2008. The Company had 10,000 capital shares authorized with 1.00 HK dollar par value and 10,000 shares issued and outstanding. On August 12, 2008, Leading Asia acquired Good Wealth and became the sole shareholder.

On September 25, 2008, Good Wealth, entered into an ownership transfer agreement with TMK Power Industries (SZ) Co., Ltd. ("TMK Shenzhen") and its shareholders. Pursuant to the agreement, TMK's shareholders agreed to transfer their 100% ownership interest to Good Wealth. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities, or AIC, pursuant to a certificate of approval issued on October 15, 2008. TMK Shenzhen was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and TMK Shenzhen was granted the new business license, therefore, the ownership transfer was considered complete.

The reorganization has been accounted for as a common control transaction and a recapitalization of TMK Shenzhen with retroactive effect in the accompanying financial statements. The companies were controlled by the same people before and after the reorganization. The financial statements presented in this S-1 have been prepared as if the existing corporate structure had been in existence throughout all periods and the reorganization had occurred as of the beginning of the earliest period presented in the accompanying financial statements.

On July 14, 2009, TMK Shenzhen acquired 100% of the ownership of Shenzhen Borou Industrial Co., Ltd. ("Borou"). Pursuant to the ownership transfer agreement, TMK Shenzhen became the parent and sole owner of Borou. See NOTE 3 for acquisition of Borou.

All of our business operations are conducted through our Chinese subsidiaries. The chart below presents our corporate structure:

TMK Power Industries (SZ) Co., Ltd. (“the Company” or “TMK Shenzhen”) was incorporated in Shenzhen, People's Republic of China (“PRC”) on September 3, 2001. The Company had an authorized and invested capital of $362,911 (or RMB 3 million). On August 1, 2005, the Company increased its authorized and invested capital from $362,911 (or RMB 3 million) to $1,218,451 (or RMB 10 million). The Company's primary business activities involve research, development, production, marketing and sales of environment-friendly batteries including lithium batteries and nickel metal hydride batteries.

China TMK Battery Systems Inc. and its subsidiaries, Leading Asia, Good Wealth, TMK Shenzhen, and Borou shall be collectively referred to as the "Company".

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of preparation

The accompanying consolidated financial statements have been prepared by the Company in accordance with accounting principles generally accepted in the United States of America.

b. Basis of consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. Inter-company transactions have been eliminated in consolidation.

c. Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles (“GAAP”) in the United States of American. The GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting year. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

d. Reclassifications

Certain amounts in the consolidated financial statements for the prior years have been reclassified to conform to the presentation of the current year for the comparative purposes.

e. Fair values of financial instruments

US GAAP requires certain disclosures about fair value of financial instruments. The Company defines fair value, using the required three-level valuation hierarchy for disclosures of fair value measurement, the enhanced disclosures requirements for fair value measures. Current assets and current liabilities qualified as financial instruments and management believes their carrying amounts are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and if applicable, their current interest rate is equivalent to interest rates currently available. The three levels are defined as follows:

  Level 1 — inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
  Level 2 — inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
  Level 3 — inputs to the valuation methodology are unobservable and significant to the fair value.

As of the balance sheet date, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

remaining maturity and risk profile at respective period-ends. Determining which category an asset or liability falls within the hierarchy requires significant judgment. The Company evaluates the hierarchy disclosures each quarter.

f. Cash and cash equivalents

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

g. Restricted cash

The restricted cash are recorded as an asset when the Company deposits cash in the bank as collateral for bank loans, separately from cash and cash equivalents.

h. Accounts Receivable

Accounts receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed.

The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debts percentages determined by management based on historical experience as well as current economic climate are applied to customers' balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the amount provided as the allowance was incorrect, an adjustment which classified as a change in estimate is made.

i. Inventories

Inventories are stated at the lower of cost, as determined on a weighted average basis, or market. Costs of inventories include purchase and related costs incurred in bringing the products to their present location and condition. Market value is determined by reference to selling prices after the balance sheet dates or to management's estimates based on prevailing market conditions. The management writes down the inventories to market value if it is below cost. The management also regularly evaluates the composition of its inventories to identify slow-moving and obsolete inventories to determine if valuation allowance is required.

j. Property and Equipment

Property and equipment are initially recognized and recorded at cost. Gains or losses on disposals are reflected as gain or loss in the period of disposal. The cost of improvements that extend the life of plant and equipment are capitalized. These capitalized costs may include structural improvements, equipment and fixtures. All ordinary repairs and maintenance costs are expensed as incurred.

Depreciation for financial reporting purposes is provided using the straight-line method over the estimated useful lives of the assets:

Building	20 - 40 years
Molds	8 years
Machinery and Equipment	10 - 20 years
Electronic Equipment	5 years
Leasehold Improvements	The lesser of remaining lease term or 5 years
Office and Other Equipment	5 years
Automobiles	5 years

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

k. Impairment of Long-Lived Assets

The Company evaluates potential impairment of long-lived assets, in accordance with applicable accounting standards, which requires the Company to evaluate a long-lived asset for recoverability when there is event or circumstances that indicate the carrying value of the asset may not be recoverable. An impairment loss is recognized when the carrying amount of a long-lived asset or asset group is not recoverable (when carrying amount exceeds the gross, undiscounted cash flows from use and disposition) and is measured as the excess of the carrying amount over the asset's (or asset group's) fair value.

l. Advance for property purchase

The advance for property purchase is recorded as an asset when the Company makes the payment based on purchase agreements but does not receive the property or obtain the control of the property.

m. Comprehensive income

The Company reports comprehensive income, its components, and accumulated balances in its financial statements. Accumulated other comprehensive income represents the accumulated balance of foreign currency translation adjustments. No other items of comprehensive income are present.

n. Revenue recognition

The Company generates revenues from the sales of environment-friendly batteries including nickel metal hydride batteries. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as products returns are insignificant based on historical experience.

o. Research and development costs

Research and development costs are expensed to operations as incurred. The Company spent $494,825 and $624,051 on direct research and development (“R&D”) efforts in the years ended December 31, 2009 and 2008, respectively.

p. Advertising

The Company expenses advertising costs as incurred. Advertising is included in selling expenses for financial reporting. The Company spent $25,359 and $30,049 for the years ended December 31, 2009 and 2008, respectively on advertising expenses.

q. Income taxes

The Company accounts for income taxes in accordance with ASC740 "Accounting for Income Taxes." ASC 740 requires the asset and liability approach for financial accounting and reporting for income taxes and allows recognition and measurement of deferred tax assets based upon the likelihood of realization of tax benefits in future years. Under the asset and liability approach, deferred taxes are provided for the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. A valuation allowance is provided for deferred tax assets if it is more likely than not these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain.

The Company adopted the accounting standard for uncertainty in income taxes which requires a comprehensive model for how a company should recognize, measure, present and disclose in its financial statements uncertain tax positions that the company has taken or expects to take on a tax return (including a decision whether to file or not file a return in a particular jurisdiction).

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

r. Value added tax

The Company is subject to value added tax (“VAT”) imposed by Chinese government on its domestic product sales. The output VAT is charged to customers who purchase goods from the Company and the input VAT is paid when the Company purchases goods from its vendors. VAT rate is 17%, in general, depending on the types of product purchased and sold. The input VAT can be offset against the output VAT. VAT payable or receivable balance represents either the input VAT less than or larger than the output VAT. The debit balance represents a credit against future collection of output VAT instead of a receivable.

s. Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of TMK Shenzhen and Borou, which are prepared in RMB, are translated into the Company's reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder's equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2008	6.81710	6.93721
Year ended December 31, 2009	6.83720	6.82082

t. Related parties

A party is considered to be related to the Company if the party directly or indirectly or through one or more intermediaries, controls, is controlled by, or is under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

u. Recently issued accounting pronouncements

In June 2009, the Financial Accounting Standards Board (FASB) issued a standard that established the FASB Accounting Standards Codification (ASC) and amended the hierarchy of generally accepted accounting principles (ASC) and amended the hierarchy of generally accepted accounting principles (GAAP) such that the ASC became the single source of authoritative nongovernmental U.S. GAAP. The ASC did not change current U.S. GAAP, but was intended to simplify user access to all authoritative U.S. GAAP by providing all the authoritative literature related to a particular topic in one place. All previously existing accounting standard documents were superseded and all other accounting literature not included in the ASC is considered non-authoritative. New accounting standards issued subsequent to June 30, 2009 are communicated by the FASB through Accounting Standards Updates (ASUs). The Company adopted the ASC on July 1, 2009. This standard did not have an impact on the Company's consolidated results of operations or financial condition. However, throughout the notes to the consolidated financial statements references that were previously made to various former authoritative U.S. GAAP pronouncements have been changed to coincide with the appropriate section of the ASC.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

In December 2007, the FASB issued and, in April 2009, amended a new business combinations standard codified within ASC 805, which changed the accounting for business acquisitions. Accounting for business combinations under this standard requires the acquiring entity in a business combination to recognize all (and only) the assets acquired and liabilities assumed in the transaction and establishes the acquisition-date fair value as the measurement objective for all assets acquired and liabilities assumed in a business combination. Certain provisions of this standard impact the determination of acquisition-date fair value of consideration paid in a business combination (including contingent consideration); exclude transaction costs from acquisition accounting; and change accounting practices for acquisition-related restructuring costs, in-process research and development, indemnification assets, and tax benefits. The Company adopted the standard for business combinations for its business combination on and after January 1, 2009.

In December 2007, the FASB issued a new standard which established the accounting for and reporting of noncontrolling interests (NCIs) in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Certain provisions of this standard indicate, among other things, that NCIs (previously referred to as minority interests) be treated as a separate component of equity, not as a liability (as was previously the case); that increases and decreases in the parent's ownership interest that leave control intact be treated as equity transactions, rather than as step acquisitions or dilution gains or losses; and that losses of a partially owned consolidated subsidiary be allocated to the NCI even when such allocation might result in a deficit balance. This standard also required changes to certain presentation and disclosure requirements. The Company adopted the standard beginning January 1, 2009. The provisions of the standard were applied to all NCIs prospectively, except for the presentation and disclosure requirements, which were applied retrospectively to all periods presented. As a result, upon adoption, the Company retroactively reclassified the “Minority interest in subsidiaries” balance previously included in the “Other liabilities” section of the consolidated balance sheet to a new component of equity with respect to NCIs in consolidated subsidiaries. The adoption also impacted certain captions previously used on the consolidated statement of income, largely identifying net income including NCI and net income attributable to the Company. The adoption of this standard did not have a material impact on the Company's consolidated financial position or results of operations.

In June 2009, the FASB issued a new standard regarding the accounting for transfers of financial assets amending the existing guidance on transfers of financial assets to, among other things, eliminate the qualifying special-purpose entity concept, include a new unit of account definition that must be met for transfers of portions of financial assets to be eligible for sale accounting, clarify and change the derecognition criteria for a transfer to be accounted for as a sale, and require significant additional disclosure. The standard is effective for new transfers of financial assets beginning January 1, 2010. The adoption of this standard is not expected to have a material impact on the Company's consolidated results of operations or financial condition.

In June 2009, the FASB issued an accounting standard that revised the consolidation guidance for variable-interest entities. The modifications include the elimination of the exemption for qualifying special purpose entities, a new approach for determining who should consolidate a variable-interest entity, and changes to when it is necessary to reassess who should consolidate a variable-interest entity. The standard is effective January 1, 2010. The Company evaluated the impact of this standard, and does not expect it to have a material impact on the Company's consolidated results of operations or financial condition.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force, that provides amendments to the criteria for separating consideration in multiple-deliverable arrangements. As a result of these amendments, multiple-deliverable revenue arrangements will be separated in more circumstances than under existing U.S. GAAP. The ASU does this by establishing a selling price hierarchy for determining the selling price of a deliverable. The selling price used for each deliverable will be based on vendor-specific objective evidence if available, third-party evidence if vendor-specific objective evidence is not available, or estimated selling price if neither vendor-specific objective evidence nor third-party evidence is available. A vendor will be required to determine its best estimate of selling price in a manner that is consistent with that used to determine the price to sell the deliverable on a standalone basis. This ASU also eliminates the residual method of allocation and will require that arrangement consideration be allocated at the inception of the arrangement to all deliverables using the relative selling price method, which allocates any discount in the overall arrangement proportionally to each deliverable based on its relative selling price. Expanded disclosures of qualitative and quantitative information regarding application of the multiple-deliverable revenue arrangement guidance are also required under the ASU. The ASU does not apply to arrangements for which industry specific allocation and measurement guidance exists, such as long-term construction contracts and software transactions. The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

In October 2009, the FASB issued ASU No. 2009-14, Certain Revenue Arrangements That Include Software Elements—a consensus of the FASB Emerging Issues Task Force, that reduces the types of transactions that fall within the current scope of software revenue recognition guidance. Existing software revenue recognition guidance requires that its provisions be applied to an entire arrangement when the sale of any products or services containing or utilizing software when the software is considered more than incidental to the product or service. As a result of the amendments included in ASU No. 2009-14, many tangible products and services that rely on software will be accounted for under the multiple-element arrangements revenue recognition guidance rather than under the software revenue recognition guidance. Under the ASU, the following components would be excluded from the scope of software revenue recognition guidance: the tangible element of the product, software products bundled with tangible products where the software components and non-software components function together to deliver the product's essential functionality, and undelivered components that relate to software that is essential to the tangible product's functionality. The ASU also provides guidance on how to allocate transaction consideration when an arrangement contains both deliverables within the scope of software revenue guidance (software deliverables) and deliverables not within the scope of that guidance (non-software deliverables). The ASU is effective beginning January 1, 2011. The Company is currently evaluating the impact of this standard on the Company's consolidated results of operations and financial condition.

In April 2009, the FASB issued an accounting standard which provides guidance on (1) estimating the fair value of an asset or liability when the volume and level of activity for the asset or liability have significantly declined and (2) identifying transactions that are not orderly. The standard also amended certain disclosure provisions for fair value measurements and disclosures in ASC 820 to require, among other things, disclosures in interim periods of the inputs and valuation techniques used to measure fair value as well as disclosure of the hierarchy of the source of underlying fair value information on a disaggregated basis by specific major category of investment. The standard was effective prospectively beginning April 1, 2009. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

In April 2009, the FASB issued an accounting standard regarding interim disclosures about fair value of financial instruments. The standard essentially expands the disclosure about fair value of financial instruments that were previously required only annually to also be required for interim period reporting. In addition, the standard requires certain additional disclosures regarding the methods and significant assumptions used to estimate the fair value of financial instruments. The adoption of this standard did not have a material impact on the Company's consolidated results of operations or financial condition.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

In May 2009, the FASB issued a new accounting standard regarding subsequent events. This standard incorporates into authoritative accounting literature certain guidance that already existed within generally accepted auditing standards, with the requirements concerning recognition and disclosure of subsequent events remaining essentially unchanged. This guidance addresses events which occur after the balance sheet date but before the issuance of financial statements. Under the new Standard, as under previous practice, an entity must record the effects of subsequent events that provide evidence about conditions that existed at the balance sheet date and must disclose but not record the effects of subsequent events which provide evidence about conditions that did not exist at the balance sheet date. The Company adopted this standard during the quarter ended June 30, 2009. The adoption did not have an impact on the Company's consolidated results of operations or financial condition.

In September 2009, the FASB issued ASU No. 2009-12, Investments in Certain Entities That Calculate Net Asset Value per Share (or Its Equivalent), that amends ASC 820 to provide guidance on measuring the fair value of certain alternative investments such as hedge funds, private equity funds and venture capital funds. The ASU indicates that, under certain circumstance, the fair value of such investments may be determined using net asset value (NAV) as a practical expedient, unless it is probable the investment will be sold at something other than NAV. In those situations, the practical expedient cannot be used and disclosure of the remaining actions necessary to complete the sale is required. The ASU also requires additional disclosures of the attributes of all investments within the scope of the new guidance, regardless of whether an entity used the practical expedient to measure the fair value of any of its investments. This ASU is effective October 1, 2009. The adoption of this guidance did not have a material impact on the Company's consolidated results of operations or financial condition.

In August 2009, the FASB issued ASU No. 2009-05, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, a entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but does not expect it to have a material impact on the Company's consolidated results of operations or financial condition.

NOTE 3: ACQUISITION

On July 14, 2009, TMK Shenzhen acquired 100% of the ownership of Shenzhen Borou Industrial Co., Ltd. (“Borou”) pursuant to the Acquisition Agreement and Supplemental Ownership Transfer Agreement. Borou owned one office unit in a commercial building and seven retail shops, TMK acquired Borou to utilize these assets as collateral in certain financing arrangements. Purchase of Borou was accounted for using the acquisition method of accounting. The results of Borou's operations have been included in the consolidated financial statements since that date. The fair value of the assets and liabilities acquired were determined based on a third-party appraisal obtained in conjunction with the acquisition.

The acquisition-date fair value of the consideration transferred totaled RMB 23,869,000 (approximately $3,490,826) and was paid in cash. The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the acquisition date. The deferred tax liability resulted from the differences in book and tax basis of properties acquired.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

Total identifiable assets acquired	4,661,154

Deferred revenue	(55,281)
Other payable	(395,926)
Rent deposit	(6,142)
Deferred tax liability	(606,615)
Total liabilities assumed	(1,063,964)
Net identifiable assets acquired	$3,597,190
Gain	106,364

Because the fair value of the assets increased from the date the purchase price was fixed through the closing date of the acquisition, the fair value of identifiable net assets acquired exceeded the fair value of the consideration paid. Consequently, the Company recognized a gain of $106,364. The gain is included in the line item “Gain on acquisition of business” in the consolidated income statement. Pro forma statements were omitted due to the fact that Borou had limited operations in the periods presented and the pro forma balances would not be materially different from the balances presented in the consolidated income statement.

NOTE 4: RESTATEMENT

2009

A 2009 typographical error in the Consolidated Statements of Cash Flow was discovered subsequent to filing the initial S-1 whereby $10,170,686 was inadvertently reported as "dividends declared to shareholders." This amount should have been reported one line below as the total "cash provided by (used in) financing activities," and the total dividends declared to shareholders for 2009 were $0. In addition, the amount reported in the line "cash provided by (used in) financing activities" for 2009 was an error. The correct amount is $10,170,686. There were two additional errors noted: bad debt recovery was reported as $66,496 but should have been $(66,496); and change in trade receivables was reported as $1,856,675 but should have been $1,986,666. These errors occurred during the process of converting the financial statements to EDGAR format.

The effects of the restatement on previously reported balances are presented in the following table:

	For the Year Ended December 31, 2009
		Current Year
	As Reported	Adjustments	As Reported
Cash Flows From Operating Activities
Adjustments to reconcile net income to net cash provided by operating activities:
Bad debt (recovery)	66,496	(132,992)	(66,496)
Trade Receivables	1,856,675	132,991	1,989,666

Cash Flows From Financing Activities
Dividends declared to shareholders	10,170,686	(10,170,686)	-
Net cash provided by (used in) financing activities	11,647,308	(1,476,622)	10,170,686

2008

The Company's Balance Sheet and Statements of Cash Flows as of December 31, 2008 and for the year then ended, include revised amounts from those previously reported within balance sheets and cash flows from operating activities and investing activities. These revisions to the previously reported Consolidated Balance Sheet and Consolidated Statements of Cash Flows are primarily the result of the following items:

1.

During 2008, the Company recorded assets related to the Borou acquisition pursuant to a purchase agreement signed in 2008. In 2009, the Company discovered that the Borou did not have clear title to the assets and as a result, the ownership and possession of the assets had not transferred to the Company. During 2009, Borou resolved the conflicts with the title and the Company completed the acquisition of Borou and its assets in July 2009, which is the date the Company officially took title and possession of the assets. At December 31, 2008, the Company had reported $6,094,270 of property and equipment related to this transaction, and a related liability of $2,970,307, which represented the unpaid acquisition cost. Because the Company did not take possession of the assets, property and equipment was overstated by $6,094,270 and payables were overstated by $2,970,307.

2

On November 15, 2008, the Company entered into an agreement with Ms. Tu, Lanzhen (CEO's wife) to purchase her home and place of residence, which was jointly owned by the CEO. At the time of the agreement and as of December 31, 2008, no cash was paid pursuant to this agreement. However, as of December 31, 2008, the Company erroneously recorded fixed assets and a corresponding liability of $1,862,405.

3.

At December 31, 2008, the Company failed to classify certain cash deposits as restricted. These deposits were required as collateral for certain bank loans. As a result of the error, change in restricted cash was misstated.

4.

At December 31, 2008, the Company failed to classify certain rent deposit as non-current assets. The deposit was associated to TMK Shenzhen’s factory lease that will expire on December 31, 2011.

A.

 For the year ended December 31, 2008, the Company failed to present borrowing and repayment of bank loans and government loans at gross amounts.

B.

For the year ended December 31, 2008, the Company failed to present proceeds from and repayment of related parties at gross amounts.

C.

For the year ended December 31, 2008, the Company failed to present borrowing and repayment of bank notes at gross amounts.

D.

For the year ended December 31, 2008, the Company failed to present advances/loans and collection of advances/loans with related parties at gross amounts, in addition, the Company failed to classify cash provided by due from related parties in investing activities section.

E.

For the year ended December 31, 2008, the Company failed to classify loan made to another entity in the form of short-term loan receivable in cash flows from investing activities section.

F.

Due to the errors discussed in 1 and 2, cash used in purchases and advance of property and equipment was overstated by $4,832,713 while change in land purchase payable was overstated by $4,832,713.

G.

Due to the error discussed in 3, cash flow in change of restricted cash was erroneously stated as $262,467, the amount should have been reported as ($670,053).

These revisions did not have any material impact on the income statements previously reported by the Company.

The effects of the restatement on previously reported balances are presented in the following tables:

		December
		31, 2008
		Current Year
	As Reported	Adjustments	As Reported
ASSETS
Cash	1,118,983	(932,520)	186,463	3
Restricted cash	282,631	800,499	1,083,130	3
Prepaid expenses and deposits	77,039	(77,039)	-	4
Total current assets	10,600,151	(209,060)	10,391,091

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

		Current Year
	As Reported	Adjustments	As Reported

Property and equipment, net	10,988,366	(7,956,677)	3,031,689	1,2
Advance for property and equipment purchase	-	3,123,964	3,123,964	1
Restricted cash	-	132,021	132,021	3
Other assets	-	77,039	77,039	4
Total assets	$21,588,517	$(4,832,713)	$16,755,804

Property purchase payable	4,832,713	(4,832,713)	-	1,2
Total current liabilities	11,828,713	(4,832,713)	6,996,000
Total liabilities	11,828,713	(4,832,713)	6,996,000
Total liabilities and stockholders' equity	$21,588,517	$(4,832,713)	$16,755,804

	For the Year Ended December 31, 2008
	As Reported	Current Year Adjustments	As Reported
Cash Flows From Operating Activities
Adjustments to reconcile net income to net cash provided by operating activities:
Due from related parties	11,238	(11,238)	-	D
Net cash provided by operating activities	6,344,630	(11,238)	6,333,392
Cash Flows From Investing Activities
Purchases of property, plant, and equipment	(8,456,446)	4,832,713	(3,623,733	) F
Collection of advances/loans - related parties	-	22,044	22,044	D
Advances/loans - related parties	-	(10,806)	(10,806	) D
Land purchase payable	4,832,713	(4,832,713)	-	F
Repayment of short-term loan receivable	-	(1,173,520)	(1,173,520	) E
Change in restricted cash	262,467	(932,520)	(670,053	) G
Net cash used in investing activities	(3,355,276)	(2,094,802)	(5,450,078)
Cash Flows From Financing Activities
Borrowing from bank notes	-	1,070,837	1,070,837	C
Repayment of bank notes	-	(325,743)	(325,743	) C
Changes in bank notes	754,094	(754,094)	-	D
Changes in government loans	(13,710)	13,710	-	A

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

Changes in short-term loans receivable	(1,173,520)	1,173,520	-	E
Borrowing from bank loans	-	2,200,476	2,200,476	A
Repayment of bank loans	-	(3,014,564)	(3,014,564	) A
Change in bank loans	(800,378)	800,378	-	A
Due to related parties	8,610	(8,610)	-	B
Proceeds from related parties	-	8,610	8,610	B
Net cash provided by (used in) financing activities	(3,247,529)	1,173,520	(2,074,009)
Net decrease in cash and cash equivalents	(428,349)	(932,520)	(1,360,869)

Cash and cash equivalents, beginning of period	1,547,332	-	1,547,332
Cash and cash equivalents, end of period	$1,118,983	$(932,520)	$186,463

NOTE 5: ACCOUNTS RECEIVABLE, NET

Accounts receivable consists of the following:

	December 31,
	2009	2008
Accounts receivable-trade	$2,914,440	$4,913,760
Allowance for doubtful accounts	(5,206)	(71,753)
Accounts receivable-trade, net	$2,909,234	$4,842,007

Trades receivables are recognized and carried at original invoiced amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances.

As of December 31, 2008, appropriately $2,003,040 of trade receivables was pledged for bank loan arrangements.

NOTE 6: ADVANCES TO SUPPLIERS

Advances to suppliers consist of the following:

	December 31,
	2009	2008
Advances for inventory purchases	$215,689	$68,853

Generally, as for advances for inventory purchase, business practices in PRC for purchases usually are cash term instead of credit terms unless a prolonged supply relationship for the purchases has been established. As the Company has continuously been seeking best prices for raw materials supply sources that comply with the quality requirements in order to reduce its cost bases, cash prepayment for certain new suppliers is conformity with the business practices in PRC. Advances to suppliers represent amounts prepaid for raw materials inventory purchases to assure a continued supply of materials and to ensure that the Company could obtain quality raw material inventory with feasibly possible contractual terms. Such advances were within 360 days upon delivery.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

NOTE 7: ADVANCES FOR PROPERTY AND EQUIPMENT PURCHASE

Advances for property and equipment purchase consist of the following:

	December 31,
	2009	2008
Advance for Property Purchase (1 unit located in Shihao Mansion)	$3,024,108	$3,123,964
Advance for Equipment Purchase (from two vendors)	2,989,816	-
Advance for Property Purchase (3rd, 5th and 6th floor located in Jinli Building)	10,916,096	-
Total Advances for properties purchases	16,930,020	$3,123,964

The Company entered into two agreements to purchase equipment from two vendors in 2009. Based on the agreements, the Company is required to pay certain deposits prior to equipment delivery date. The remaining price is to be paid after trial-run of the equipment within three-month acceptance period. The ownership of equipment will be transferred to the Company upon the receipt of full purchase price.

The Company is in the process of acquiring several properties and has entered into various property purchase agreements during 2008 and 2009. These agreements generally require the Company to make installment payments and the title and possession transfers to the Company upon the final payment. For the properties listed in the table above, the final payment had not been made by December 31, 2009 and 2008 and as a result, the payments made through those respective dates were recorded as advances. No depreciation was recorded related to these advances.

NOTE 8: INVENTORIES, NET

Inventories consist of the following:

	December 31,
	2009	2008
Raw materials	$1,693,857	$1,772,094
Production costs	157,141	126,390
Cost variances on finished goods	49,512	(159,504)
Semi-assembled goods	1,297,204	1,062,871
Finished goods	855,643	248,565
Subtotal	4,053,357	3,050,416
Write-down reserves	(79,660)	(79,895)
Inventory, net	$3,973,697	$2,970,521

The Company uses a standard cost method to calculate and record its production costs, which represent work-in-process that is still in production lines under processing, and semi-assembled goods represent work-in-process that is waiting for cooling and packaging procedures. The difference between standard costs and actual costs are recorded as Cost Variances on Finished Goods inventory. The Company uses weighted average method to allocate the difference to Cost of Goods Sold. The Company adjusts the standard unit cost semi-annually.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

The cost of any inventory item does not include any general and administrative cost or license fees.

The write-down reserves for obsolete inventory for the reporting periods, as of December 31, 2009 and 2008 were $79,660 and $79,895 respectively.

There were no losses of inventory write-down for the years ended December 31, 2009 and 2008, respectively.

As of December 31, 2008, certain inventories were used as collateral for short-term bank loans.

NOTE 9: SHORT-TERM LOANS RECEIVABLE

Short-term loans receivable consists of the following:

	December 31,
	2009	2008
Short-term loan receivable	$-	$1,173,520

On July 3, 2008, the Company entered into a contract with Shenzhen Huaxin Investment Ltd. Company (“Huaxin”) through which Huaxin acted as an agent to purchase a land for the Company's expansion of production facility. The Company paid $1,156,823 as a deposit and Huaxin is obliged to assist the Company in closing the land purchase deal before April, 2009. The Company also paid 3% of total purchase price to Huaxin as commission fees, which was also included in the deposit. If Huaxin is unable to perform the deal, then it has to pay 1% of total purchase price as a penalty.

Due to the change of Chinese policy, Huaxin was not able to close the deal for the Company. On December 1, 2008, both parties entered into an agreement to effectively terminate the above contract without any penalty. Pursuant to the agreement, Huaxin is required to refund all the land purchase deposit to the Company prior to December 31, 2008. If defaulted, Huaxin will be charged at 0.05% per day on outstanding balance. The land purchase deposit was received from Huaxin in full in April 2009 and the Company decided to forgive the interest on the deposit.

NOTE 10: PROPERTY, EQUIPMENT AND CONSTRUCTION IN PROGRESS, NET

Property, equipment and construction in progress consist of the following:

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

	December 31,
	2009	2008
Machinery and equipment	$6,790,832	$3,730,425
Electronic, office and other equipment	85,962	86,216
Automobiles	163,165	163,644
Building	5,005,485	-
Accumulated depreciation	(1,315,812)	(871,365)
Subtotal	10,729,632	3,108,920
Writedown reserves	-	(77,231)

Construction in process	310,071	-

Property, equipment and construction in progress, net	$11,039,703	$3,031,689

The depreciation expenses are $448,071 and $266,556 for the years ended 2009 and 2008 respectively. Detailed breakdown of the depreciation is as follows:

	December 31,
	2009	2008
Cost of goods sold	$333,429	$243,880
General and administrative expenses	114,642	22,676
Total	$448,071	$266,556

As of December 31, 2009 and 2008, certain machinery, equipment and properties were used as collateral for bank loans.

NOTE 11: SHORT-TERM BANK LOANS

Short term bank loans consist of the following:

	December 31,
	2009	2008
Bank Loans borrowed by TMK Shenzhen
ABN AMRO BANK	$-	$2,003,040
Shenzhen Development Bank	-	1,466,900
Bank of China Shenzhen Branch	2,382,500	-
Bank of Ningbo Shenzhen Branch	1,170,080	-

Bank Loans borrowed by Borou
Bank of Ningbo Shenzhen Branch	1,170,080	-

Short-term loans	$4,722,660	$3,469,940

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

On September 2, 2009, Borou obtained a one-year term loan in the amount of RMB 8,000,000 (or approximately $1,170,080) from Bank of Ningbo Shenzhen Branch ("BN") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and Mr. Tu Jun and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request Borou to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) Borou should repay 30% of principal within 6 months of receipt of the first borrowing; (b) Within term of loan, Borou should maintain certain amounts of cash deposits and cash withdrawals with the bank on monthly basis of not less than 30% of its revenue; (c) The Company as a whole (Borou and TMK Shenzhen)'s total loans should not exceed $19,013,800 (RMB 130,000,000); (d) The Company as a whole (Borou and TMK Shenzhen)'s total revenue including VAT tax should not be less than $51,191,000 (RMB 350,000,000; (e) Borou cannot distribute any dividend or pledge using its assets, cannot add any additional borrowing within loan period; (f) Borou's total revenue including VAT tax should be maintained at not less than $51,191,000 (approximately RMB 350,000,000. Borou has met all of the above requirements and has repaid principal and interests due through March 2010, except item (f). BN has not requested Borou to pay off this loan, however, Borou was not able to obtain a waive letter from BN.

On September 2, 2009, TMK Shenzhen obtained a one-year term loan in the amount of RMB 8,000,000 (appropriately $1,170,080) from Bank of Ningbo Shenzhen Branch ("BON") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request TMK Shenzhen to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) the Company cannot distribute any bonus or dividend; (b) The total financing amount cannot exceed $19,013,800 (RMB 130,000,000) and the total revenue should not be less than $51,191,000 (RMB 350,000,000, the revenue defined here includes VAT tax). As of the filing date, the Company is not in violation of any requirements stated above.

On June 18, 2008, TMK Shenzhen entered into a credit agreement with Bank of China Shenzhen Branch (“BOC”) to obtain a line of credit in the amount of RMB 19,000,000 (approximately $2,787,109). The loan bears interest at approximately 5.346% per annum and matures on June 18, 2010. The loan is personally guaranteed by Mr. Wu, Henian.

On September 24, 2008, TMK Shenzhen entered into a one-year credit agreement with Shenzhen Development Bank (“SDB”). The agreement provided for a line of credit in the amount of RMB 20,000,000 (approximately $2,933,799) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 8,02% per annum) The loan was for material purchase purpose only and was guaranteed by Dongguan Waton Chemical Ltd. and personally guaranteed by Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang, Junbiao, Mr. Zhuang, Zhuhua, and Mr. Yin, Liping The loan was also secured by the Company's inventory with fair value not less than RMB 10,000,000 (approximately $1,466,899). This loan was fully repaid in September 2009.

On September 12, 2008, TMK Shenzhen amended its credit agreement with ABN AMRO Bank (“ABN”) dated October 2007 to increase its credit limit to RMB 14,000,000 (appropriately $2,053,659). The loan was in the form of accounts receivable factoring bearing interest at appropriately 6.32%. Each borrowing borrowed against this agreement is required to be repaid within 120 days. This agreement also called for the Company to deposit RMB 5,600,000 (approximately $821,464) in ABN in advance to secure the loan (note 14). The agreement was terminated in 2009 with deposit fully refunded to the Company.

The interest expenses incurred for the above short-term bank loans for the years ended December 31, 2009 and 2008 were $187,965 and $369,252 respectively.

The unused line of credit amounted to $403,957 and $4,254,008.at December 31, 2009 and 2008, respectively.

NOTE 12: LONG-TERM BANK LOANS

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

Long term bank loans consist of the following:

	December 31,
	2009	2008
DBS Bank	$2,181,753	$274,254
China Construction Bank Shenzhen Branch	4,387,800	-
Bank of China Shenzhen Branch	5,119,100	-
Less current portion	(2,451,700)	(274,254)
Long -term portion	$9,236,953	$-

On November 16, 2009, TMK Shenzhen obtained a 3-year term loan from DBS Bank (China) Limited Shenzhen Branch (“DBS”) in the amount of RMB 15,300,000 (approximately $2,237,778) bearing interest at approximately 130% of the prevailing prime rate at the time of the loan (approximately 7.02% per annum) paid monthly. The loan can only be used for equipment purchase (RMB 11,318,500) and working capital purpose (RMB 3,981,500). DBS requires the Company to deposit RMB 3,000,000 (approximately $438,780) as security (will be refunded to the Company in 6 months if payments are made on timely basis) (Note 14). Based on agreement, DBS has right to request the Company to repay the outstanding balance immediately if the Company does not meet any of the following: (a) the Company should provide audited financial within six months of year-end; (b) the Company cannot pledge its account receivables to any other third parties without DBS permission; (c) the Company's account receivable settlements (cash collections) should be maintained at RMB 40,000,000 (approximately $5,850,400) annually and RMB 10,000,000 (approximately $1,462,600) quarterly. The Company did not violate any of the above covenants at December 31, 2009.

On August 05, 2009, Borou obtained a 3-year term loan from Bank of China Shenzhen Branch (“BOC”) in the amount of RMB 40,000,000 (approximately $5,850.400) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 5.94% per annum) paid monthly. As of December 31, 2009, RMB 35,000,000 (approximately$5,119,100) was received in August 2009 and the remaining RMB 5,000,000 (approximately $731,100) was received in January 2010. Pursuant to the loan agreement, the loan can only be used for working capital purpose (RMB 20,000,000) and fixed asset purchase purpose (RMB 20,000,000). if violated, a penalty will be charged at 100% of interest rate on the violated amount. The loan is guaranteed by TMK Shenzhen and secured by Mr. Wu Henian, Mr. Huang Junbiao, and Mr. Wang Zongfu's ownerships in TMK Shenzhen. In addition, the loan is secured by property owned by Deli Investment Limited Co., a third party from which the Company made advance payment to purchase an office space, with fair value of RMB 20,000,000 (approximately $2,925,200) and one of Borou's properties with fair value of RMB 20,000,000 (approximately $2,925,200). Based on loan agreement, BOC also has right to request the Company to repay the outstanding balance immediately if Borou does not meet any of the following: (a) Borou cannot distribute any bonus or dividend if it incurs an after-tax loss, or its pretax net income is not significant enough to pay for its prior year' loss. Any pretax net income should be used to pay off principal and interests; (b) Borou should pay off the Bank before it pays off borrowing from its shareholders and other debt; (c) Fixed assets purchase loan can only be used for equipment purchase. The proceeds will be sent to equipment vendor directly. Any new equipment purchased under the loan should be added to bank collateral 30 days after payment is made; (d) Prior to loan payoff date, Borou should maintain monthly purchase settlements of not less than RMB 8,000,000 (approximately $1,170,080) with the bank (note purchase settlements are accounted for as the total of each cash-in and cash-out transaction amounts). Borou did not violate any of the above covenants at December 31, 2009. In accordance with the loan agreement, Borou also agreed to pay RMB 1,200,000 (approximately $175,512) of bank charge in 3 years with annual bank charge of 400,000 made prior to August 30 each year.

On December 30, 2008, TMK Shenzhen obtained a three-year term loan from China Construction Bank Shenzhen Branch (“CCB”) in the amount of RMB 30,000,000 (approximately $4,400,698) bearing interest at approximately 105% of the prevailing prime rate at the time of the loan (approximately 5.67% per annum and subject to adjustment every 12 months) paid monthly. Pursuant to the loan agreement, the principal needs to be made at a fixed amount of RMB 1,000,000 (approximately $146,260) starting from the 13th month until maturity date. In the event the Company defaulted on the loan, the interest rate will be increased to 150% of prime rate. In addition, the loan should be used for working capital purpose only. If violated, the interest rate will be increased to 200% of prime rate and the penalty will be computed at 11.34% of violated amount. The terms of the loan also called for a deposit of RMB 1,800,000 to Shenzhen General Chamber of Commerce to secure the loan until the term loan repaid in full (note 13). The loan with CCB is personally guaranteed by Mr. Wang, Zongfu and Mr. Huang, Junbiao and secured by Ms. Tu, Lanzhen (CEO's Wife)'s personal property (note 15) with fair value of RMB 3,000,000 (approximately $440,070) and the Company's equipment with fair value of RMB 20,030,700 (approximately $2,938,302). Company did not violate any of the above covenants at December 31, 2009.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

In May 2006, TMK Shenzhen entered into a three-year credit facility agreement with DBS Bank Limited. The credit facility included a three-year term loan in the amount of HKD 4,500,000 (appropriately $576,923) for equipment purchase purpose bearing interest at 5% per annum. The agreement also provided line of credit in the amount of HKD 10,500,000 (approximately $1,346,154) that is available to finance working capital for three years expired on 5/21/2009. The Company did not have an outstanding balance on this line of credit at December 31, 2008. In September 2006, TMK Shenzhen obtained a three-year term loan from DBS Bank Limited in the amount of HKD 3,800,000 (approximately $487,179) for equipment purchase purpose bearing interest at 5% per annum. The loans with DBS Bank limited were secured by the Company's machinery and equipment and personally guaranteed by Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang, Junbiao. The equipment purchase loans were fully repaid in May and September 2009, respectively. At December 31, 2008, unused line of credit with DBS Bank Limited amounted to $1,346,154.

Interest expenses incurred for the above long term bank loans for the years ended December 31, 2009 and 2008 were $393,955 and $53,298 respectively.

As of December 31, 2009, the principal payments for all long-term debt for the next five years are as follows:

2010	$2,451,700
2011	4,849,153
2012	4,387,800
2013
2014
Thereafter
Total long-term debt	$11,688,653

NOTE 13: BANK NOTES PAYABLE

Bank notes payable consist of the following:

	December 31,
	2009	2008
Chinese Mercantile Bank	$-	$1,070,837

On July 2, 2008, TMK Shenzhen entered into a 14-month credit agreement with Chinese Mercantile Bank (“CMB”) with a credit limit of RMB 20,000,000 (approximately $2,933,800) in the form of acceptance bills. The loan could be used for the Company's working capital purpose only bearing a fixed rate of 0.05% of face value of each acceptance bill. According to the loan agreement, each Bank's acceptance bill should not exceed six months, and the Company needed to provide 50% of the bank acceptance amount as deposit. The loan agreement was personally guaranteed by Mr. Wu, Henian, Mr. Wang, Zongfu, and Mr. Huang Junbiao. The loan was fully paid in June 2009 prior to the agreement expiration date.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

NOTE 14: RESTRICTED CASH

The terms of the long-term bank loan with DBS Bank (China) Limited Shenzhen Branch entered in November 2009 in the amount of RMB 15,300,000 (approximately $2,237,778) (note 12) requires the Company to make a deposit of RMB 3,000,000 (appropriately $438,780) to secure the loan. The restricted deposit will be fully refunded in six months if the Company makes the payments of principal and interests on timely basis.

The terms of the long-term loan with China Construction Bank Shenzhen Branch entered in December 2008 in the amount of RMB 30,000,000 (approximately $4,400,698) (note 12) requires the Company to make a deposit of RMB 1,800,000 to Shenzhen General Chamber of Commerce to secure the loan until the term loan is fully repaid in December 2011. The Company made two deposits in the amount of RMB 900,000 each in 2008 and 2009 respectively.

The terms of the credit agreement with ABN AMRO Bank (“ABN”) of credit limit of RMB 14,000,000 (appropriately $2,053,659) (note 11) required the Company to make a deposit up to RMB 5,600,000 (40% of credit limit, approximately $819,056) to secure the loan at the time of each borrowing. At December 31, 2008, the deposit made to the bank totaled $5,457,080 (appropriately $800.499) . In June 2009, the restricted cash was fully refunded to the Company in the amount of RMB 5,600,000 (approximately $818,144).

The terms of the bank note payable with Chinese Mercantile Bank (Note 13) requires the Company to maintain a deposit calculated as 50% of bank acceptance amount at the time of each borrowing to secure the loan. The deposit was fully refunded to the Company in 2009.

The restricted cash is summarized as following:

	December 31,
	2009	2008

DBS Bank	$438,780	$-
Chinese Mercantile Bank	-	282,631
ABN AMRO Bank	-	800,499
Total Current Portion	$438,780	$1,083,130

China Construction Bank	$263,268	$132,021
Total Non-current Portion	$263,268	$132,021

NOTE 15: RELATED PARTY TRANSACTIONS

The related parties consist of the following:

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

Wu, Henian	CEO, Chairman & Shareholder (55%)
Wang, Zongfu	Director (since inception of the Company) & Shareholder (33%)
Zhang, Liangyin	Supervisor
Liu, Xiangjun	General Manager
Tu, Lanzhen	Wu, Henian's wife
Q-Lite Industrial Co., Ltd.	Yu, Zhengfei (Wang Zongfu's wife) holds 25% of ownership

Due from related parties

Due from related parties consists of the following:

	December 31,
	2009	2008
Wu, Henian	$-	$9,380
Zhang, Liangyin	-	1,426
Liu, Xiangjun	15,204	-
Total	15,204	$10,806

The above amounts are advances to various individuals for regularly business expensed to be paid by the individual on behalf of the Company. These amounts are non-secured, non-interest bearing, and are considered to be short-term. As of the date of this filing, in anticipation of being a U.S. public company, the due from balance has been repaid and no loans to Liu, Xiangjun are outstanding. See Note 24 for subsequent event related to the settlement of related party receivable.

Due to related party

Due to related party consists of the following:

	December 31,
	2009	2008
Q-Lite Industrial Co., Ltd	$17,691	$8,610

Ms. Yu, Zhengfei, Mr. Wang, Zongfu's wife, holds 25% ownership of Q-Lite Industrial Co., Ltd. (“Q-Lite”). During the years ended December 31, 2009 and 2008, the Company sold products to Q-Lite in the amounts of $346,047 and $69,758 respectively.

Related party transactions

On November 15, 2008, the Company entered into an agreement with Ms. Tu, Lanzhen (CEO's wife) to purchase her home and place of residence, which was jointly owned by the CEO. At the time of the agreement and as of December 31, 2008, no cash was paid pursuant to this agreement. However, as of December 31, 2008, the Company recorded fixed assets of 12,696,200 (approximately $1,862,405) and a corresponding liability in the same amount. On December 30, 2008, the Company pledged this property to the China Construction Bank Shenzhen Branch (CCB) to secure a three-year term loan in the amount of RMB 30,000,000 (see note 11).

The initial transaction in 2008 was recorded in error due to the fact that the sale transaction was not complete (see Note 4 Restatement). During 2009, the Company paid RMB 12,468,000 (approximately $1,828,930)to Ms. Tu in connection with the purchase of the home. The transaction was recorded as a transaction between entities under common control. Consequently, the amounts paid by the Company were recorded in property and equipment up to Ms. Tu’s historical basis in the home at December 31, 2009, which was RMB 2,396,233 (approximately $350,473). The difference between the amounts paid by the Company during 2009 and the historical basis of the house, which amounted to approximately RMB 10,071,767 (approximately $1,476,622), was recorded as a distribution of equity.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

Q-Lite Industrial Co., Ltd., or Q-Lite, is a PRC company in which Ms. Zhengfei Yu, the wife of Mr. Zongfu Wang, our director and Vice President and the Vice President of TMK, holds a 25% minority interest. During the years ended December 31, 2009 and 2008, we sold products to Q- Lite in the amounts of $346,047and 69,758, respectively. We extend the same 45-day payment terms to Q-Lite as we do to our other customers (see above).

NOTE 16: OTHER GENERAL AND ADMINISTRATIVE EXPENSES

For the year ended December 31, 2009 and 2008, the amount of other general and administrative expenses mainly composed of the following:

	December 31,
	2009	2008

Automobile expenses	$36,302	$30,896
Auditing and accounting	110,823	117,922
Bank service charges	93,464	33,851
Courier, shipping, printing and postage	20,026	20,916
Foreign exchange	930	(106,478)
Insurance	75,757	31,051
Office and Others	39,607	128,242
Rent and utilities	45,893	58,751
Repairs and maintenance	117	1,397
Salaries and wages	441,263	363,528
Evaluation	-	247,524
Travel and transportation	28,917	17,831
Meals and entertainment	77,157	83,589
Other Financial Expense	139,550	294
Miscellaneous	239,492	-
Total	$1,349,298	$1,029,314

NOTE 17: STATUTORY RESERVES

As stipulated by the relevant laws and regulations for enterprises operating in PRC, the subsidiaries of the Company are required to make annual appropriations to a statutory surplus reserve fund. Specifically, the subsidiaries of the Company are required to allocate 10% of their profits after taxes, as determined in accordance with the PRC accounting standards applicable to the subsidiaries of the Company, to a statutory surplus reserve until such reserve reaches 50% of the registered capital of the subsidiaries of the Company. For the years ended December 31, 2009 and 2008, the Company reserved $0 and $247,015, respectively.

NOTE 18: INCOME TAX

Leading Asia is registered in BVI and under the current laws of the BVI, is not subject to income taxes.

Good Wealth is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

TMK Shenzhen is registered in PRC and has tax advantages granted by local government for corporate income taxes and sales taxes commencing 2005. The Company was entitled to have a full tax exemption for the first two profitable years, followed by a 50% reduction on normal tax rate of 24% for the following three consecutive years. The Company was approved by local government as a high-tech company and granted for tax benefits for corporate income taxes and sales taxes commencing 2007.

Borou is registered in PRC and is subject to regular corporate income tax rate. The assessment of its tax liabilities is combined with that of TMK Shenzhen.

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law has replaced the old laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”). The new standard EIT rate of 25% replaces the 33% rate applicable to both DES and FIEs, except for High Tech companies that pay a reduced rate of 15%, subject to government verification for Hi-Tech company status in every three years. For companies established before March 16, 2007 continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The income tax expense in the consolidated statements of operations consists of:

	December 31,
	2009	2008
Income Taxes
Current tax expense	$1,347,115	$-
Deferred tax benefit	(12,668)	-
PRC Enterprise Income Taxes	$1,334,447	$-

The tax effects of temporary differences that have given rise to the deferred income tax liabilities consist of the following:

	December 31,
	2009	2008
Non-current Deferred Tax Liability	-
Depreciation of properties	593,977	-
Total Deferred Tax Liabilities	$593,977	$-

A reconciliation between the income tax computed at the PRC statutory rate and the Company's provision for income tax is as follows:

	Tax Year
	2009		2008
U.S. statutory rate	34%		34%
Foreign income not recognized in the U.S.	(34%	)	(34%	)
PRC preferential enterprise income tax rate	25%		24%
Tax holiday and relief granted to the Subsidiary	(10%	)	(24%	)
Provision for income tax	15%		-

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

The tax authority of the PRC Government conducts periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises had completed their relevant tax filings, hence the Company's tax filings may not be finalized. It is therefore uncertain as to whether the PRC tax authority may take different views about the Company's tax filings which may lead to additional tax liabilities.

Accounting for Uncertainty in Income Taxes

The Company adopted the provisions of Accounting for Uncertainty in Income Taxes on January 1, 2007. The provisions clarify the accounting for uncertainty in income taxes recognized in an Enterprise's financial statements in accordance with the standard “Accounting for Income Taxes,” and prescribes a recognition threshold and measurement process for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. The provisions of Accounting for Uncertainty in Income Taxes also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

Based on the Company's evaluation, the Company has concluded that there are no significant uncertain tax positions requiring recognition in its financial statements.

The Company may from time to time be assessed interest or penalties by major tax jurisdictions. In the event it receives an assessment for interest and/or penalties, it will be classified in the financial statements as tax expense.

Various Taxes

The Company is subject to pay various taxes such as Value Added Tax (VAT), City Development Tax, and Education tax to the local government tax authorities. The VAT collected on sales is netted against the taxes paid for purchases of cost of goods sold to determine the amounts payable and refundable. The City Development Tax and Education Tax are expensed as general and administrative expense.

NOTE 19: COMMITMENTS AND CONTINGENCIES

Lack of Insurance

The Company does not carry any business interruption insurance, products liability insurance or any other insurance policy except for a limited property insurance policy. As a result, the Company may incur uninsured losses, increasing the possibility that the investors would lose their entire investment in the Company.

The Company could be exposed to liabilities or other claims for which the Company would have no insurance protection. The Company does not currently maintain any business interruption insurance, products liability insurance, or any other comprehensive insurance policy except for property insurance policies with limited coverage. As a result, the Company may incur uninsured liabilities and losses as a result of the conduct of its business. There can be no guarantee that the Company will be able to obtain additional insurance coverage in the future, and even if it can obtain additional coverage, the Company may not carry sufficient insurance coverage to satisfy potential claims. Should uninsured losses occur, any purchasers of the Company's common stock could lose their entire investment.

Because the Company does not carry products liability insurance, a failure of any of the products marketed by the Company may subject the Company to the risk of product liability claims and litigation arising from injuries allegedly caused by the improper functioning or design of its products. The Company cannot assure that it will have enough funds to defend or pay for liabilities arising out of a products liability claim. To the extent the Company incurs any product liability or other litigation losses, its expenses could materially increase substantially. There can be no assurance that the Company will have sufficient funds to pay for such expenses, which could end its operations and the investors would lose their entire investment.

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

Minimum lease payments on operating leases

The Company entered into a lease agreement with Shenzhen Yijiayang Industrial Co., Ltd. for the lease of factory premises and staff quarters since 2001. The agreement was renewed annually. In December 2008, the Company signed a three-year lease agreement with Shenzhen Yijiayang Industrial Co., Ltd. The minimum lease payments for 2010 and 2011 are 190,953 annually.

Rental expense incurred for the years ended December 31, 2009 and 2008 was approximately $190,593 and $228,680, respectively.

Lawsuit

On January 16, 2009, TMK Shenzhen was sued by Wen-Chang Management Consulting Services Company Limited (Wen-Chang), in the BaoAn District Court, with respect to RMB 226,598.08 (approximately $33,177) in outstanding consultancy fees claimed by Wen-Chang. The BaoAn District Court ruled in favor of Wen-Chang and ordered TMK Shenzhen to pay to the plaintiff a sum of RMB 144,800, plus a liquidated damage in the sum of RMB 50,000 (collectively equal to $28,522). TMK appealed the BaoAn District Court's ruling to the Shenzhen Municipal Intermediate Court, based on its belief that Wen-Chang had failed to provide the training services required under the relevant contract between TMK Shenzhen and Wen-Chang. The Company was confident about winning this case and did not accrue any liability relating to this lawsuit as the maximum possible loss is immaterial.

On June 1, 2010, Shenzhen Intermediate Court ruled to withdraw the first instance verdict. TMK Shenzhen was commuted to pay Wen-Chang RMB 50,000 (approximately $7,312) as advisory service fee.

NOTE 20: OPERATING RISK

Country risk

The Company has significant investments in the PRC. The operating results of the Company may be adversely affected by changes in the political and social conditions in the PRC and by changes in Chinese government policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things. The Company can give no assurance that those changes in political and other conditions will not result in have a material adverse effect upon the Company's business and financial condition.

Exchange risk

The Company cannot guarantee the Renminbi, US dollar exchange rate will remain steady, and therefore, the Company could post the same profit for two comparable periods and post higher or lower profit depending on exchange rate of Renminbi and US dollars. The exchange rate could fluctuate depending on changes in the political and economic environments without notice.

Interest risk

The Company is exposed to interest rate risk arising from short-term variable rate borrowings from time to time. The Company's future interest expense will fluctuate in line with any change in borrowing rates. The Company does not hedge its interest rate. As of December 31, 2009 and 2008, the Company believes it has no exposure to interest rate risk.

Political risk

Currently, PRC is in a period of growth and is openly promoting business development in order to bring more business into PRC. Additionally PRC currently allows a Chinese corporation to be owned by a United

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

States corporation. If the laws or regulations relating to ownership of a Chinese corporation are changed by the PRC government, the Company's ability to operate the PRC subsidiaries could be affected.

NOTE 21: CONCENTRATION OF CREDIT RISK

A significant portion of the Company's cash at December 31, 2009 and 2008 was maintained at various financial institutions in the PRC which do not provide insurance for amounts on deposit. The Company has not experienced any losses in such accounts and believes it is not exposed to significant credit risk in this area.

The Company operates principally in the PRC and grants credit to its customers in this geographic region. Although the PRC is economically stable, it is always possible that unanticipated events in foreign countries could disrupt the Company's operations.

For the year ended December 31, 2009, no customer accounted for more than 10% of the Company's total net sales.

For the year ended December 31, 2008, one customer accounted for 10% of the Company's total net sales. This customer accounted for 6% of the Company's total account receivables at December 31, 2008.

For the year ended December 31, 2009, the company had three major suppliers each accounted for 19%, 10% and 10% of total purchases, respectively.

For the year ended December 31, 2008, the company had four major suppliers each accounted for 14%, 14%, 12%, and 10% of total purchases, respectively.

NOTE 22: SEGMENT INFORMATION AND GEOGRAPHIC INFORMATION

The US GAAP “Disclosures About Segments of an Enterprise and Related Information”, requires certain financial and supplementary information to be disclosed on an annual and interim basis for each reportable segment of an enterprise. The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company's current operations are carried out in China.

The geographic distribution of the net sales for battery products for the years ended December 31, 2009 and 2008 were summarized as follows:

CHINA TMK BATTERY SYSTEMS INC.
 Notes to Consolidated Financial Statements

	December 31,
	2009	2008
United States	$69,030	$170,807
Ukraine	81,271	67,319
Switzerland	-	-
Sweden	371,237	679,321
Slovakia	-	-
Singapore	-	-
Peru	3,561	13,834
New Zealand	-	-
Netherlands	-	-
Korea	7,011	22,582
Yugoslavia	-	-
Japan	29,823	156,452
Israel	-	-
India	-	-
Germany	206,534	259,966
Greater Britain	17,961	134,489
Denmark	-	-
Canada	-	-
Australia	18,188	101,713
Vietnam	3,151	-
Taiwan	89,980	165,781
Hong Kong	811,603	2,071,736
China	46,918,086	32,918,688
Total	$48,627,436	$36,762,688

NOTE 23 - RECONCILIATION OF EARNINGS PER SHARE

	Years ended December 31,
	2009	2008
Net income	$7,493,155	$5,657,045
Denominator:
Basic weighted-average shares outstanding	25,250,000	25,250,000

Effect of dilutive securities:	-	-

Diluted weighted-average shares outstanding	25,250,000	25,250,000

Net income per share:
Basic	$0.30	$0.22
Diluted	$0.30	$0.22

NOTE 24: SUBSEQUENT EVENT

On September 25, 2008, Good Wealth Capital Investment Limited (“Good Wealth”) entered into an ownership transfer agreement with the Company and its shareholders. Pursuant to the agreement, the Company's shareholders agreed to transfer their 100% ownership interest to Good Wealth. The equity transfer was approved by the Shenzhen administration of industry and commerce authorities (“AIC”), pursuant to a certificate of approval issued on October 15, 2008. The Company was required to apply for a change of registration with and obtain a new business license from the Shenzhen AIC within 30 days from the date of such approval but obtained an extension for such registration until February 25, 2010. On February 4, 2010, the Shenzhen AIC granted such approval and the Company was granted the new business license, therefore, the ownership transfer was considered complete in February 2010.

On January 4, 2010, the Company entered into a Memorandum of Understanding ("MOU") with Shenzhen DongFang Hualian Technology Ltd. (“Hualian”). The Company paid overall $3.2 million as deposit during January through March 2010, which shall be withdrawn based upon the MOU if Hualian fails the legal and financial due diligence which are currently in the process and are expected to be completed by the end of the third quarter of 2010. In addition, the Company can withdraw the $3.2million deposit if the 2009 net profit of Hualian is less than RMB 28 million (approximately $4,105,080).

On May 7, 2010 the Company settled and received payments for all outstanding balances due from related parties, in accordance with the anticipated related party policies and procedures associated with being a public reporting company.

CHINA TMK BATTERY SYSTEMS INC.
INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2010 AND 2009

Contents	Page(s)
Consolidated Balance Sheets as of June 30, 2010 (unaudited) and December 31, 2009	F-36
Consolidated Statements of Income and Other Comprehensive Income for the three and six months ended June 30, 2010 and 2009 (unaudited)	F-37
Consolidated Statements of Changes in Equity for six months ended June 30, 2010 (unaudited)	F-38
Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 (unaudited)	F-40
Notes to the Consolidated Financial Statements (unaudited)	F-41 - F-51

China TMK Battery Systems Inc. and Subsidiaries
Consolidated Balance Sheets

	June 30,	December 31,
	2010	2009
	(Unaudited)

Assets
Current Assets
Cash and cash equivalents	$926,786	$185,590
Trade receivables, net	7,028,619	2,909,234
Advances to suppliers	248,931	215,689
VAT recoverable	505,770	34,660
Inventories, net	5,663,856	3,973,697
Due from related parties		15,204
Prepaid expenses and other receivables	99,137	-
Restricted cash		438,780
Total current assets	14,473,099	7,772,854
Property, equipment and construction in progress, net	12,690,024	11,039,703
Advances for property and equipment purchase	17,590,198	16,930,020
Restricted cash	352,488	263,268
Deposit for business acquisition	3,185,452	-
Other assets	98,699	50,804
Total Assets	$48,389,960	$36,056,649

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable	$3,962,136	$1,832,737
Accrued liabilities and other payable	323,955	519,129
Customer deposits	266,847	179,272
Wages payable	481,522	556,189
Corporate tax payable	28,704	216,443
Short-term bank loan	3,763,789	4,722,660
Current portion of long-term bank loans	1,236,981	2,451,700
Deferred revenue	18,504	36,854
Due to related parties	1,423,363	17,691
Total current liabilities	11,505,801	10,532,675
Long-term bank loans	10,009,827	9,236,953
Deferred tax liabilities	596,454	593,977
Derivative liability	1,883,117	-
Total Liabilities	23,995,199	20,363,605

Stockholders' Equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, none issued and outstanding at June 30, 2010 and December 31, 2009	-	-
Common stock, $0.001 par value, 300,000,000 shares authorized, 36,888,000 and 25,250,000 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively	36,888	25,250
Common stock subscribed, 2,717,250 shares at June 30, 2010		-
Additional paid-in capital	10,518,662	1,193,591
Accumulated other comprehensive income	437,617	365,187
Subscription receivables		-
Statutory reserves	1,038,988	1,038,988
Retained earnings (unrestricted)	12,362,606	13,070,028
Total stockholders' equity	24,394,761	15,693,044
Total Liabilities & Stockholders' Equity	$48,389,960	$36,056,649

The accompanying notes are an integral part of these consolidated financial statements.

China TMK Battery Systems Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	For the Six Months Ended		For the Three Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenue	$30,019,190	$21,278,432	$16,754,718	$11,377,776
Cost of Goods Sold	(23,481,135)	(16,078,400)	(13,375,438)	(8,589,595)
Gross Profit	6,538,055	5,200,032	3,379,280	2,788,181

Operating Costs and Expenses
Selling expenses	732,806	396,304	498,088	204,916
Depreciation	66,579	58,398	49,074	5,618
General and administrative	2,634,622	565,182	811,643	296,056
Research and development	493,394	237,760	328,150	125,751
Total operating expenses	3,927,401	1,257,644	1,686,955	632,341
Income from operations	2,610,654	3,942,388	1,692,325	2,155,840

Other income (expenses):
Interest expense, net	(486,790)	(312,165)	(244,883)	(92,913)
Other income (expense), net	(60,355)	(678)	26	(81)
Change in fair value of embedded derivative	(664,373)	-	1,060,860	-
Total other income (expenses)	(1,211,518)	(312,843)	816,003	(92,994)

Income before income taxes	1,399,136	3,629,545	2,508,328	2,062,846
Income taxes	(596,558)	(537,390)	(238,383)	(302,337)
Net income	$802,578	$3,092,155	$2,269,945	$1,760,509

Earnings per share - basic	$0.02	$0.12	$0.06	$0.07

Weighed-average shares outstanding, basic	33,175,227	25,250,000	36,111,714	25,250,000

Earnings per share - diluted	$0.02	$0.12	$0.06	$0.07

Weighed-average shares outstanding, diluted	$33,833,547	25,250,000	$36,551,841	25,250,000

The accompanying notes are an integral part of these consolidated financial statements.

China TMK Battery Systems Inc. and Subsidiaries
Consolidated Statements of Changes in Stockholders' Equity
For the Six Months Ended June 30, 2010
(Unaudited)

				Accumulated
			Additional	Other		Retained	Total
	Common Stock		Paid-in	Comprehensive	Statutory	Earnings	Stockholders'
	Share	Amount	Capital	Income	Reserves	(Unrestricted)	Equity
Balance at December 31, 2009	25,250,000	$25,250	$1,193,591	$365,187	$1,038,988	$13,070,028	$15,693,044

Retained of 2,750,000 shares by original shell shareholders	2,750,000	$2,750	$(2,750)	$-	$-	$-	-
Issuance of 560,000 shares for acquisition fee	560,000	560	699,440	-	-	-	700,000
Issuance of 125,000 shares for consulting services	125,000	125	156,125	-	-	-	156,250
Issuance of 5,486,000 shares at 1.25 per share in private placement, net of offering costs	5,486,000	5,486	6,297,467	-	-	-	6,302,953
Issuance of 2,717,000 shares at 1.25 per share in a private placement for Chinese investors	2,717,250	2,717	3,393,533				3,396,250
Distribution to owners - share purchase from former owners	-	-	-	-	-	(1,510,000)	(1,510,000)
Reclassification of embedded derivative liability			(1,218,744)				(1,218,744)
Foreign currency translation adjustment	-	-	-	72,430	-	-	72,430
Net income for the six months ended June 30, 2010	-	-	-	-	-	802,578	802,578

Balance at June 30, 2010	36,888,250	$36,888	$10,518,662	$437,617	$1,038,988	$12,362,606	$24,394,761

The accompanying notes are an integral part of these consolidated financial statements.

China TMK Battery Systems Inc. and Subsidiaries
Consolidated Statements of Comprehensive Income
(Unaudited)

	For the Six Months Ended June 30,
	2010	2009
Net income	$802,578	$3,092,155
Other comprehensive income, net of tax:
Unrealized gain on foreign currency translation	72,430	(10,704)
Comprehensive income	$875,008	$3,081,451

The accompanying notes are an integral part of these consolidated financial statements.

China TMK Battery Systems Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	For the Six Months Ended
	June 30,
	2010	2009

Cash Flows From Operating Activities

Net income	$802,578	$3,092,155
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	405,482	194,468
Common stocks for services provided	856,250
Deferred income	(18,350)
Change in fair value of embedded derivative	664,373
Changes in operating assets and liabilities:
Trade receivables	(4,119,385)	(3,585,167)
Advance to suppliers	(33,242)	(134,813)
Inventories, net	(1,690,159)	(137,438)
Account payable - trade	2,129,399	262,641
Accrued liabilities and other payables	(195,174)	103,989
Customer deposits	87,575	150,244
Other assets	(47,895)	(11,814)
Prepaid expenses and other receivables	(99,137)	-
Wages payable	(74,667)	105,874
Various taxes payable	(658,849)	149,797

Net cash (used in) provided by operating activities	(1,991,201)	189,936

Cash Flows From Investing Activities
Change in restricted cash	349,560	(302,433)
Purchases and advances for property and equipment purchase	(2,626,277)	(6,039,184)
Deposit for Hualian acquisition	(3,185,452)	-
Collection of advances/loans - related parties	15,204	10,806
Advances/loans - related parties	-	-
Collection of short-term loan receivable	-	1,173,520
Net cash used in investing activities	(5,446,965)	(5,157,291)

Cash Flows From Financing Activities
Borrowing from bank notes		2,931,400
Repayment of bank notes		(1,069,961)
Borrowing from bank loans	3,157,422	9,320,237
Repayment of bank loans	(4,624,782)	(4,458,876)
Net proceeds from share issuance	9,699,203	-
Distribution to owners	-	(1,476,622)
Distribution to former owners	(1,504,180)	-
Proceeds from related parties	1,421,235	385
Repayment to related parties	(17,691)	(8,610)
Net cash provided by financing activities	8,131,207	5,237,953

Effect of exchange rate changes on cash	48,155	(14,234)
Net increase in cash and cash equivalents	741,196	256,364
Cash and cash equivalents, beginning of period	185,590	186,463
Cash and cash equivalents, end of period	$926,786	$442,827
	-	-

Supplemental disclosure information:
Income taxes paid	$784,297	$443,384
Interest paid	$486,920	$312,615

The accompanying notes are an integral part of these consolidated financial statements.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 1: DESCRIPTION OF BUSINESS AND ORGANIZATION

China TMK Battery System Inc. (“TMK US”, or “the Company”) (formerly Deerfield Resource, Ltd.) was incorporated under the laws of the State of Nevada on June 21, 2006. On February 10, 2010, we entered into and closed the Share Exchange Agreement with Leading Asia, a BVI company, and its sole stockholder, Unitech, a BVI company, pursuant to which we acquired 100% of the issued and outstanding capital stock of Leading Asia in exchange for 25,250,000 shares of our common stock, par value $0.001, which constituted 90.18% of our issued and outstanding capital stock on a fully-diluted basis as of and immediately after the consummation of the transactions contemplated by the Share Exchange Agreement.

In connection with the reverse acquisition of Leading Asia, Deerfield also entered into the Cancellation Agreement with United Fertilisers, its controlling stockholder, whereby United Fertilisers agreed to the cancellation of 272,250,000 shares of China TMK's common stock owned by it. As a condition precedent to the consummation of the Share Exchange Agreement, on February 10, 2010, China TMK also entered into a termination and release agreement with ASK Prospecting & Guiding Inc., pursuant to which Deerfield terminated that certain Mineral Claim Purchase Agreement, dated as of October 10, 2006. On February 10, 2010, Deerfield Resources, Ltd. changed its name to "China TMK Battery Systems Inc." to more accurately reflect its new business operations.

The transaction has been treated as a recapitalization of Leading Asia and its subsidiaries, with China TMK Battery Systems Inc. (the legal acquirer of Leading Asia and its subsidiaries, including the consolidation of the TMK Power Industries Ltd.) considered the accounting acquiree, and Leading Asia whose management took control of China TMK Battery Systems Inc. (the legal acquiree of Leading Asia) considered the accounting acquirer. The Company did not recognize goodwill or any intangible assets in connection with the transaction. All costs related to the transaction are being charged to operations as incurred. The 25,250,000 shares of common stock issued to the shareholders and designees of China TMK BVI in conjunction with the Share Exchange have been presented as outstanding for all periods. The historical consolidated financial statements include the operations of the accounting acquirer for all periods presented.

TMK US, through its wholly-owned subsidiary in the People’s Republic of China (“PRC”), is engaged in the research, development, production, marketing and sales of environment-friendly batteries including nickel metal hydride batteries.

TMK US and its subsidiaries - Leading Asia Pacific Investment Limited, Good Wealth Capital Investment Limited, TMK Power Industries (SZ) Co., Ltd., and Borou Industrial Co., Ltd – are collectively referred to as the “Company.”

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a. Basis of preparation

The consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and the instructions to Form 10-Q and Article 10 of Regulation SX. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. These consolidated financial statements should be read in conjunction with the consolidated financial statements of the Company for the year ended December 31, 2009 and notes thereto contained in our Registration Statement on Form S-1 filed with the United States Securities and Exchange Commission (the “SEC”) on May 24, 2010. Interim results are not necessarily indicative of the results for the full year.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 2: SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

b. Foreign currency translation

The functional currency of the Company is Renminbi (“RMB”). The Company maintains its financial statements using the functional currency. Monetary assets and liabilities denominated in currencies other than the functional currency are translated into the functional currency at rates of exchange prevailing at the balance sheet dates. Transactions denominated in currencies other than the functional currency are translated into the functional currency at the exchange rates prevailing at the dates of the transaction. Exchange gains or losses arising from foreign currency transactions are included in the determination of net income (loss) for the respective periods.

For financial reporting purposes, the financial statements of TMK Shenzhen and Borou, which are prepared in RMB, are translated into the Company’s reporting currency, United States Dollars (“USD”). Balance sheet accounts are translated using the closing exchange rate in effect at the balance sheet date and income and expense accounts are translated using the average exchange rate prevailing during the reporting period. Adjustments resulting from the translation, if any, are included in accumulated other comprehensive income (loss) in stockholder’s equity.

The exchange rates used for foreign currency translation were as follows (USD$1 = RMB):

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2009	6.83720	6.82082
Six Months Ended June 30, 2009	6.82454	6.82268
Six Months Ended June 30, 2010	6.80874	6.81710

The exchange rates used for foreign currency translation were as follows (USD$1 = HKD):

Period Covered	Balance Sheet Date Rates	Average Rates

Year ended December 31, 2009	7.80000	7.80000
Six Months Ended June 30, 2009	7.80000	7.80000
Six Months Ended June 30, 2010	7.80000	7.80000

c. Reclassifications

Certain amounts in the consolidated financial statements for the prior year have been reclassified to conform to the presentation of the current year for the comparative purposes.

d. Recently issued accounting pronouncements

In January 2010, the FASB issued ASU No. 2010-6, Improving Disclosures About Fair Value Measurements, that amends existing disclosure requirements under ASC 820 by adding required disclosures about items transferring into and out of levels 1 and 2 in the fair value hierarchy; adding separate disclosures about purchase, sales, issuances, and settlements relative to level 3 measurements; and clarifying, among other things, the existing fair value disclosures about the level of disaggregation. This ASU is effective for the first quarter of 2010, except for the requirement to provide level 3 activities of purchases, sales, issuances, and settlements on a gross basis, which is effective beginning the first quarter of 2011. Since this standard impacts disclosure requirements only, its adoption will not have a material impact on the Company’s consolidated results of operations or financial condition.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 3: ACQUISITION

In January 4, 2010, the Company entered into a Memorandum of Understanding (MOU) with Shenzhen DongFang Hualian Technology Ltd. (“Hualian”). The Company paid overall $3.2 million as deposit during January through June 2010, which shall be withdrawn based upon the MOU if Hualian fails the legal and financial due diligence which are currently in the process and are expected to be completed by the end of the third quarter of 2010. In addition, the Company can withdraw the $3.2million deposit if the 2009 net profit of Hualian is less than $4,105,080 (RMB 28 million).

NOTE 4: ADVANCES FOR PROPERTY AND EQUIPMENT PURCHASE

Advances for property and equipment purchase consist of the following:

	June 30, 2010	December 31,
		2009
Advances for Property Purchase (1 unit located in Shihao Mansion)	$3,036,721	$3,024,108
Advances for Equipment Purchase (4 vendors as of 6/30/2010 and 2 vendors as of 12/31/2009)	2,857,504	2,989,816
Advances for Property Purchase (3rd, 5th and 6th floor located in Jinli Building)	11,695,973	10,916,096
Total Advances for Property Purchase	$17,590,198	$16,930,020

The Company entered into two agreements to purchase equipment from two vendors in 2009 and three agreements to purchase equipment from four vendors during six months ended June 30, 2010. Based on the agreements, the Company is required to pay certain deposits prior to equipment delivery date. The remaining price is to be paid after trial-run of the equipment within certain acceptance period. The ownership of equipment will be transferred to the Company upon the receipt of full purchase price.

The Company is in the process of acquiring several properties and has entered into various property purchase agreements starting year 2009. These agreements generally require the Company to make installment payments and the title and possession transfer to the Company upon the final payment. For the properties listed in the table above, the final payment had not been made by June 30, 2010 and December 31, 2009 and as a result, the payments made through those respective dates were not recorded as properties. No depreciation was recorded related to these advances.

NOTE 5: SHORT-TERM BANK LOANS

Short term bank loans consist of the following:

	June 30, 2010	December 31, 2009
Bank Loans borrowed by TMK Shenzhen
Bank of China Shenzhen Branch	$1,766,357	$2,382,500
Bank of Ningbo Shenzhen Branch	1,174,960	1,170,080

Bank Loans borrowed by Borou
Bank of Ningbo Shenzhen Branch	822,472	1,170,080
Short-term loans	$3,763,789	$4,722,660

On September 2, 2009, Borou obtained a one-year term loan in the amount of $1,170,080 (RMB 8,000,000) from Bank of Ningbo Shenzhen Branch ("BN") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and Mr. Tu Jun and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request Borou to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) Borou should repay 30% of principal within 6 months of receipt of the first borrowing; (b) Within term of loan, Borou should maintain certain amounts of cash deposits and cash withdrawals with the bank on monthly basis of not less than 30% of its revenue; (c) The Company as a whole (Borou and TMK Shenzhen)’s total loans should not exceed $19,013,800 (RMB 130,000,000); (d) The Company as a whole (Borou and TMK Shenzhen)'s total revenue including VAT tax should not be less than $51,191,000 (RMB 350,000,000); (e) Borou cannot distribute any dividend or pledge using its assets, cannot add any additional borrowing within loan period; (f) Borou's total revenue including VAT tax should be maintained at not less than $51,191,000 (RMB 350,000,000). Borou has met all of the above requirements and has repaid principal and interests due through March 2010, except item (f) BN has not requested Borou to pay off this loan, however, Borou was not able to obtain a waive letter from BN.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 5: SHORT-TERM BANK LOANS (CONTINUED)

On September 2, 2009, TMK Shenzhen obtained a one-year term loan in the amount of $1,170,080 (RMB 8,000,000) from Bank of Ningbo Shenzhen Branch ("BON") bearing interest at approximately 6.37% with maturity date on August 20, 2010. The loan is personally guaranteed by Mr. Wu, Henian and secured by Mr. Zhuang, Zehao's personal property. According to the loan agreement, BN has right to request TMK Shenzhen to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) the Company cannot distribute any bonus or dividend; (b) The total financing amount cannot exceed $19,013,800 (RMB 130,000,000) and the total revenue should not be less than $51,191,000 (RMB 350,000,000), the revenue defined here includes VAT tax). As of the filing date, the Company is not in violation of any requirements stated above.

On June 18, 2008, TMK Shenzhen entered into a credit agreement with Bank of China Shenzhen Branch (“BOC”) to obtain a line of credit in the amount of $2,787,109 (RMB 19,000,000). The loan bears interest at approximately 5.346% per annum and matured on June 18, 2010. The loan is personally guaranteed by Mr. Wu, Henian.

The unused line of credit amounted to $0 and $403,957 at June 30, 2010 and December 31, 2009, respectively.

NOTE 6: LONG-TERM BANK LOANS

Long term bank loans consist of the following:

	June 30, 2010	December 31, 2009
DBS Bank	$1,847,128	$2,181,753
China Construction Bank Shenzhen Branch	3,524,880	4,387,800
Bank of China Shenzhen Branch	5,874,800	5,119,100
Less current portion	(1,236,981)	(2,451,700)
Long -term portion	$10,009,827	$9,236,953

On November 16, 2009, TMK Shenzhen obtained a 3-year term loan from DBS Bank (China) Limited Shenzhen Branch (“DBS”) in the amount of $2,237,778 (RMB 15,300,000) bearing interest at approximately 130% of the prevailing prime rate at the time of the loan (approximately 7.02% per annum) paid monthly. The loan can only be used for equipment purchase (RMB 11,318,500) and working capital purpose (RMB 3,981,500). DBS requires the Company to deposit $438,780 (RMB 3,000,000) as security (refunded to the Company in 6 months as the company made payments on timely basis). Based on agreement, DBS has right to request the Company to repay the outstanding balance immediately if the Company does not meet any of the following: (a) the Company should provide audited financial within six months of year-end; (b) the Company cannot pledge its account receivables to any other third parties without DBS permission; (c) the Company's account receivable settlements (cash collections) should be maintained at $5,850,400 (RMB 40,000,000) annually and $1,462,600 (RMB 10,000,000) quarterly. The Company did not violate any of the above covenants at June 30, 2010.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 6: LONG-TERM BANK LOANS (CONTINUED)

On August 05, 2009, Borou obtained a 3-year term loan from Bank of China Shenzhen Branch (“BOC”) in the amount of $5,850.400 (RMB 40,000,000) bearing interest at approximately 110% of the prevailing prime rate at the time of the loan (approximately 5.94% per annum) paid monthly. As of December 31, 2009, $5,119,100 (RMB 35,000,000) was received in August 2009 and the remaining $731,100 (RMB 5,000,000) was received in January 2010. Pursuant to the loan agreement, the loan can only be used for working capital purpose (RMB 20,000,000) and fixed asset purchase purpose (RMB 20,000,000). If violated, a penalty will be charged at 100% of interest rate on the violated amount. The loan is guaranteed by TMK Shenzhen and secured by Mr. Wu Henian, Mr. Huang Junbiao, and Mr. Wang Zongfu's ownerships in TMK Shenzhen. In addition, the loan is secured by property owned by Deli Investment Limited Co. with fair value of $2,925,200 (RMB 20,000,000) and one of Borou’s properties with fair value of $2,925,200 (RMB 20,000,000). Based on loan agreement, BOC also has right to request the Company to repay the outstanding balance immediately if Borou does not meet any of the following: (a) Borou cannot distribute any bonus or dividend if it incurs an after-tax loss, or its pretax net income is not significant enough to pay for its prior year' loss. Any pretax net income should be used to pay off principal and interests; (b) Borou should pay off the Bank before it pays off borrowing from its shareholders and other debt; (c) Fixed assets purchase loan can only be used for equipment purchase. The proceeds will be sent to equipment vendor directly. Any new equipment purchased under the loan should be added to bank collateral 30 days after payment is made; (d) Prior to loan payoff date, Borou should maintain monthly purchase settlements of not less than $1,170,080 (RMB 8,000,000) with the bank (note purchase settlements are accounted for as the total of each cash-in and cash-out transaction amounts). Borou did not violate any of the above covenants as at June 30, 2010. In accordance with the loan agreement, Borou also agreed to pay $175,512 (RMB 1,200,000) of bank charge in 3 years with annual bank charge of $58,504 (RMB 400,000) made prior to August 30 each year.

On December 30, 2008, TMK Shenzhen obtained a three-year term loan from China Construction Bank Shenzhen Branch (“CCB”) in the amount of $4,400,698 (RMB 30,000,000) bearing interest at approximately 105% of the prevailing prime rate at the time of the loan (approximately 5.67% per annum and subject to adjustment every 12 months) paid monthly. Pursuant to the loan agreement, the principal needs to be made at a fixed amount of $146,260 (RMB 1,000,000) starting from the 13 th month until maturity date. In the event the Company defaulted on the loan, the interest rate will be increased to 150% of prime rate. In addition, the loan should be used for working capital purpose only. If violated, the interest rate will be increased to 200% of prime rate and the penalty will be computed at 11.34% of violated amount. The terms of the loan also called for a deposit of $263,268 (RMB 1,800,000) to Shenzhen General Chamber of Commerce to secure the loan until the term loan repaid in full. The loan with CCB is personally guaranteed by Mr. Wang, Zongfu and Mr. Huang, Junbiao and secured by Ms. Tu, Lanzhen (CEO’s Wife)'s personal property with fair value of $440,070 (RMB 3,000,000) and the Company's equipment with fair value of $2,938,302 (RMB 20,030,700). The Company did not violate any of the above covenants as of June 30, 2010.

On June 22, 2010, TMK Shenzhen entered into a three-year term loan agreement with Shanghai Bank Shenzhen Branch (“SB”) in the amount of $7,343,500 (RMB 50,000,000) bearing interest at approximately 5.508% paid monthly. Pursuant to the loan agreement, the Company is required to make principal payment at a fixed amount of $293,380 (RMB 2,000,000) starting from the 13th month (after the receipt of first loan proceeds) until maturity date on June 28, 2013. In addition, the Company is required to pay $14,669 (RMB 100,000) per annum as service consulting charge. The loan is personally guaranteed by Mr. Wu, Henian and secured by property owned by Dongguan Yikang Metal Material Ltd. According to the loan agreement, SB has right to request TMK Shenzhen to repay the outstanding debt in full immediately if the Company does not meet any of the following: (a) the purpose of loan is to purchase raw materials, bank’s written consent is needed for any change of purpose; (b) TMK Shenzhen needs to pay off all the required interests, service charges and principle repayments on time; (c) the Company should provide annual audited financial to SB prior to April 30; (d) The Borrower shall obtain written approval before providing a guarantee or pledge its primary assets for any third party; (e) the Company should notify the Bank of any significant corporate changes in writing 30 days in advance; (f) the Company should notify the Bank of any related parties transactions with amount exceeding 10% of its net assets.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 6: LONG-TERM BANK LOANS (CONTINUED)

As of the filling date, the Company has received full amount of 7,343,500from SB with the first loan proceeds received on July 2, 2010.

The terms of the long-term bank loans require the Company to maintain a deposit at the bank to secure the loans as follows:

	June 30, 2010	December 31, 2009

DBS Bank	$-	$438,780
Total Current Portion	$-	$438,780

China Construction Bank	$352,488	$263,268
Total Non-current Portion	$352,488	$263,268

NOTE 7: RELATED PARTY TRANSACTIONS

Due from related parties

Due from related party consists of the following:

	June 30, 2010	December 31, 2009

Liu, Xiangjun	$-	$15,204
	$-	$15,204

The above amount due from Liu, Xiangjun represents advance for regularly business expense to be paid by her on behalf of the Company. The amount is non-secured, non-interest bearing, and is considered to be short-term. As of the date of this filing, in anticipation of being a U.S. public company, the due from balance has been repaid and no loans to Liu, Xiangjun are outstanding.

Due to related party

Due to related party consists of the following:

	June 30, 2010	December 31, 2009

Wu, Henian	$876,262	$-
Wang, Zongfu	365,143	-
Huang, Junbiao	181,298	-
Li, Guifang	385	-
Q-Lite Industrial Co., Ltd	-	17,691
Tu, Jun	275	-
Total	$1,423,363	$17,691

Ms. Yu, Zhengfei, Mr. Wang, Zongfu’s wife, holds 25% ownership of Q-Lite Industrial Co., Ltd. (“Q-Lite”). During the six months ended June 30, 2010 and for the year ended December 31, 2009, the Company sold products to Q-Lite in the amounts of $166,924 and $346,047 respectively.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 8: INCOME TAX

Leading Asia is registered in BVI and under the current laws of the BVI, is not subject to income taxes.

Good Wealth is a holding company registered in Hong Kong and has no operating profit for tax liabilities.

TMK Shenzhen is registered in PRC and has tax advantages granted by local government for corporate income taxes and sales taxes commencing 2005.

Borou is registered in PBC and is subject to regular corporate income tax rate. The assessment of its tax liabilities is combined with that of TMK Shenzhen.

The effective tax rate for the Company for the six months ended June 30, 2010 and 2009 was 42.6% and 14.8%, respectively. The effective tax rate for the Company for the three months ended June 30, 2010 and 2009 was 9.5% and 14.7%, respectively. The difference between the effective tax rate and the tax rate prevalent in the United States is due to the fact that 100% of our operations are located and taxed in PRC.

Various Taxes

The Company is subject to pay various taxes such as Value Added Tax (VAT), City Development Tax, and Education tax to the local government tax authorities. The VAT collected on sales is netted against the taxes paid for purchases of cost of goods sold to determine the amounts payable and refundable. The City Development Tax and Education Tax are expensed as general and administrative expense.

NOTE 9 - PRIVATE PLACEMENT

On February 10, 2010, concurrently with the close of the Share Exchange, the Company conducted a private placement transaction (the “Private Placement”) pursuant to which the Company sold an aggregate of 5,486,000 shares of common stock at $1.25 per share (the shares were sold in 54.86 units, each of which included 100,000 shares of common stock and 50,000 detachable common stock warrants with a five year maturity). As a result, the Company received gross proceeds in the amount of approximately $6.9 million. Warrants are five year term from date of issuance, exercisable on a “cash payable” basis, callable if the common stock closing bid price is at least $3.00 and the average trading volume at least 100,000 shares for 15 consecutive trading days and an effective registration is in place. At the closing of the private placement, the Company paid a cash fee of $445,738, or 6.5% of the gross proceeds received from the sale of the securities as placement agent commission, of which $351,488 was paid to Hudson Securities, Inc (“Hudson”), and $87,750 and $6,500 was paid to SHP Securities, LLC (“SHP”) and Williams Financial Group, respectively, at the direction of Hudson. The Company incurred $108,810 in other fees and costs. As partial consideration for placement agent service provided, the Company also issued warrants for the purchase of an aggregate of 658,320 shares of its common stock, exercisable for a period of five years at an exercise price of $1.25 per share of which 553,020 warrants were issued to Hudson and its designees and 105,300 warrants were issued to SHP Securities LLC, at the direction of Hudson. The fair value of the warrants issued to Hudson and SHP Securities is calculated based upon the Black Scholes model and historical stock price/volatility of stocks prices of comparable trading companies. In connection with the private placement, the Company also issued to Hayden Communications International, Inc. (“Hayden”), an investor relations consulting firm, 125,000 shares of Common Stock as partial consideration for the consulting services provided by Hayden.

The Company issued warrants for the purchase of an aggregate of 658,320 shares of its common stock, exercisable for a period of five years at an exercise price of $1.25 per share, of which 553,020 warrants were issued to Hudson and its designees and 105,300 warrants were issued to SHP Securities LLC, at the direction of Hudson. In connection with the private placement, the Company also issued to Hayden Communications International, Inc. (“Hayden”), an investor relations consulting firm, 125,000 shares of Common Stock as partial consideration for the consulting services provided by Hayden.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 9 - PRIVATE PLACEMENT (CONTINUED)

In addition, the Company evaluated the warrants under ASC 815 to determine whether there is embedded feature included in the warrant agreements that should be recorded as derivative liability, see Note 11 for further discussion.

On March 27, 2010, the Company entered into common share subscription agreements with multiple employees to raise around $3.4 million capital in exchange for 2.7 million shares of common stock (at par value $0.001) .. By June 30, 2010, all shares subscribed have been paid and these shares are registered on April 27, 2010.

NOTE 10- COMMON STOCK WARRANTS

In connection with the private placement, the Company had 2,743,000 shares of common stock issuable upon the exercise of five-year warrants issued to the investors in the private placement with exercise price of $1.60 per share. In addition, the Company granted Hudson and SHP a five-year warrant for the purchase of an amount of shares equal to 8% of the number of securities issued in the private placement. The warrants have an exercise price of $1.25 per share, are currently exercisable and expire on February 9, 2015. The Company agreed to register the 3,401,320 shares of common stock underlying the warrants in a Registration Statement. The Registration Statement was filed on May 24, 2010.

A summary of the Company’s warrant activities for the six months ended June 30, 2010 is as follows:

			Weighted average
	Number of Warrants		Exercise Price
December 31, 2009	-	$	N/A
Private placement investors	2,743,000		$1.60
Hudson Securities, Inc.	553,020		$1.25
SHP Securities LLC	105,300		1.25
June 30, 2010	3,401,320		$1.53

NOTE 11 - DERIVATIVE LIABILITIES

In June 2008, the FASB finalized ASC 815-15, "Determining Whether an Instrument (or Embedded Feature) is indexed to an Entity's Own Stock". The EITF lays out a procedure to determine if an equity-linked financial instrument (or embedded feature) is indexed to its own common stock. The EITF is effective for fiscal years beginning after December 15, 2008. Pursuant to the Subsequent Equity Sales section under warrant agreement the Company granted, if and whenever on or after the date of inception and through the earlier to occur of (i) eighteen months from the date hereof and (ii) date that there is an effective registration statement on file with the Securities and Exchange Commission covering the resale of all of the Warrant Stock and all of the shares of common stock issued in the offering, the Company issues or sells any shares of common stock or securities convertible into common stock for a consideration per share of common stock less than the then current Exercise Price, then, the Exercise Price shall be multiplied by a fraction. Because of the reset provision, the warrant agreement is considered not indexed to the Company’s stock and therefore the 3,401,320 warrants were determined to be derivative liability under ASC 815-15 and ASC 815-20. The fair value of these warrants at the inception of the private placement was $1,218,744.

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 11 - DERIVATIVE LIABILITIES (CONTINUED)

At June 30, 2010, the derivative liability was valued at $1,883,117 using the Multinomial Lattice models. The $664,373 change in fair value is reported in the Company’s consolidated statement of operations as a loss on derivatives.

The fair value hierarchy for the Company’s derivative liability accounted for at fair value was:

	June 30, 2010				December 31, 2009
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
Liabilities
Derivative liability - embedded feature of equity	$-	1,883,117	-	1,883,117	$-	-	-	-

Total liabilities	$-	1,883,117	-	1,883,117	$-	-	-	-

NOTE 12: REVENUE INFORMATION AND GEOGRAPHIC INFORMATION

The Company believes that it operates in one business segment (research, development, production, marketing and sales of electronic products) and in one geographical segment (China), as all of the Company’s current operations are carried out in China.

The geographic information for revenue is as follows:

	Six Months Ended June 30,
	2010	2009
United States	$84,535	$57,924
Ukraine	81,726	-
Sweden	261,810	89,360
Korea	22,184	3,506
Japan	21,087	19,354
Germany	114,483	143,080
Australia	7,491	13,176
UK	-	66,555
Taiwan	72,932	5,120
Hong Kong	687,045	289,937
China	28,665,897	20,586,860
Peru	-	3,560
Total	$30,019,190	$21,278,432

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 13 - RECONCILIATION OF EARNINGS PER SHARE

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
Numerator
Net income available to common stockholders	$802,578	$3,092,155	$2,269,945	$1,760,509
Denominator:
Weighted-average shares outstanding for earnings per share, basic	33,175,227	25,250,000	36,111,714	25,250,000
Effect of dilutive securities:
Common stock warrants	658,320	-	400,127	-
Weighted-average shares outstanding for earnings per share, diluted	33,833,547	25,250,000	36,511,841	25,250,000
Net income per share:
Basic	$0.02	$0.12	$0.06	$0.07
Diluted	$0.02	$0.12	$0.06	$0.07

NOTE 14: LEASE COMMITMENT

The Company planned to expand production capacity and signed an agreement with Shenzhen Xutang Economics and Business Ltd. (“Xutang”) at the end of March, 2010 to lease the A3 plant building (a four-storey building), A5 plant building (a four-storey building), C1 dorm (a six-storey building), and office building (a three-storey) located in Zhongcheng Industry Park, Shenzhen. The lease term is for five years from April 1, 2010 to March 31, 2015 with monthly lease payments for around $24,000. The leased premises are currently under remodeling and are expected to be completed in the third quarter of 2010.

NOTE 15: RESTATEMENT

On August 16, 2010, the Company discovered the following errors in the Form 10-Q it filed on May 24, 2010:

A.

The Company issued 3,401,320 warrants in connection with its private placement on February 10, 2010. The warrants contain reset features that should be valued as a derivative liability in accordance with ASC 815. The Company failed to record Derivative Liability and related Additional Paid-in Capital at inception date. In addition, the Company failed to record the change in fair value of derivative liability between inception date and March 31, 2010.

B.	The weighted average number of common shares outstanding is being restated to correct a clerical error.

The following is a summary of items affected by the corrections described above:

China TMK Battery System, Inc. and Subsidiaries
Notes to Consolidated Financial Statements
(Unaudited)

NOTE 15: RESTATEMENT (CONTINUED)

	Originally
	Filed	Adjustment	Restated
March 31, 2010

Derivative liability	$-	2,943,977	$2,943,977	A
Total Liabilities	21,906,078	2,943,977	24,850,055

Stockholders' Equity
Additional paid-in capital	11,737,406	(1,218,744)	10,518,662	A
Retained earnings (unrestricted)	11,817,894	(1,725,233)	10,092,661	A
Total stockholders' equity	23,622,079	(2,943,977)	20,678,102
Total Liabilities & Stockholders' Equity	$45,528,157		$45,528,157

	Originally
	Filed	Adjustment	Restated
Three Months Ended March 31, 2010
Other income (expenses):
Change in fair value of embedded derivative	-	(1,725,233)	(1,725,233	)A
Total other expenses	(302,288)	(1,725,233)	(2,027,521)
Income before income taxes	616,041	(1,725,233)	(1,109,192)
Net income	$257,866	(1,725,233)	$(1,467,367)
Comprehensive income	$290,084	(1,725,233)	$(1,435,149)
Weighted average shares outstanding
Basic	26,472,055	3,734,056	30,206,111	B
Diluted	26,849,979	4,460,335	31,310,314	B
Earnings per share - Basic	$0.01	(0.06)	$(0.05	)A, B
Earnings per share - Diluted	$0.01	(0.06)	$(0.05	)A, B

	Originally
	Filed	Adjustment	Restated
Three Months Ended March 31, 2010

Cash Flows From Operating Activities

Net income	$257,866	(1,725,233)	$(1,467,367	)A
Adjustments to reconcile net income to net cash provided by operating activities:
Change in fair value of embedded derivative	-	1,725,233	1,725,233	A
Net cash used in (provided by) operating activities	(1,147,250)		(1,147,250)

Net cash used in investing activities	(5,874,237)		(5,874,237)
Net cash provided by financing activities	6,970,904	6,970,904

Effect of exchange rate changes on cash	154,354	154,354
Net increase (decrease) in cash and cash equivalents	103,771	103,771
Cash and cash equivalents, beginning of period	185,590	185,590
Cash and cash equivalents, end of period	$289,361	$289,361

EXHIBIT INDEX

Exhibit No.	Description

2.1

Share Exchange Agreement, dated February 10, 2010, among the Company, Leading Asia Pacific Investment Limited and Unitech International Investment Holdings Limited [incorporated by reference to Exhibit 2.1 to the Company's Current Report on Form 8-K filed on February 12, 2010]

3.1	Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 11, 2008].

3.2	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.1 to the Company's Current Report on Form 8-K filed on December 11, 2008]

3.3	Amendment to Articles of Incorporation of the Company [incorporated by reference to Exhibit 3.3 to the Company's Current Report on Form 8-K filed on February 12, 2010]

3.4	Bylaws of the Company, adopted on June 27, 2006 [incorporated by reference to Exhibit 3.2 to the Company's Registration Statement on Form SB-2 (SEC File No. 333-139660) filed on December 26, 2006].

4.1	Form of Warrant to purchase Common Stock, dated as of February 10, 2010 [incorporated by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K filed on February 12, 2010]

4.2

Form of Registration Rights Agreement, dated as of February 10, 2010, by and among the Company and certain investors [incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K filed on February 12, 2010]

4.3	Form of 9% Promissory Note of the Company [incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-K filed on December 24, 2009].

5.1*	Opinion of Holland & Hart LLP

10.1

Cancellation Agreement, dated February 10, 2010, between the Company and United Fertilisers (UK) Ltd. [incorporated by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.2*	Form of Subscription Agreement, dated February 10, 2010, by and among the Company and certain investors

10.3

Form of Make Good Escrow Agreement, dated February 10, 2010, by and among the Company, Unitech International Investment Holdings Limited, Henian Wu, Hudson Securities, Inc., Escrow, LLC and certain investors. [incorporated by reference to Exhibit 10.3 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.4	Form of Lock-Up Agreement, dated February 10, 2010 [incorporated by reference to Exhibit 10.4 to the Company's Current Report on Form 8-K filed on February 12, 2010]

Current Report on Form 8-K filed on February 12, 2010]

10.5

Form of Securities Purchase Agreement, dated September 8, 2008, by and between the Company and United Fertilisers (UK) Limited [incorporated by reference to Exhibit 4.2 to the Company's Annual Report on Form 10-K filed on December 24, 2009]

10.6

Mineral Claim Purchase Agreement, dated October 10, 2006, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 10 to our SB-2 filed on December 26, 2006]

10.7

Amendment to Mineral Claim Purchase Agreement, dated November 5, 2008, by and between the Company and ASK Prospecting and Guiding Inc. [incorporated by reference to E Exhibit 10.2 to our 10-KSB for the fiscal year ended September 30, 2008, filed on December 29, 2008]

10.8

Termination and Release of Mineral Claim Purchase Agreement, dated February 10, 2010, by and between the Company and AKS Prospecting and Guiding Inc. [incorporated by reference to Exhibit 10.8 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.9

Note Cancellation and General Release, dated January 29, 2010, by and between the Company and United Fertilisers (UK) Limited [incorporated by reference to Exhibit 10.9 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.10

Equity Transfer Agreement, dated September 25, 2008, by and between Good Wealth Capital Investment Limited, Henian Wu, Zongfu Wang and Junbiao Huang, as supplemented on January 16, 2010 (English Translation) [incorporated  by reference to Exhibit 10.10 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.11

Form of Shenzhen TMK Power Industries Ltd. Standard Procurement Contract (English Translation) [incorporated by reference to Exhibit 10.11 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.12

Form of Shenzhen TMK Power Industries Ltd. Standard Sales Contract (English Translation) [incorporated by reference to Exhibit 10.12 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.13	Loan Agreement, dated November 16, 2009, between Shenzhen TMK Power Industries Ltd. and DBS Bank (China) Limited Shenzhen Branch (English Translation)

10.14

Loan Agreement, dated September 2, 2009, between Shenzhen TMK Power Industries Ltd. and Ningbo Bank Shenzhen Branch (English Translation) [incorporated by reference to Exhibit 10.14 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.15

Loan Agreement, dated December 30, 2008, between Shenzhen TMK Power Industries Ltd. and China Construction Bank Shenzhen Branch (English Translation) [incorporated by reference to Exhibit 10.15 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.16

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Henian Wu (English Translation) [incorporated by reference to Exhibit 10.16 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.17

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiangjun Liu (English Translation) [incorporated by reference to Exhibit 10.17 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.18

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Zongfu Wang (English Translation) [incorporated by reference to Exhibit 10.18 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.19

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Xiaodong Xiao (English Translation) [incorporated by reference to Exhibit 10.19 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.20

Employment Agreement between Shenzhen TMK Power Industries Ltd. and Jinfeng Huang (English Translation) [incorporated by reference to Exhibit 10.20 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.21

Form of Shenzhen TMK Power Industries Ltd. Employment Agreement (English Translation) [incorporated by reference to Exhibit 10.21 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.22

Form of Shenzhen TMK Power Industries Ltd. Confidentiality Agreement (English Translation) [incorporated by reference to Exhibit 10.22 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.23

Lease Agreement, dated December 16, 2008, between Shenzhen TMK Power Industries Ltd. and Shenzhen Yijiayang Industrial Co., Ltd. (English Translation) [incorporated by reference to Exhibit 10.23 to the Company's Current Report on Form 8-K filed on February 12, 2010]

10.24*	Loan Agreement, dated August 5, 2009, between Borou and Bank of China Shenzhen Branch

10.25*	Loan Agreement, dated September 2, 2009, between Borou and Ningbo Bank Shenzhen Branch [incorporated by reference to Exhibit 10.25 to the Company's Current Report on Form 8-K/A filed on May 12, 2010]

10.26*	Loan Agreement, dated June 18, 2008, between TMK and Bank of China, Shenzhen Branch

10.27*	Consumer Battery License Agreement, dated August 8, 2006, as amended, by and between Ovonic Battery Company, Inc. and TMK Power Industries Ltd.

10.28*	Option Agreement, dated February 5, 2010, between Li Guifang and Wu Henian

10.29*	Investor Relations Consulting Agreement, dated February 8, 2010, by and between China TMK Battery Systems, Inc. and Hayden Communications International, Inc.

14.1	Code of Ethics [incorporated by reference to Exhibit 14.1 to the Company's Annual Report on Form 10-K filed on December 27, 2007]

21	Subsidiaries of the Company [incorporated by reference to Exhibit 21 to the Company's Current Report on Form 8-K filed on February 12, 2010]

23.1*	Consent of MaloneBailey, LLP

23.2*	Consent of Kempisty & Company

23.3*	Consent of Holland & Hart LLP, included in Exhibit 5.

24*	Power of Attorney (included on the signature page of this registration statement).

_________________
* Filed herewith